Exhibit 10(a)

SUPERIOR ESSEX COMMUNICATIONS LLC, and

ESSEX GROUP, INC.,

as Borrowers

CREDIT AGREEMENT

Dated:  November 10, 2003

$120,000,000.00

THE FINANCIAL INSTITUTIONS

PARTY HERETO FROM TIME TO TIME, as Lenders

and

FLEET CAPITAL CORPORATION,

as Administrative Agent,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Syndication Agent

and

FLEET SECURITIES, INC.

GECC CAPITAL MARKETS GROUP, INC.,

as Co-Lead Arrangers

TABLE OF CONTENTSLIST OF EXHIBITS AND SCHEDULES

Schedule 7.1.1	Borrowers’ Business Locations
Schedule 7.1.2	Borrowers’ Insurance
Schedule 8.1.1	Jurisdictions in which Borrowers and each Subsidiary is Authorized to do Business
Schedule 8.1.4	Capital Structure of Borrowers
Schedule 8.1.5	Corporate Names
Schedule 8.1.12	Surety Obligations
Schedule 8.1.13	Tax Identification Numbers of Borrowers and Subsidiaries
Schedule 8.1.15	Patents, Trademarks, Copyrights and Licenses
Schedule 8.1.18	Contracts Restricting Borrowers’ Right to Incur Debts; Surety Obligations
Schedule 8.1.19	Litigation
Schedule 8.1.21	Capitalized and Operating Leases
Schedule 8.1.22	Pension Plans
Schedule 8.1.24	Labor Contracts
Schedule 9.2.5	Permitted Liens
Schedule 9.2.8	Restrictions on Upstream Payments
Schedule 9.2.10	Dispositions of Assets

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made on November 10, 2003, by and among SUPERIOR ESSEX COMMUNICATIONS LLC (individually “Superior”, and in its capacity as the representative of the other Borrowers pursuant to Section 3.4 hereof, “Borrower Agent”), a Delaware limited liability company, with its chief executive office and principal place of business at 150 Interstate North Parkway, Suite 300, Atlanta, Georgia 30339; ESSEX GROUP, INC., a Michigan corporation (“Essex”), with its chief executive office and principal place of business at 1601 Wall Street, Fort Wayne, Indiana 46802 (Superior and Essex being referred to collectively as “Borrowers,” and individually as a “Borrower”); the various financial institutions listed on the signature pages hereof and their respective successors and permitted assigns which become “Lenders” as provided herein; FLEET CAPITAL CORPORATION, a Rhode Island corporation with an office at 300 Galleria Parkway, Suite 800, Atlanta, Georgia 30339, in its capacity as collateral and administrative agent for the Lenders pursuant to Section 12 hereof (together with its successors in such capacity, “Administrative Agent”); GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, in its capacity as syndication agent for the Lenders pursuant to Section 12 hereof (together with its successors in such capacity, “Syndication Agent”; Administrative Agent and Syndication Agent are each hereafter referred to from time to time individually as an “Agent” and collectively as “Agents”); and FLEET SECURITIES, INC., a Delaware corporation, and GECC CAPITAL MARKETS GROUP, INC., a Delaware corporation, in their joint capacities as co-lead arrangers (in such capacities, the “Co-Lead Arrangers”).  Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions.

R e c i t a l s:

WHEREAS, each Borrower has requested that Lenders make available a revolving credit facility to Borrowers, which shall be used by Borrowers to finance their mutual and collective business enterprise.  In order to utilize the financial powers of each Borrower in the most efficient and economical manner, and in order to facilitate the financing of each Borrower’s needs, Lenders will, at the request of Borrower Agent, make loans to all Borrowers under the revolving credit facility on a combined basis and in accordance with the provisions hereinafter set forth.  Borrowers’ business is a mutual and collective enterprise and Borrowers believe that the consolidation of all revolving credit loans under this Agreement will enhance the aggregate borrowing powers of each Borrower and ease the administration of their revolving credit loan relationship with Lenders, all to the mutual advantage of Borrowers.  Lenders’ willingness to extend credit to Borrowers and to administer each Borrower’s collateral security therefor, on a combined and joint and several basis as more fully set forth in this Agreement, is done solely as an accommodation to Borrowers and at Borrowers’ request in furtherance of Borrowers’ mutual and collective enterprise.

WHEREAS, each Borrower has agreed to guarantee the obligations of each of the other Borrowers under this Agreement and each of the other Loan Documents.

WHEREAS, Lenders have agreed to make available to Borrowers a revolving credit facility upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the parties hereto hereby agree as follows:

SECTION 1.                            CREDIT FACILITIES

1.1.                            Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders severally agree to the extent and in the manner hereinafter set forth to make their respective Pro Rata shares of the Commitments available to Borrowers, in an aggregate amount of up to $120,000,000, as follows:

1.2.                            Revolver Commitment.

1.2.1.                     Revolver Loans.  Each Lender agrees, severally to the extent of its Revolver Commitment and not jointly with the other Lenders, upon the terms and subject to the conditions set forth herein, to make Revolver Loans to Borrowers at the request of Borrower Agent on any Business Day during the period from the Closing Date through the Business Day before the last day of the Term, not to exceed in aggregate principal amount outstanding at any time such Lender’s Revolver Commitment at such time, which Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Lenders shall have no obligation to Borrowers whatsoever to honor any request for a Revolver Loan on or after the Commitment Termination Date or if at the time of the proposed funding thereof the aggregate principal amount of all of the Revolver Loans then outstanding and Pending Revolver Loans exceeds, or would exceed after the funding of such Revolver Loan, the Borrowing Base.  Each Borrowing of Revolver Loans shall be funded by Lenders on a Pro Rata basis in accordance with their respective Revolver Commitments (except for Fleet with respect to Settlement Loans).  The Revolver Loans shall bear interest as set forth in Section 2.1. hereof.  Each Revolver Loan shall, at the option of Borrowers, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Base Rate Loans or LIBOR Loans.

1.2.2.                     Out-of-Formula Loans.  If the unpaid balance of Revolver Loans outstanding at any time should exceed the Borrowing Base at such time (an “Out-of-Formula Condition”), such Revolver Loans shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all of the benefits of the Loan Documents.  In the event that Lenders are willing in their sole and absolute discretion to make Out-of-Formula Loans or are required to do so by Section 1.2.7 or Section 12.9.4 hereof, such Out-of-Formula Loans shall be payable on demand and shall bear interest as provided in Section 2.1.5 of this Agreement.

1.2.3.                     Use of Proceeds.  The proceeds of the Revolver Loans shall be used by Borrowers solely for one or more of the following purposes:  (i) to satisfy any Debt owing on the Closing Date under the DIP Loan Agreement; (ii) to facilitate confirmation of the Plan of Reorganization and the transactions contemplated thereby and pay amounts required to be paid on or after the Effective Date pursuant to the Plan of Reorganization; (iii) to pay the fees and transaction expenses associated with the closing of the transactions described herein; (iv) to pay any of the Obligations; and (v) to make expenditures for other lawful corporate purposes of Borrowers to the extent such expenditures are not prohibited by this Agreement or Applicable Law.  In no event may any Revolver Loan proceeds be used by any Borrower to make a contribution to the equity of any Subsidiary, to purchase or to carry, or to reduce, retire or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose that violates the provisions of Regulations T, U or X of the Board of Governors.

1.2.4.                     Revolver Notes.  The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Administrative Agent and such Lender and by the Revolver Note payable to such Lender (or the assignee of such Lender), which shall be executed by Borrowers, completed in conformity with this Agreement and delivered to such Lender.  All outstanding principal amounts and accrued interest under the Revolver Notes shall be due and payable as set forth in Section 4.2 hereof.

1.2.5.                     Voluntary Reductions of Revolver Commitments.  Borrower Agent (on behalf of Borrowers) shall have the right to permanently reduce the amount of the Revolver Commitments, on a Pro Rata basis for each Lender, at any time and from time to time upon written notice to Administrative

Agent of such reduction, which notice shall specify the amount of such reduction, shall be irrevocable once given, and shall be given at least 5 Business Days prior to the end of the month; provided, that, (i) any such reduction of the Revolver Commitments shall be in a minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount, (ii) any such reduction shall not cause the Revolver Commitments to be less than $45,000,000, and (iii) if any such reduction is made during the first Loan Year, Borrowers shall pay to Administrative Agent, for the Pro Rata benefit of Lenders, as liquidated damages for the loss of the bargain, an amount equal to 0.50% of the amount by which the Commitments are so reduced.  Administrative Agent shall promptly transmit such notice to each Lender.  The effective date of any voluntary reduction of the Revolver Commitments shall be the first day of a month following the month in which such notice is timely received (as required above) by Administrative Agent.  If on the effective date of any such reduction in the Revolver Commitments and after giving effect thereto an Out-of-Formula Condition exists, then the provisions of Section 4.2.1(iii) hereof shall apply, except that such repayment shall be due immediately upon such effective date without further notice to or demand upon Borrowers.  The Revolver Commitments, once reduced, may not be reinstated without the written consent of all Lenders.

1.2.6.                     Bank Products.  Borrowers may request and Administrative Agent may, in its sole and absolute discretion, arrange for Borrowers and their Subsidiaries to obtain from Bank or Fleet, or Bank’s or Fleet’s Affiliates, Bank Products.  If Bank Products are provided by an Affiliate of Bank or Fleet, Borrowers agree to indemnify and hold Agents, Bank, Fleet, and Lenders harmless from any and all costs and obligations then or thereafter incurred by Agents, Bank, Fleet or any of Lenders which arise from any indemnity given by Bank or Fleet or to their respective Affiliates related to such Bank Products; provided, however, nothing contained herein is intended to limit Borrowers’ rights, with respect to Bank, Fleet, or their respective Affiliates, if any, which arise as a result of the execution of documents by and among Borrowers, Bank, Fleet or their Affiliates which relate to Bank Products.  The agreement contained in this Section 1.2.6 shall survive termination of this Agreement.  Borrowers acknowledge and agree that the obtaining of Bank Products from Bank, Fleet, or their respective Affiliates (i) is in the sole and absolute discretion of Bank or Fleet or their respective Affiliates and (ii) is subject to all rules and regulations of Bank and Fleet, and their respective Affiliates.

1.2.7.                     Administrative Agent Advances.  Administrative Agent shall be authorized by Borrowers and Lenders, from time to time in Administrative Agent’s sole and absolute discretion, at any time that a Default or Event of Default exists or any of the conditions precedent set forth in Section 10 hereof have not been satisfied, to make Base Rate Loans to Borrowers on behalf of Lenders in an aggregate amount outstanding at any time not to exceed 5% of the Borrowing Base, but not in excess of the aggregate of the Commitments minus the LC Outstandings, but only to the extent that Administrative Agent deems the funding of such Base Rate Loans to be necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood of or the amount of repayment of the Obligations or (iii) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses, all of which Base Rate Loans advanced by Administrative Agent shall be deemed part of the Obligations and secured by the Collateral, shall be treated as Settlement Loans and shall be settled and paid by Borrowers and Lenders as provided herein for Settlement Loans; provided, however, that the Required Lenders may at any time revoke Administrative Agent’s authorization to make any such Base Rate Loans by written notice to Administrative Agent, which shall become effective upon and after Administrative Agent’s receipt thereof.  The provisions of this Section 1.2.7 shall be in addition to the provisions of Section 12.9.4 hereof.

1.3.                            LC Facility.

1.3.1.                     Procurement of Letters of Credit.  Subject to all of the terms and conditions hereof, Fleet agrees to establish the LC Facility pursuant to which, during the period from the Closing Date to (but excluding) the 30th day prior to the last day of the Term, Fleet shall procure from Bank one or more Letters of Credit on Borrower Agent’s request therefor from time to time, subject to the following terms and conditions:

(i)                                     Each Borrower acknowledges that Bank’s willingness to issue any Letter of Credit is conditioned upon Bank’s receipt of (A) the LC Support duly executed and delivered to Bank by Fleet, (B) an LC Application with respect to the requested Letter of Credit and (C) such other instruments and agreements as Bank may customarily require for the issuance of a letter of credit of equivalent type and amount as the requested Letter of Credit.  Fleet shall have no obligation to execute any LC Support or to join with any Borrower in executing an LC Application unless (x) Fleet receives an LC Request from such Borrower at least 5 Business Days prior to the date on which Borrower desires to submit such LC Application to Bank and (y) each of the LC Conditions is satisfied on the date of Fleet’s receipt of the LC Request and at the time of the requested execution of the LC Application.  Any Letter of Credit issued on the Closing Date shall be for an amount in Dollars that is greater than $250,000.  In no event shall Fleet or any other Lender have any liability or obligation to any or all Borrowers or any Subsidiary for any failure or refusal by Bank to issue, for Bank’s delay in issuing, or for any error of Bank in issuing any Letter of Credit.

(ii)                                  Letters of Credit may be requested by Borrower Agent (on behalf of Borrowers) only if they are to be used (a) to support obligations of a Borrower incurred for lawful corporate purposes of such Borrower not otherwise prohibited by this Agreement or the other Loan Documents or (b) for such other purposes as Administrative Agent and Lenders may approve from time to time in writing.

(iii)                               Borrowers shall comply with all of the terms and conditions imposed on Borrowers by Bank, whether such terms and conditions are contained in an LC Application or in any agreement with respect thereto, and subject to the rights of Bank, Fleet shall have the same rights and remedies that Bank has under any agreements that Borrowers may have with Bank in addition to any rights and remedies contained in any of the Loan Documents.  Borrowers jointly and severally agree to reimburse Bank for any draw under any Letter of Credit as hereinafter provided, and to pay Bank the amount of all other liabilities and obligations payable to Bank under or in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right that any or all Borrowers may have at any time against Bank or any other Person (but without prejudice to the rights of any Borrower to assert the same by way of a separate proceeding).  If Fleet shall pay any amount under a LC Support with respect to any Letter of Credit (in which case Fleet shall provide Borrower Agent with prompt notice thereof), then Borrowers shall be jointly and severally obligated to pay to Fleet, in Dollars on the first Business Day following the date on which payment was made by Fleet under such LC Support (the “Reimbursement Date”), an amount equal to the amount paid by Fleet under such LC Support (or, if payment thereunder was made by Fleet in a currency other than Dollars, an amount equal to the Dollar Equivalent of such currency at the time of Fleet’s payment under such LC Support, in each case) together with interest from and after the Reimbursement Date until payment in full is made by Borrowers at the Default Rate for Revolver Loans constituting Base Rate Loans as provided herein. Until Fleet has received payment from Borrowers in accordance with the foregoing provisions of this clause (iii), Fleet, in addition to all of its other rights and remedies under this Agreement, shall be fully subrogated to (A) the rights and remedies of Bank as issuer of the Letter of Credit under any agreement with Borrowers relating to the issuance of such Letter of Credit, and (B) the rights and remedies of each beneficiary under such Letter of Credit whose claims against Borrowers have been discharged with the proceeds of such Letter of Credit.  Whether or not a Borrower submits any Notice of Borrowing to Administrative Agent, Borrowers shall be deemed to have requested from Lenders a Borrowing of Base Rate Loans in an amount necessary to pay to Fleet all amounts due Fleet on any Reimbursement Date and each

Lender agrees to fund its Pro Rata share of such Borrowing whether or not any Default or Event of Default has occurred or exists, the Commitments have been terminated, the funding of the Borrowing deemed requested by Borrowers would result in, or increase the amount of, any Out-of-Formula Condition, or any of the conditions set forth in Section 10 hereof are not satisfied.

(iv)                              Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary thereof.  The obligation of Borrowers to reimburse Fleet for any payment made by Fleet under the LC Support shall be absolute, unconditional, irrevocable and joint and several and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit, the existence of any claim, setoff, defense or other right which Borrowers may have at any time against a beneficiary of any Letter of Credit, or improper honor by Bank of any draw request under a Letter of Credit.  If presentation of a demand, draft, certificate or other document does not comply with the terms of a Letter of Credit and any Borrowers contends that, as a consequence of such noncompliance it has no obligation to reimburse Bank for any payment made with respect thereto, Borrowers shall nevertheless be obligated to reimburse Fleet for any payment made under the LC Support with respect to such Letter of Credit, but without waiving any claim Borrowers may have against Bank in connection therewith.  All disputes regarding any Letter of Credit shall be resolved by Borrowers directly with Bank.

(v)                                 No Letter of Credit shall be extended or amended in any respect that is not solely ministerial, unless all of the LC Conditions are met as though a new Letter of Credit were being requested and issued.  With respect to any Letter of Credit that contains any “evergreen” or automatic renewal provision, each Lender shall be deemed to have consented to any such extension or renewal, unless any such Lender shall have provided to Administrative Agent written notice that it declines to consent to any such extension or renewal at least 30 days prior to the date on which the issuer of the Letter of Credit is entitled to decline to extend or renew the Letter of Credit.  If all of the LC Conditions are met and no Default or Event of Default has occurred and is continuing, no Lender shall have the right to decline to consent to any such extension or renewal.

(vi)                              Each Borrower hereby authorizes and directs Bank to deliver to Fleet all instruments, documents and other writings and Property received by Bank pursuant to or in connection with any Letter of Credit and to accept and rely upon Fleet’s instructions and agreements with respect to all matters arising in connection with such Letter of Credit and the related LC Application.

1.3.2.                     Participations.

(i)                                     Immediately upon the issuance by Bank of any Letter of Credit, each Lender (other than Fleet) shall be deemed to have irrevocably and unconditionally purchased and received from Fleet, without recourse or warranty, an undivided interest and participation equal to the Pro Rata share of such Lender (a “Participating Lender”) in all LC Outstandings arising in connection with such Letter of Credit and any security therefor or guaranty pertaining thereto, but in no event greater than an amount which, when added to such Lender’s Pro Rata share of all Revolver Loans and LC Outstandings then outstanding, exceeds such Lender’s Revolver Commitment; provided, however that if Fleet shall have received written notice from a Lender on or before the Business Day immediately prior to the date of Bank’s issuance of a Letter of Credit that one or more of the conditions set forth in Section 10 or Section 1.3.1 has not been satisfied, Fleet shall have no obligation to procure (and shall not procure) the requested Letter of Credit or any other Letter of Credit until such notice is withdrawn in writing by that Lender or until the Required Lenders shall have effectively waived such condition in accordance with this

Agreement.  In no event shall Fleet be deemed to have notice or knowledge of any existence of any Default or any Event of Default or the failure of any conditions in Sections 10 or 1.3.1 hereof to be satisfied prior to its receipt of such notice from a Lender.

(ii)                                  If Fleet makes any payment under an LC Support and Borrowers do not repay or cause to be repaid the amount of such payment on the Reimbursement Date, Fleet shall promptly notify Administrative Agent, which shall promptly notify each Participating Lender, of such payment and each Participating Lender shall promptly (and in any event within one Business Day after its receipt of notice from Administrative Agent) and unconditionally pay to Administrative Agent, for the account of Fleet, in immediately available funds, the amount of such Participating Lender’s Pro Rata share of such payment, and Administrative Agent shall promptly pay such amounts to Fleet.  If a Participating Lender does not make its Pro Rata share of the amount of such payment available to Administrative Agent on a timely basis as herein provided, such Participating Lender agrees to pay to Administrative Agent for the account of Fleet, forthwith on demand, such amount together with interest thereon at the Federal Funds Rate until paid.  The failure of any Participating Lender to make available to Administrative Agent for the account of Fleet such Participating Lender’s Pro Rata share of the LC Outstandings shall not relieve any other Participating Lender of its obligation hereunder to make available to Administrative Agent its Pro Rata share of the LC Outstandings, but no Participating Lender shall be responsible for the failure of any other Participating Lender to make available to Administrative Agent its Pro Rata share of the LC Outstandings on the date such payment is to be made.

(iii)                               Whenever Fleet receives a payment on account of the LC Outstandings, including any interest thereon, as to which Administrative Agent has previously received payments from any Participating Lender for the account of Fleet, Fleet shall promptly pay to each Participating Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Participating Lender’s Pro Rata share thereof.

(iv)                              The obligation of each Participating Lender to make payments to Administrative Agent for the account of Fleet in connection with Fleet’s payment under a LC Support shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever (other than for Fleet’s gross negligence or willful misconduct), and shall be made in accordance with the terms and conditions of this Agreement under all circumstances and irrespective of whether or not Borrowers may assert or have any claim for any lack of validity or unenforceability of this Agreement or any of the other Loan Documents; the existence of any Default or Event of Default; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; the existence of any setoff or defense any Obligor may have with respect to any of the Obligations; or the termination of the Commitments.

(v)                                 Neither Fleet nor any of its officers, directors, employees or agents shall be liable to any Participating Lender for any action taken or omitted to be taken under or in connection with any of the LC Documents, except as a result of actual gross negligence or willful misconduct on the part of Fleet.  Fleet does not assume any responsibility for any failure or delay in performance or breach by Borrowers or any other Person of any of its obligations under any of the LC Documents.  Fleet does not make to Participating Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, the LC Documents, or any Obligor.  Fleet shall not be responsible to any Participating Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any of the LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any of the Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Borrower or any other Obligor or any Account Debtor.  In connection with its administration of and enforcement of rights or remedies under any of the LC Documents, Fleet shall be entitled to act, and shall be fully protected in acting upon, any certification, notice or other communication in whatever form believed by Fleet, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.  Fleet may consult with and employ legal counsel, accountants and other experts and to advise it concerning its rights, powers and privileges under the LC Documents and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.  Fleet may employ agents and attorneys-in-fact in connection with any matter relating to the LC Documents and shall not be liable for the negligence, default or misconduct of any such agents or attorneys-in-fact selected by Fleet with reasonable care.  Fleet shall not have any liability to any Participating Lender by reason of Fleet’s refraining to take any action under any of the LC Documents without having first received written instructions from the Required Lenders to take such action.

(vi)                              Upon the request of any Participating Lender, Fleet shall furnish to such Participating Lender copies (to the extent then available to Fleet) of each outstanding Letter of Credit and related LC Application and all other documentation pertaining to such Letter of Credit as may be in the possession of Fleet and reasonably requested from time to time by such Participating Lender.

1.3.3.                     Cash Collateral Account.  If any LC Outstandings, whether or not then due or payable, shall for any reason be outstanding (i) at any time when an Event of Default has occurred and is continuing, (ii) on any date that Availability is less than zero, or (iii) on or at any time after the Commitment Termination Date, then Borrowers shall, on Fleet’s or Administrative Agent’s request, forthwith pay to Fleet the amount of any LC Outstandings that are then due and payable and shall Cash Collateralize any outstanding Letters of Credit.  If Borrowers fail to make such deposit on the first Business Day following Administrative Agent’s or Fleet’s demand therefor, Lenders may (and shall upon direction of the Required Lenders) advance such amount as Revolver Loans (whether or not an Out-of-Formula Condition is created thereby).  Such cash (together with any interest accrued thereon) shall be held by Administrative Agent in the Cash Collateral Account and may be invested, in Administrative Agent’s discretion, in Cash Equivalents.  Each Borrower hereby pledges to Administrative Agent and grants to Administrative Agent a security interest in, for the benefit of Administrative Agent in such capacity and for the Pro Rata benefit of Lenders, all Cash Collateral held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all Obligations, whether or not then due or payable.  From time to time after cash is deposited in the Cash Collateral Account, Administrative Agent may apply Cash Collateral then held in the Cash Collateral Account to the payment of any amounts, in such order as is otherwise provided by the terms hereof, as shall be or shall become due and payable by Borrowers to Administrative Agent or any Lender with respect to the LC Outstandings.  No Borrower nor any other Person claiming by, through or under or on behalf of Borrowers shall have any right to withdraw any of the Cash Collateral held in the Cash Collateral Account, including any accrued interest, provided, that upon termination or expiration of all Letters of Credit and the payment and satisfaction of all of the LC Outstandings, any Cash Collateral remaining in the Cash Collateral Account shall be returned to Borrowers unless an Event of Default then exists (in which event Administrative Agent may apply such Cash Collateral to the payment of any other Obligations outstanding, with any surplus remaining after Full Payment of the Obligations to be turned over to Borrowers).

1.3.4.                     Indemnifications.

(i)                                     In addition to any other indemnity which Borrowers may have to Agents or any Lender under any of the other Loan Documents and without limiting such other indemnification provisions, each Borrower hereby agrees to indemnify and defend each of the Agent Indemnitees and Lender Indemnitees and to hold each of the Agent Indemnitees and Lender Indemnitees harmless from and against any and all Indemnified Claims which any of the Agent Indemnitees or any of the Lender Indemnitees may incur (other than as the actual result of their own gross negligence or willful misconduct) or be subject to as a consequence, directly or indirectly, of (a) the issuance of, payment or failure to pay or any performance or failure to perform under any Letter of Credit or LC Support or (b) any suit, investigation or proceeding as to which any Agent or any Lender is or may become a party to as a consequence, directly or indirectly, of the issuance of any Letter of Credit or any LC Support or the payment or failure to pay thereunder.

(ii)                                  Each Participating Lender agrees to indemnify and defend each of the Fleet Indemnitees (to the extent the Fleet Indemnitees are not reimbursed by Borrowers or any other Obligor, but without limiting the indemnification obligations of Borrowers under this Agreement), on a Pro Rata basis, from and against any and all Indemnified Claims which may be imposed on, incurred by or asserted against any of the Fleet Indemnitees in any way related to or arising out of Fleet’s administration or enforcement of rights or remedies under any of the LC Documents or any of the transactions contemplated thereby (including costs and expenses which Borrowers are obligated to pay under Section 14.2 hereof), provided that no Participating Lender shall be liable to any of the Fleet Indemnitees for any of the foregoing to the extent that they result solely from the willful misconduct or gross negligence of such Fleet Indemnitees.

SECTION 2.                            INTEREST, FEES AND CHARGES

2.1.                            Interest.

2.1.1.                     Rates of Interest.  Borrowers jointly and severally agree to pay interest in respect of all unpaid principal amounts of the Revolver Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the applicable rate indicated below:

(i)                                     for Revolver Loans made or outstanding as Base Rate Loans, the Applicable Margin for Base Rate Loans plus the Base Rate in effect from time to time; or

(ii)                                  for Revolver Loans made or outstanding as LIBOR Loans, the Applicable Margin for LIBOR Loans plus the relevant Adjusted LIBOR Rate for the applicable Interest Period selected by Borrowers in conformity with this Agreement.

Upon determining the Adjusted LIBOR Rate for any Interest Period requested by Borrowers, Administrative Agent shall promptly notify Borrowers thereof by telephone and, if so requested by Borrowers, confirm the same in writing.  Such determination shall, absent manifest error, be final, conclusive and binding on all parties and for all purposes.  The applicable rate of interest for all Loans (or portions thereof) bearing interest based upon the Base Rate shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Base Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the Base Rate becomes effective.  Interest on each Loan shall accrue from and including the date on which such Loan is made, converted to a Loan of another Type or continued as a LIBOR Loan to (but excluding) the date of any repayment thereof; provided, however, that, if a Loan is repaid on the same day made, one day’s interest shall be paid on such Loan.  The Base Rate on the date hereof is 4.0% per annum and, therefore, the rate of interest in effect hereunder on the date hereof, expressed in simple interest terms, is 4.75% per annum with respect to any portion of the Revolver Loans bearing interest as a Base Rate Loan.

2.1.2.                     Conversions and Continuations.

(i)                                     Borrowers may on any Business Day, subject to the giving of a proper Notice of Conversion/Continuation as hereinafter described, elect (A) to continue all or any part of a LIBOR Loan by selecting a new Interest Period therefor, to commence on the last day of the immediately preceding Interest Period, or (B) to convert all or any part of a Loan of one Type into a Loan of another Type; provided, however, that no outstanding Loans may be converted into or continued as LIBOR Loans when any Default or Event of Default exists.  Any conversion of a LIBOR Loan into a Base Rate Loan shall be made on the last day of the Interest Period for such LIBOR Loan.  Any conversion or continuation made with respect to less than the entire outstanding balance of the Revolver Loans must be allocated among Lenders on a Pro Rata basis, and the Interest Period for Loans converted into or continued as LIBOR Loans shall be coterminous for each Lender.

(ii)                                  Whenever Borrowers desire to convert or continue Loans under Section 2.1.2(i), Borrower Agent shall give Administrative Agent written notice (or telephonic notice promptly confirmed in writing) substantially in the form of Exhibit C, signed by an authorized officer of Borrower Agent, at least 1 Business Day before the requested conversion date, in the case of a conversion into Base Rate Loans, and at least 2 Business Days before the requested conversion or continuation date, in the case of a conversion into or continuation of LIBOR Loans.  Promptly after receipt of a Notice of Conversion/Continuation, Administrative Agent shall notify each Lender in writing of the proposed conversion or continuation.  Each such Notice of Conversion/Continuation shall be irrevocable and shall specify the aggregate principal amount of the Loans to be converted or continued, the date of such conversion or continuation (which shall be a Business Day) and whether the Loans are being converted into or continued as LIBOR Loans (and, if so, the duration of the Interest Period to be applicable thereto and, in the absence of any specification by Borrowers of the Interest Period, an Interest Period of one month will be deemed to be specified) or Base Rate Loans.  If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver the Notice of Conversion/Continuation, Borrowers shall be deemed to have elected to convert such LIBOR Loans to Base Rate Loans.

2.1.3.                     Interest Periods.  In connection with the making or continuation of, or conversion into, each Borrowing of LIBOR Loans, Borrowers shall select an interest period (each an “Interest Period”) to be applicable to such LIBOR Loan, which Interest Period shall commence on the date such LIBOR Loan is made and shall end on a numerically corresponding day in the first, second, third or sixth month thereafter; provided, however, that:

(i)                                     the initial Interest Period for a LIBOR Loan shall commence on the date of such Borrowing (including the date of any conversion from a Loan of another Type) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the date on which the next preceding Interest Period expires;

(ii)                                  if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that, if any Interest Period in respect of LIBOR Loans would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iii)                               any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall expire on the last Business Day of such calendar month; and

(iv)                              no Interest Period shall extend beyond the last day of the Term.

2.1.4.                     Interest Rate Not Ascertainable.  If Administrative Agent shall determine in good faith (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that on any date for determining the Adjusted LIBOR Rate for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market or any Lender’s or Bank’s position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBOR Rate, then, and in any such event, Administrative Agent shall forthwith give notice (by telephone confirmed in writing) to Borrowers of such determination.  Until Administrative Agent determines that the circumstances giving rise to the suspension described herein no longer exist (notice of which determination shall promptly be delivered to Borrowers), the obligation of Lenders to make LIBOR Loans shall be suspended, and such affected Loans then outstanding shall, at the end of the then applicable Interest Period or at such earlier time as may be required by Applicable Law, bear the same interest as Base Rate Loans.

2.1.5.                     Default Rate of Interest.  Borrowers shall pay interest at a rate per annum equal to the Default Rate (i) with respect to the principal amount of all of the Obligations (and, to the extent permitted by Applicable Law, all past due interest) upon the earlier to occur of (x) Borrower Agent’s receipt of notice from Administrative Agent of the Required Lenders’ election to charge the Default Rate based upon the existence of any Event of Default (which notice Administrative Agent shall send only with the consent or at the direction of the Required Lenders), whether or not acceleration or demand for payment of the Obligations has been made, or (y) the commencement by or against any Borrower of an Insolvency Proceeding whether or not under the circumstances described above the Lenders elect to accelerate the maturity or demand payment of any of the Obligations; and (ii) with respect to the principal amount of any Out-of-Formula Loans, whether or not demand for payment thereof has been made by Administrative Agent.  To the fullest extent permitted by Applicable Law, the Default Rate shall apply and accrue on any judgment entered with respect to any of the Obligations and to the unpaid principal amount of the Obligations during any Insolvency Proceeding of a Borrower.  Each Borrower acknowledges that the cost and expense to Administrative Agent and each Lender attendant upon the occurrence of an Event of Default are difficult to ascertain or estimate and that the Default Rate is a fair and reasonable estimate to compensate Administrative Agent and each Lender for such added cost and expense.  Interest accrued at the Default Rate shall be due and payable on demand.

2.2.                            Fees.  In consideration of Lenders’ establishment of the Commitments in favor of Borrowers, and Administrative Agent’s agreement to serve as administrative and collateral agent hereunder, Borrowers jointly and severally agree to pay the following fees:

2.2.1.                     Closing and Agency Fees.  Borrowers shall pay to Administrative Agent, a closing fee, for the Pro-Rata benefit of the Lenders, and an agency fee, for the benefit of Administrative Agent, in each case in the amounts and on the terms set forth in the Fee Letter.

2.2.2.                     Unused Line Fee.  Until such time as the Commitments are terminated as provided for herein, Borrowers shall be jointly and severally obligated to pay to Administrative Agent for the Pro Rata benefit of Lenders an unused line fee equal to the Applicable Margin for the unused line fee divided by 360 days and multiplied by the number of days in the month and then multiplied by the amount by which the Average Revolver Loan Balance for any month (or portion thereof that the Commitments are in effect) is less than the aggregate amount of the Revolver Commitments as of the first day of such month, such fee to be paid on the first day of the following month; provided, however that if the Commitments are terminated on a day other than the first day of a month, then any such fee payable for the month in which termination shall occur shall be paid on the effective date of such termination.

2.2.3.                     LC Facility Fees.  Borrowers shall be jointly and severally obligated to pay:  (a)(i) to Administrative Agent, through its Treasury and International Services Group, for the Pro Rata benefit of each Lender for standby Letters of Credit, the Applicable Margin in effect for LIBOR Loans on a per annum basis based on the average amount available to be drawn under all standby Letters of Credit outstanding and all Letters of Credit that are paid or expire during the period of measurement, payable monthly, in advance, on the first Business Day of the following month; (ii)  to Administrative Agent, through its Treasury and International Services Group, for its own account a Letter of Credit fronting fee of 0.125% per annum based on the average amount available to be drawn under all standby Letters of Credit outstanding and all Letters of Credit that are paid or expire during the period of measurement, payable monthly, in advance, on the first Business Day of the following month; and (iii)  to Bank for its own account all normal and customary charges associated with the issuance, amending, negotiating, processing and administration of standby Letters of Credit; and (b)(i) to Administrative Agent, through its Treasury and International Services Group, for the ratable account of each Lender for documentary Letters of Credit, the Letter of Credit Fee set forth as item number 3 on Exhibit J hereto, payable monthly, in advance, on the first Business Day of the following month; and (ii)  to Bank, for its own account, all other fees and charges set forth as item numbers 1, 2 and 4 through 12 on Exhibit J hereto.

2.2.4.                     Audit and Appraisal Fees.  Borrowers shall reimburse Administrative Agent and Lenders for all reasonable costs and expenses incurred by Administrative Agent and Lenders in connection with (i) examinations and reviews of any Obligor’s books and records and such other matters pertaining to any Obligor or any Collateral as Administrative Agent shall deem appropriate in the exercise of its reasonable credit judgment up to a maximum of 4 times per Loan Year (for both the Administrative Agent and Lenders), unless an Event of Default exists (in which event, there shall be no limit on the number of examinations and reviews for which Borrowers shall be obligated to reimburse Administrative Agent and Lenders), and, in each case, shall pay to Administrative Agent the standard amount charged by Administrative Agent per day ($850 per day as of the Closing Date) for each day that an employee or agent of Administrative Agent shall be engaged in an examination or review of any Obligor’s books and records, and (ii) appraisals of Inventory no more frequently than once per Loan Year, unless an Event of Default exists (in which event, there shall be no limit on the number of appraisals for which Borrowers shall be obligated to reimburse Administrative Agent and Lenders).  Subject to clause (i) above, the foregoing shall not be construed to limit Administrative Agent’s or any Lender’s right to conduct audits and appraisals of the Collateral as provided in Section 9.1.1.

2.2.5.                     General Provisions.  All fees shall be fully earned by the identified recipient thereof pursuant to the foregoing provisions of this Agreement and the Fee Letter on the due date thereof (and, in the case of Letters of Credit, upon each issuance, renewal or extension of such Letter of Credit) and, except as otherwise set forth herein or required by Applicable Law, shall not be subject to rebate, refund or proration.  All fees provided for in this Section 2.2 are and shall be deemed to be compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.

2.3.                            Computation of Interest and Fees.  All fees and other charges provided for in this Agreement that are calculated as a per annum percentage of any amount and all interest shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days.  For purposes of computing interest and other charges hereunder, all Payment Items and other forms of payment received by Administrative Agent shall be deemed applied by Administrative Agent on account of the Obligations (subject to final payment of such items) on the Business Day that Administrative Agent receives such items in immediately available funds in the Payment Account, and Administrative Agent shall be deemed to have received such Payment Item on the date specified in Section 4.6 hereof.

2.4.                            Reimbursement Obligations.

2.4.1.                     Borrowers shall reimburse each Agent and (during any period that an Event of Default exists) each Lender for all legal, accounting, appraisal, consulting and other fees and expenses incurred by any Agent or any Lender in connection with (i) the negotiation and preparation of any of the Loan Documents, any amendment or modification thereto, any waiver of any Default or Event of Default thereunder, or any restructuring or forbearance with respect thereto; (ii) the administration of the Loan Documents and the transactions contemplated thereby; (iii) action taken to perfect or maintain the perfection or priority of any of Administrative Agent’s Liens with respect to any of the Collateral; (iv) any inspection of or audits conducted with respect to any Borrower’s books and records or any of the Collateral subject to the limitations on reimbursements set forth in Section 2.2.4 hereof; (v) any effort to verify, protect, appraise, preserve, or restore any of the Collateral (subject to the limitations on reimbursements for appraisals of Inventory set forth in Section 2.2.4 hereof) or to collect, sell, liquidate or otherwise dispose of or realize upon any of the Collateral; (vi) any litigation, contest, dispute, suit, proceeding or action (whether instituted by or against either Agent, any Lender, any Obligor or any other Person (but not in respect of any suit or proceeding instituted by any Lender against any other Lender or any Agent)) in any way arising out of or relating to any of the Collateral (or the validity, perfection or priority of any of Administrative Agent’s Liens thereon), any of the Loan Documents or the validity, allowance or amount of any of the Obligations; (vii) the protection or enforcement or any rights or remedies of any Agent or any Lender in any Insolvency Proceeding; and (viii) any other action taken by any Agent or any Lender to enforce any of the rights or remedies of such Agent or such Lender against any Obligor or any Account Debtors to enforce collection of any of the Obligations or payments with respect to any of the Collateral.  All amounts chargeable to Borrowers under this Section 2.4 shall constitute Obligations that are secured by all of the Collateral and shall be payable on demand to Administrative Agent.  Borrowers shall also reimburse Administrative Agent for expenses incurred by Administrative Agent in its administration of any of the Collateral to the extent and in the manner provided in Section 7 hereof, in the Security Agreement or in any of the other Loan Documents.  The foregoing shall be in addition to, and shall not be construed to limit, any other provision of any of the Loan Documents regarding the reimbursement by Borrowers of costs, expenses or liabilities suffered or incurred by any Agent or any Lender.

2.4.2.                     If at any time Administrative Agent shall agree to indemnify any Lender or any Affiliate or a Lender (including Bank) against losses or damages that such Person may suffer or incur in its dealings or transactions with Borrowers, or shall guarantee any liability or obligation of Borrowers to such Person, or otherwise shall provide assurances of Borrowers’ payment or performance under any agreement with such Person, including indemnities, guaranties or other assurances of payment or performance given by Administrative Agent with respect to Banking Relationship Debt and Letters of Credit, then the Contingent Obligation of Administrative Agent providing any such indemnity, guaranty or other assurance of payment or performance, together with any payment made or liability incurred by Administrative Agent in connection therewith, shall constitute Obligations that are secured by the Collateral and Borrowers shall repay, on demand, any amount so paid or any liability incurred by Administrative Agent in connection with any such indemnity, guaranty or assurance, except that repayment with respect to any LC Support shall be due on the Reimbursement Date as provided in Section 1.3.1(iii).  Nothing herein shall be construed to impose upon Administrative Agent any obligation to provide any such indemnity, guaranty or assurance except to the extent provided in Section 1.3 hereof.  The foregoing agreement of Borrowers shall apply whether or not such indemnity, guaranty or assurance is in writing or oral, and shall be in addition to any of the provisions of the Loan Documents regarding reimbursement by Borrowers of costs, expenses or liabilities suffered or incurred by Administrative Agent.

2.5.                            Bank Charges.  Borrowers shall pay to Administrative Agent, on demand, any and all fees, costs or expenses which Administrative Agent or any Lender pays to a bank or other similar institution (including any fees paid by Administrative Agent or any Lender to any Participant) arising out of or in connection with (i) the forwarding to a Borrower or any other Person on behalf of a Borrower by Administrative Agent or any Lender of proceeds of Loans made by Lenders to a Borrower pursuant to this Agreement and (ii) the depositing for collection by Administrative Agent or any Lender of any Payment Item received or delivered to Administrative Agent or any Lender on account of the Obligations.  Each Borrower acknowledges and agrees that Administrative Agent may charge such costs, fees and expenses to Borrowers based upon Administrative Agent’s good faith estimate of such costs, fees and expenses as they are incurred by Administrative Agent or any Lender (provided, that Administrative Agent shall provide Borrower Agent with a detailed accounting of such costs, fees and expenses each month for the immediately preceding month).

2.6.                            Illegality.  Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (i) any change in any law or regulation or in the interpretation thereof after the Closing Date by any Governmental Authority charged with the administration thereof shall make it unlawful for a Lender to make or maintain a LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to a LIBOR Loan or (ii) at any time such Lender determines that the making or continuance of any LIBOR Loan has become impracticable as a result of a contingency occurring after the Closing Date which adversely affects the London interbank market or the position of such Lender in such market, then after such determination is made by such Lender, such Lender shall give Administrative Agent and Borrowers notice thereof and may thereafter (A) declare that LIBOR Loans will not thereafter be made by such Lender, whereupon any request by a Borrower for a LIBOR Loan from such Lender shall be deemed a request for a Base Rate Loan unless such Lender’s declaration shall be subsequently withdrawn (which declaration shall be withdrawn promptly after the cessation of the circumstances described in clause (i) or (ii) above); and (B) require that all outstanding LIBOR Loans made by such Lender be converted to Base Rate Loans, under the circumstances of clause (i) or (ii) of this Section 2.6 insofar as such Lender in good faith determines the continuance of LIBOR Loans to be illegal or impracticable, as the case may be, in which event all such LIBOR Loans of such Lender shall be converted automatically to Base Rate Loans as of the date of Borrowers’ receipt of the aforesaid notice from such Lender.

2.7.                            Increased Costs.  If, by reason of (a) the introduction after the Closing Date of or any change (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) in or in the interpretation of any law or regulation, or (b) the compliance with any guideline or request from any central bank or other Governmental Authority or quasi-Governmental Authority exercising control over banks or financial institutions generally (whether or not having the force of law):

(i)                                     any Lender shall be subject after the date hereof to any Tax, duty or other charge with respect to any LIBOR Loan or its obligation to make LIBOR Loans, or a change shall result in the basis of taxation of payment to any Lender of the principal of or interest on its LIBOR Loans or its obligation to make LIBOR Loans (except for changes in the rate of Tax on the overall net income or gross receipts or franchise tax of such Lender imposed by the jurisdiction in which such Lender’s principal executive office is located); or

(ii)                                  any reserve (including any imposed by the Board of Governors), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender shall be imposed or deemed applicable or any other condition affecting its LIBOR Loans or its obligation to make LIBOR Loans shall be imposed on such Lender or the London interbank market;

and as a result thereof there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Loans (except to the extent already included in the determination of the applicable Adjusted LIBOR Rate for LIBOR Loans), or there shall be a reduction in the amount received or receivable by such Lender, then such Lender shall, promptly after determining the existence or amount of any such increased costs for which such Lender seeks payment hereunder, give Borrowers notice thereof and Borrowers shall from time to time, upon written notice from and demand by such Lender (with a copy of such notice and demand to Administrative Agent), pay to Administrative Agent for the account of such Lender, within 5 Business Days after the date specified in such notice and demand, an additional amount sufficient to indemnify such Lender against such increased costs.  A certificate as to the amount of such increased costs, submitted to Borrowers by such Lender, shall be final, conclusive and binding for all purposes, absent manifest error.

If any Lender shall advise Administrative Agent at any time that, because of the circumstances described hereinabove in this Section 2.7 or any other circumstances arising after the date of this Agreement affecting such Lender or the London interbank market or such Lender’s or Bank’s position in such market, the Adjusted LIBOR Rate, as determined by Administrative Agent, will not adequately and fairly reflect the cost to such Lender of funding LIBOR Loans, then, and in any such event:

(i)                                     Administrative Agent shall forthwith give notice (by telephone confirmed in writing) to Borrowers and Lenders of such event;

(ii)                                  Borrowers’ right to request and such Lender’s obligation to make LIBOR Loans shall be immediately suspended and Borrowers’ right to continue a LIBOR Loan as such beyond the then applicable Interest Period shall also be suspended, until each condition giving rise to such suspension no longer exists; and

(iii)                               such Lender shall make a Base Rate Loan as part of the requested Borrowing of LIBOR Loans, which Base Rate Loan shall, for all purposes, be considered part of such Borrowing.

For purposes of this Section 2.7, all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

Notwithstanding anything herein to the contrary, (i) Borrowers shall only be required to compensate any Lender in respect of any such increased costs or reduction in the amount received or receivable by such Lender to the extent Borrower has received a written request for such compensation within 90 days after such Lender has received actual notice of the occurrence of the relevant circumstance giving rise to such increased costs or reduction in the amount received or receivable by such Lender, as the case may be, and (ii) Borrowers shall not be required to so compensate any Lender for such increased costs or reduction in the amount received or receivable by such Lender to the extent that such Lender does not charge substantially all of its customers similarly situated to Borrowers in respect thereof.

2.8.                            Capital Adequacy.  If any Lender determines that after the Closing Date (a) the adoption of any Applicable Law regarding capital requirements for banks or bank holding companies or the subsidiaries thereof, (b) any change in the interpretation or administration of any such Applicable Law by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or (c) compliance by such Lender or its holding company with any request or directive of any such Governmental Authority, central bank or comparable agency regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s capital to a level below that which such Lender could have achieved (taking into consideration such Lender’s and its holding company’s policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender’s capital was fully utilized prior to such adoption, change or compliance) but for such adoption, change or compliance as a consequence of such Lender’s commitment to make the Loans pursuant hereto by any amount deemed by such Lender to be material:

(i)                                     Administrative Agent shall promptly, after its receipt of a certificate from such Lender setting forth such Lender’s determination of such occurrence, give notice thereof to Borrowers and Lenders; and

(ii)                                  Borrowers shall pay to Administrative Agent, for the account of such Lender, as an additional fee from time to time, on demand, such amount as such Lender certifies to be the amount reasonably calculated to compensate such Lender for such reduction.

A certificate of such Lender claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error.  Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to such Lender (including the basis for such Lender’s determination of such amount), and the method by which such amounts were determined.  In determining such amount, such Lender may use any reasonable averaging and attribution method.  For purposes of this Section 2.8 all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

Notwithstanding anything herein to the contrary, (i) Borrowers shall only be required to compensate any Lender in respect of any such reduction in the return of capital of Lenders to the extent Borrower has received a written request for such compensation within 90 days after such Lender has received actual notice of the occurrence of the relevant circumstance giving rise to such reduction in the return of capital of such Lender, and (ii) Borrowers shall not be required to so compensate any Lender for any such reduction in the return of capital to any Lender to the extent that such Lender does not charge substantially all of its customers similarly situated to Borrowers in respect thereof.

2.9.                            Mitigation.  Each Lender agrees that, with reasonable promptness after such Lender becomes aware that such Lender is entitled to receive payments under Section 2.6, 2.7 or 2.8, or is or has become subject to U.S. or United Kingdom withholding taxes payable by any Borrower in respect of its Loans, it will, to the extent not inconsistent with any internal policy of such Lender or any applicable legal or regulatory restriction, (i) use all reasonable efforts to make, fund or maintain the Commitment of such Lender or the Loans of such Lender through another lending office of such Lender, or (ii) take such other reasonable measures, if, as a result thereof, the circumstances which would relieve Borrowers from their obligations to pay such additional amounts (or reduce the amount of such payments), or such withholding taxes would be reduced, and if the making, funding or maintaining of such Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitment or Loans or the interests of such Lender.

2.10.                     Funding Losses.  If for any reason (other than due to a default by a Lender or as a result of a Lender’s refusal to honor a LIBOR Loan request due to circumstances described in Section 2.6 or 2.7 hereof) a Borrowing of, or conversion to or continuation of, LIBOR Loans does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/ Continuation (whether or not withdrawn), or if any repayment (including any conversions pursuant to Section 2.1.2 hereof) of any of its LIBOR Loans occurs on a date that is not the last day of an Interest Period applicable thereto, or if for any reason Borrowers default in their obligation to repay LIBOR Loans when required by the terms of this Agreement, then Borrowers shall be jointly and severally obligated to pay to Administrative Agent, for the ratable benefit of the affected Lenders an amount (if a positive number) computed pursuant to the following formula:

L = (R - T) x P x D

360

where

L =                               amount payable

R =                              interest rate applicable to the LIBOR Loan unborrowed or prepaid

T =                              effective interest rate per annum at which any readily marketable bond or other obligations of the United States, selected at Administrative Agent’s sole discretion, maturing on or nearest the last day of the then applicable or requested Interest Period for such LIBOR Loan and in approximately the same amount as such LIBOR Loan, can be purchased by Administrative Agent on the day of such payment of principal or failure to borrow

P =                               the amount of principal paid or the amount of the LIBOR Loan requested or to have been continued or converted

D =                             the number of days remaining in the Interest Period as of the date of such prepayment or the number of days in the requested Interest Period

Borrowers shall pay such amount upon presentation by Administrative Agent of a statement setting forth the amount and Administrative Agent’s calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error.  For purposes of this Section 2.10, all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.

2.11.                     Maximum Interest.  Regardless of any provision contained in any of the Loan Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Administrative Agent and Lenders pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under Applicable Law exceed the highest rate permissible under any Applicable Law.  No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Loan Documents or the exercise by Administrative Agent of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by Borrowers of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Administrative Agent or any Lender to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (such interest, charges, amounts, premiums and fees referred to in this Section 2.11 collectively as “Interest”) in excess of the Maximum Rate and in no event shall Borrowers be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrowers to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate.  If any Interest is charged or received in excess of the Maximum Rate (“Excess”), each Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to Borrowers, it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship.  The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any Interest that has not otherwise accrued on the date of such acceleration, and Administrative Agent and Lenders do not intend to collect any unearned Interest in the event of any such acceleration.  Each Borrower recognizes that, with fluctuations in the rates of interest set forth in Section 2.1.1 of this Agreement, or in the Notes, and the Maximum Rate, such an unintentional result could inadvertently occur.  All monies paid to Administrative Agent or any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned Interest as and to the extent required by Applicable Law.  By the execution of this Agreement, each Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) such Borrower shall not seek or pursue any other remedy, legal or equitable, against Administrative Agent or any Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate.  For the purpose of determining whether or not any Excess has been contracted for, charged or received by Administrative Agent or any Lender, all Interest at any time contracted for, charged or received from Borrowers in connection with any of the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations.  Borrowers, Administrative Agent and Lenders shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof.  The provisions of this Section 2.11 shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein).  All such Loan Documents and communications relating to any Interest owed by Borrowers and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recomputed by Borrowers, and by any court considering the same, to give effect to the adjustments or credits required by this Section 2.11.

SECTION 3.                            LOAN ADMINISTRATION

3.1.                            Manner of Borrowing and Funding Revolver Loans.  Borrowings under the Commitments established pursuant to Section 1.1 hereof shall be made and funded as follows:

3.1.1.                     Notice of Borrowing.

(i)                                     Whenever Borrowers desire to make a Borrowing under Section 1.2 of this Agreement (other than a Borrowing resulting from a conversion or continuation pursuant to Section 2.1.2), Borrowers shall give Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of such Borrowing request (a “Notice of Borrowing”), which shall be in the form of Exhibit D annexed hereto and signed by an authorized officer of Borrower Agent.  Such Notice of Borrowing shall be given by Borrower Agent or any other Borrower no later than 12:00 noon at the office of Administrative Agent designated by Administrative Agent from time to time (a) on the Business Day of the requested funding date of such Borrowing, in the case of Base Rate Loans, and (b) at least 2 Business Days prior to the requested funding date of such Borrowing, in the case of LIBOR Loans.  Notices received after 12:00 noon shall be deemed received on the next Business Day.  The Revolver Loans made by each Lender on the Closing Date shall be in excess of $250,000 and shall be made as Base Rate Loans and thereafter may be made or continued as or converted into Base Rate Loans or LIBOR Loans.  Each Notice of Borrowing (or telephonic notice thereof) shall be irrevocable and shall specify (a) the principal amount of the Borrowing, (b) the date of Borrowing (which shall be a Business Day), (c) whether the Borrowing is to consist of Base Rate Loans or LIBOR Loans, (d) in the case of LIBOR Loans, the duration of the Interest Period to be applicable thereto, and (e) the account of Borrowers to which the proceeds of such Borrowing are to be disbursed.  Borrowers may not request any LIBOR Loans if a Default or Event of Default exists.

(ii)                                  Unless payment is otherwise timely made by Borrowers, the becoming due of any amount required to be paid with respect to any of the Obligations (whether as principal, accrued interest, fees or other charges, including the repayment of any LC Outstandings and any amounts owed to any Affiliate of Administrative Agent, but excluding any Banking Relationship Debt (other than customary fees and other charges associated therewith)) shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the due date of, and in an aggregate amount required to pay, such Obligations, and the proceeds of such Revolver Loans may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as Base Rate Loans.  Neither Administrative Agent nor any Lender shall have any obligation to Borrowers to honor any deemed request for a Revolver Loan on or after the Commitment Termination Date, when an Out-of-Formula Condition exists or would result therefrom, or when any applicable condition precedent set forth in Section 10 hereof is not satisfied, but, subject to the provisions of Section 12.9.4 may do so in the discretion of Administrative Agent or at the direction of the Required Lenders, and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and regardless of whether such Revolver Loan is funded after the Commitment Termination Date.

(iii)                               If Borrowers elect to establish a Controlled Disbursement Account with Bank or any Affiliate of Bank, then the presentation for payment by Bank of any check or other item of payment drawn on the Controlled Disbursement Account at a time when there are insufficient funds in such account to cover such check shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the date of such presentation and in an amount equal to the aggregate amount of the items presented for payment, and the proceeds of such Revolver Loans may be disbursed to the Controlled Disbursement Account and shall bear interest as Base Rate Loans.  Neither Administrative Agent nor any Lender shall have any obligation to honor any deemed request for a Revolver Loan on or after the Commitment Termination Date or when an Out-of-Formula Condition exists or would result therefrom or when any condition precedent in Section 10 hereof is not satisfied, but, subject to the provisions of Section 12.9.4 may do so in the discretion of Administrative Agent or at the direction of the Required Lenders, and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and regardless of whether such Revolver Loan is funded after the Commitment Termination Date.

(iv)                              As an accommodation to Borrowers, Administrative Agent and Lenders may permit telephonic requests for Borrowings and electronic transmittal of instructions, authorizations, notices, certificates, agreements or reports to Administrative Agent by Borrowers; provided, however, that Borrowers shall confirm each such telephonic request for a Borrowing of LIBOR Loans by delivery of the required Notice of Borrowing to Administrative Agent by facsimile transmission promptly, but in no event later than 5:00 p.m. on the same day.  Neither Administrative Agent nor any Lender shall have any liability to Borrowers for any loss or damage suffered by Borrowers as a result of Administrative Agent’s or any Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Administrative Agent or Lenders by any Borrower and neither Administrative Agent nor any Lender shall have any duty to verify the origin of any such communication or the identity or authority of the Person sending it.

3.1.2.                     Fundings by Lenders.  Subject to its receipt of notice from Administrative Agent of a Notice of Borrowing as provided in Section 3.1.1(i) (except in the case of a deemed request by a Borrower for a Revolver Loan as provided in Sections 3.1.1(ii) or (iii) or 3.1.3(ii) hereof, in which event no Notice of Borrowing need be submitted), each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested by such Borrower and that such Borrower is entitled to receive under this Agreement.  Administrative Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing pursuant to Section 3.1.1(ii) or (iii) hereof), by 1:30 p.m. on the proposed funding date (in the case of Base Rate Loans) or by 3:00 p.m. at least 2 Business Days before the proposed funding date (in the case of LIBOR Loans).  Each Lender shall deposit with Administrative Agent an amount equal to its Pro Rata share of the Borrowing requested or deemed requested by such Borrower at Administrative Agent’s designated bank in immediately available funds not later than 3:00 p.m. on the date of funding of such Borrowing, unless Administrative Agent’s notice to Lenders is received after 1:30 p.m. on the proposed funding date of a Base Rate Loan, in which event Lenders shall deposit with Administrative Agent their respective Pro Rata shares of the requested Borrowing on or before 11:00 a.m. of the next Business Day.  Subject to its receipt of such amounts from Lenders, Administrative Agent shall make the proceeds of the Revolver

Loans received by it available to a Borrower by disbursing such proceeds in accordance with such Borrower’s disbursement instructions set forth in the applicable Notice of Borrowing.  Neither Administrative Agent nor any Lender shall have any liability on account of any delay by any bank or other depository institution in treating the proceeds of any Revolver Loan as collected funds or any delay in receipt, or any loss, of funds that constitute a Revolver Loan, the wire transfer of which was initiated by Administrative Agent in accordance with wiring instructions provided to Administrative Agent.  Unless Administrative Agent shall have been notified in writing by a Lender prior to the proposed time of funding that such Lender does not intend to deposit with Administrative Agent an amount equal to such Lender’s Pro Rata share of the requested Borrowing (or deemed request for a Borrowing pursuant to Section 3.1.1(ii) or (iii) hereof), Administrative Agent may assume that such Lender has deposited or promptly will deposit its share with Administrative Agent and Administrative Agent may in its discretion disburse a corresponding amount to or for the account of Borrowers on the applicable funding date.  If a Lender’s Pro Rata share of such Borrowing is not in fact deposited with Administrative Agent, then, if Administrative Agent has disbursed to or for the account of a Borrower an amount corresponding to such share, then such Lender agrees to pay, and in addition Borrowers agree to repay, to Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed by Administrative Agent to or for the benefit of Borrowers until the date such amount is paid or repaid to Administrative Agent, (a) in the case of Borrowers, at the interest rate applicable to such Borrowing and (b) in the case of such Lender, at the Federal Funds Rate.  If such Lender repays to Administrative Agent such corresponding amount, such amount so repaid shall constitute a Revolver Loan, and if both such Lender and Borrowers shall have repaid such corresponding amount, Administrative Agent shall promptly return to Borrowers such corresponding amount in same day funds.  A notice from Administrative Agent submitted to any Lender with respect to amounts owing under this Section 3.1.2 shall be conclusive, absent manifest error.

3.1.3.                     Settlement and Settlement Loans.

(i)                                     In order to facilitate the administration of the Revolver Loans under this Agreement, Lenders agree (which agreement shall be solely between Lenders and Administrative Agent and shall not be for the benefit of or enforceable by any Borrower) that settlement among them with respect to the Revolver Loans may take place on a periodic basis on dates determined from time to time by Administrative Agent (each a “Settlement Date”), which may occur before or after the occurrence or during the continuance of a Default or Event of Default and whether or not all of the conditions set forth in Section 10 of this Agreement have been met.  On each Settlement Date, payment shall be made by or to each Lender in the manner provided herein and in accordance with the Settlement Report delivered by Administrative Agent to Lenders with respect to such Settlement Date so that, as of each Settlement Date and after giving effect to the transaction to take place on such Settlement Date, each Lender shall hold its Pro Rata share of all Revolver Loans and participations in LC Outstandings.  Administrative Agent shall request settlement with the Lenders on a basis not less frequently than once every 5 Business Days.

(ii)                                  Between Settlement Dates, Administrative Agent may request Fleet to advance, and Fleet may, but shall in no event be obligated to, advance to Borrowers out of Fleet’s own funds the entire principal amount of any Borrowing of Revolver Loans that are Base Rate Loans requested or deemed requested pursuant to this Agreement (any such Revolver Loan funded exclusively by Fleet being referred to as a “Settlement Loan”).  Each Settlement Loan shall constitute a Revolver Loan hereunder and shall be subject to all of the terms, conditions and security applicable to other Revolver Loans, except that all payments thereon shall be payable to Fleet solely for its own account.  The obligation of Borrowers to repay such Settlement Loans to Fleet shall be evidenced by records of Fleet.  Unless a funding is required by all Lenders pursuant to Section 1.2.7 or Section 12.9.4, Administrative Agent shall not request Fleet to make any Settlement Loan if (A) Administrative Agent shall have received written notice from any Lender that one or more of the applicable conditions precedent set forth in Section 10 hereof will not be satisfied on the requested funding date for the applicable Borrowing and Administrative Agent shall have made a determination (without any liability to any Person) that such condition precedent will not be satisfied on the requested funding date, or (B) the requested Borrowing would exceed the amount of Availability on the funding date.  Fleet shall not be required to determine whether the applicable conditions precedent set forth in Section 10 hereof have been satisfied or the requested Borrowing would exceed the amount of Availability on the funding date applicable thereto prior to making, in its sole discretion, any Settlement Loan.  On each Settlement Date, or, if earlier, upon demand by Administrative Agent for payment thereof, the then outstanding Settlement Loans shall be immediately due and payable.  As provided in Section 3.1.1(ii), Borrowers shall be deemed to have requested (without the necessity of submitting any Notice of Borrowing) Revolver Loans to be made on each Settlement Date in the amount of all outstanding Settlement Loans and to have Administrative Agent cause the proceeds of such Revolver Loans to be applied to the repayment of such Settlement Loans and interest accrued thereon.  Administrative Agent shall notify the Lenders of the outstanding balance of Revolver Loans prior to 12:00 noon on each Settlement Date and each Lender (other than Fleet) shall deposit with Administrative Agent (without setoff, counterclaim or reduction of any kind) an amount equal to its Pro Rata share of the amount of Revolver Loans deemed requested in immediately available funds not later than 3:00 p.m. on such Settlement Date.  Each Lender’s obligation to make such deposit with Administrative Agent shall be absolute and unconditional and without regard to whether any of the conditions precedent set forth in Section 10 hereof are satisfied, any Out-of-Formula Condition exists or the Commitment Termination Date has occurred.  If, as the result of the commencement by or against Borrowers of any Insolvency Proceeding or otherwise, any Settlement Loan may not be repaid by the funding by Lenders of Revolver Loans, then each Lender (other than Fleet) shall be deemed to have purchased a participating interest in any unpaid Settlement Loan in an amount equal to such Lender’s Pro Rata share of such Settlement Loan and shall transfer to Fleet, in immediately available funds not later than the 2nd Business Day after Fleet’s request therefor, the amount of such Lender’s participation.  The proceeds of Settlement Loans may be used solely for purposes for which Revolver Loans generally may be used in accordance with Section 1.2.3 hereof.  If any amounts received by Fleet in respect of any Settlement Loans are later required to be returned or repaid by Fleet to Borrowers or any other Obligor or their respective representatives or successors-in-interest, whether by court order, settlement or otherwise, the other Lenders shall, upon demand by Fleet with notice to Administrative Agent, pay to Administrative Agent for the account of Fleet, an amount equal to each other Lender’s Pro Rata share of all such amounts required to be returned or repaid by Fleet.

3.1.4.                     Disbursement Authorization.  Each Borrower hereby irrevocably authorizes Administrative Agent to disburse the proceeds of each Revolver Loan requested by any Borrower, or deemed to be requested pursuant to Section 3.1.1 or Section 3.1.3(ii), as follows:  (i) the proceeds of each Revolver Loan requested under Section 3.1.1(i) shall be disbursed by Administrative Agent in accordance with the terms of the written disbursement letter from Borrowers in the case of the initial Borrowing, and, in the case of each subsequent Borrowing, by wire transfer to such bank account as may be agreed upon by Borrowers and Administrative Agent from time to time or elsewhere if pursuant to a written direction from any Borrower; and (ii) the proceeds of each Revolver Loan requested under Section 3.1.1(ii) or Section 3.1.3(ii) shall be disbursed by Administrative Agent by way of direct payment of the relevant interest or other Obligation.  Any Loan proceeds received by any Borrower or in payment of any of the Obligations shall be deemed to have been received by all Borrowers.

3.2.                            Defaulting Lender.  If any Lender shall, at any time, fail to make any payment to Administrative Agent or Fleet that is required hereunder, Administrative Agent may, but shall not be required to, retain payments that would otherwise be made to such defaulting Lender hereunder and apply such payments to such defaulting Lender’s defaulted obligations hereunder, at such time, and in such order, as Administrative Agent may elect in its sole discretion.  With respect to the payment of any funds from Administrative Agent to a Lender or from a Lender to Administrative Agent, the party failing to make the full payment when due pursuant to the terms hereof shall, upon demand by the other party, pay such amount together with interest on such amount at the Federal Funds Rate.  The failure of any Lender to fund its portion of any Revolver Loan or payment in respect of an LC Obligation shall not relieve any other Lender of its obligation, if any, to fund its portion of the Revolver Loan or payment in respect of an LC Obligation on the date of Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Revolver Loan or payment in respect of an LC Obligation to be made by such Lender on the date of any Borrowing.  Solely as among the Lenders and solely for purposes of voting or consenting to matters with respect to any of the Loan Documents, Collateral or any Obligations and determining a defaulting Lender’s Pro Rata share of payments and proceeds of Collateral pending such defaulting Lender’s cure of its defaults hereunder, a defaulting Lender shall not be deemed to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0).  The provisions of this Section 3.2 shall be solely for the benefit of Administrative Agent and Lenders and may not be enforced by Borrowers.

3.3.                            Special Provisions Governing LIBOR Loans.

3.3.1.                     Number of LIBOR Loans.  In no event may the number of LIBOR Loans outstanding at any time to Borrowers exceed 5.

3.3.2.                     Minimum Amounts.  Each Borrowing of LIBOR Loans pursuant to Section 3.1.1(i), and each continuation of or conversion to LIBOR Loans pursuant to Section 2.1.2 hereof, shall be in a minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.

3.3.3.                     LIBOR Lending Office.  Each Lender’s initial LIBOR Lending Office is set forth opposite its name on the signature pages hereof.  Each Lender shall have the right at any time and from time to time to designate a different office of itself or of any Affiliate as such Lender’s LIBOR Lending Office, and to transfer any outstanding LIBOR Loans to such LIBOR Lending Office.  No such designation or transfer shall result in any liability on the part of Borrowers for increased costs or expenses resulting solely from such designation or transfer except any such transfer that is made by a Lender pursuant to Section 2.6 or Section 2.7 hereof, or otherwise for the purpose of complying with Applicable Law.  Increased costs for expenses resulting from a change in Applicable Law occurring subsequent to any such designation or transfer shall be deemed not to result solely from such designation or transfer.

3.3.4.                     Funding of LIBOR Loans. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBOR Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBOR Loans; provided, however, that such LIBOR Loans shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of Borrowers to repay such LIBOR Loans shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility.  The calculation of all amounts payable to Lender under Section 2.7 and 2.10 shall be made as if each Lender had actually funded or committed to fund its LIBOR Loan through the purchase of an underlying deposit in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period for such LIBOR Loans; provided, however, that each Lender may fund its LIBOR Loans in any manner it deems fit and the foregoing presumption shall be utilized only for the calculation of amounts payable under Section 2.7 and Section 2.10.

3.4.                            Borrower Agent.  Each Borrower hereby irrevocably appoints Superior Essex Communications LLC and Superior Essex Communications LLC agrees to act under this Agreement, as the agent and representative of itself and each other Borrower for all purposes under this Agreement (in such capacity, “Borrower Agent”), including requesting Borrowings, selecting whether any Loan or portion thereof is to bear interest as a Base Rate Loan or a LIBOR Loan, and receiving account statements and other notices and communications to Borrowers (or any of them) from Administrative Agent.  Administrative Agent and each Lender may rely, and shall be fully protected in relying, on any Notice of Borrowing, Notice of Conversion/Continuation, disbursement instructions, reports, information, Borrowing Base Certificate or any other notice or communication made or given by Borrower Agent, whether in its own name, on behalf of any Borrower or on behalf of “the Borrowers,” and Administrative Agent and each Lender shall have no obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on such Borrower of any such Notice of Borrowing, Notice of Conversion Continuation, instruction, report, information, Borrowing Base Certificate or other notice or communication, nor shall the joint and several character of Borrowers’ liability for the Obligations be affected, provided that the provisions of this Section 3.4 shall not be construed so as to preclude any Borrower from directly requesting Borrowings or taking other actions permitted to be taken by “a Borrower” hereunder.  Administrative Agent may maintain a single Loan Account in the name of “Superior Essex Communications LLC” hereunder, and each Borrower expressly agrees to such arrangement and confirms that such arrangement shall have no effect on the joint and several character of such Borrower’s liability for the Obligations.

3.5.                            All Loans to Constitute One Obligation.  The Loans shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Security Document) shall be secured by Administrative Agent’s Lien upon all of the Collateral; provided, however, that Administrative Agent and each Lender shall be deemed to be a creditor of each Borrower and the holder of a separate claim against each Borrower to the extent of any Obligations jointly and severally owed by Borrowers to Administrative Agent or such Lender.

SECTION 4.                            PAYMENTS

4.1.                            General Payment Provisions.  All payments (including all prepayments) of principal of and interest on the Loans, LC Outstandings and other Obligations that are payable to Administrative Agent or any Lender shall be made to Administrative Agent in Dollars without any offset or counterclaim and free and clear of (and without deduction for) any present or future Taxes, and, with respect to payments made other than by application of balances in the Payment Account, in immediately available funds not later than 1:00 p.m. on the due date (and payment made after such time on the due date to be deemed to have been made on the next succeeding Business Day).  All payments received by Administrative Agent shall be distributed by Administrative Agent in accordance with Section 4.5 hereof, subject to the rights of offset that Administrative Agent may have as to amounts otherwise to be remitted to a particular Lender by reason of amounts due Administrative Agent from such Lender under any of the Loan Documents.

4.2.                            Repayment of Revolver Loans.

4.2.1.                     Payment of Principal.  The outstanding principal amounts with respect to the Revolver Loans shall be repaid as follows:

(i)                                     Any portion of the Revolver Loans consisting of the principal amount of Base Rate Loans shall be paid by Borrowers to Administrative Agent, for the Pro Rata benefit of Lenders (or, in the case of Settlement Loans, for the sole benefit of Fleet) unless timely converted to a LIBOR Loan in accordance with this Agreement, immediately upon (a) each receipt by Administrative Agent, any Lender or Borrowers of any proceeds of any Collateral, to the extent of such proceeds, (b) the Commitment Termination Date, and (c) in the case of Settlement Loans, the earlier of Fleet’s demand for payment or on each Settlement Date with respect to all Settlement Loans outstanding on such date.

(ii)                                  Any portion of the Revolver Loans consisting of the principal amount of LIBOR Loans shall be paid by Borrowers to Administrative Agent, for the Pro Rata benefit of Lenders, unless converted to a Base Rate Loan or continued as a LIBOR Loan in accordance with the terms of this Agreement, immediately upon (a) the last day of the Interest Period applicable thereto and (b) the Commitment Termination Date.  In no event shall Borrowers be authorized to make a voluntary prepayment with respect to any Revolver Loan outstanding as a LIBOR Loan prior to the last day of the Interest Period applicable thereto unless (x) otherwise agreed in writing by Administrative Agent, or Borrowers are otherwise expressly authorized or required by any other provision of this Agreement to pay any LIBOR Loan outstanding on a date other than the last day of the Interest Period applicable thereto, and (y) Borrowers pay to Administrative Agent, for the Pro Rata benefit of Lenders, concurrently with any prepayment of a LIBOR Loan, any amount due Administrative Agent and Lenders under Section 2.10 hereof as a consequence of such prepayment.  Notwithstanding the foregoing provisions of this Section 4.2.1(ii), if, on any date that Administrative Agent receives cash proceeds of any of the Collateral, there are no Revolver Loans outstanding as Base Rate Loans, Administrative Agent may either hold such proceeds as cash security for the timely payment of the Obligations or apply such proceeds to any outstanding Revolver Loans bearing interest as LIBOR Loans as the same become due and payable (whether at the end of the applicable Interest Periods or on the Commitment Termination Date).

(iii)                               Notwithstanding anything to the contrary contained elsewhere in this Agreement, if an Out-of-Formula Condition shall exist, Borrowers shall, on Administrative Agent’s demand, repay the outstanding Revolver Loans that are Base Rate Loans in an amount sufficient to reduce the aggregate unpaid principal amount of all Revolver Loans by an amount equal to such excess; and, if such payment of Base Rate Loans is not sufficient to eliminate the Out-of-Formula Condition, then Borrowers shall immediately deposit with Administrative Agent, for the Pro Rata benefit of Lenders, for application to any outstanding Revolver Loans bearing interest as LIBOR Loans as the same become due and payable (whether at the end of the applicable Interest Periods or on the Commitment Termination Date) cash in an amount sufficient to eliminate such Out-of-Formula Condition, and Administrative Agent may (a) hold such deposit as cash security pending disbursement of same to Lenders for application to the Obligations, or (b) if a Default or Event of Default exists, immediately apply such proceeds to the payment of the Obligations, including the Revolver Loans outstanding as LIBOR Loans (in which event Borrowers shall also pay to Administrative Agent for the Pro Rata benefit of Lenders any amounts required by Section 2.10 to be paid by reason of the prepayment of a LIBOR Loan prior to the last day of the Interest Period applicable thereto).

4.2.2.                     Payment of Interest.  Interest accrued on the Revolver Loans shall be due and payable on (i) the first day of each month (for the immediately preceding month), computed through the last day of the preceding month, with respect to any Revolver Loan (whether a Base Rate Loan or LIBOR Loan) and (ii) the last day of the applicable Interest Period in the case of a LIBOR Loan.  Accrued interest shall also be paid by Borrowers on the Commitment Termination Date.  With respect to any Base Rate Loan converted into a LIBOR Loan pursuant to Section 2.1.2 on a day when interest would not otherwise have been payable with respect to such Base Rate Loan, accrued interest to the date of such conversion on the amount of such Base Rate Loan so converted shall be paid on the conversion date.

4.3.                            Payment of Other Obligations.  The balance of the Obligations requiring the payment of money, including the LC Outstandings and Extraordinary Expenses incurred by Administrative Agent or any Lender, shall be repaid by Borrowers to Administrative Agent for allocation among Administrative Agent and Lenders as provided in the Loan Documents, or, if no date of payment is otherwise specified in the Loan Documents, on demand.

4.4.                            Marshaling; Payments Set Aside.  Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrowers or any other Obligor or against or in payment of any or all of the Obligations.  To the extent that Borrowers make a payment or payments to Administrative Agent or any Lender, or Administrative Agent or any Lender receives payment from the proceeds of any Collateral or exercises its right of setoff, and such payment or the proceeds of such Collateral or setoff (or any part thereof) are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then to the extent of any loss by Administrative Agent or any Lender, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment or proceeds had not been made or received and any such enforcement or setoff had not occurred.  The provisions of the immediately preceding sentence of this Section 4.4 shall survive any termination of the Commitments and Full Payment of the Obligations.

4.5.                            Allocation of Payments and Collections.

4.5.1.                     Allocation of Payments.  All monies to be applied to the Obligations, whether such monies represent voluntary or mandatory payments or prepayments by one or more Obligors or are received pursuant to demand for payment or realized from any disposition of Collateral, shall be allocated among Agents and such of the Lenders as are entitled thereto (and, with respect to monies allocated to Lenders, on a Pro Rata basis unless otherwise provided herein):  (i) first, to Administrative Agent to pay principal and accrued interest on any portion of the Revolver Loans which Administrative Agent may have advanced on behalf of any Lender and for which Administrative Agent has not been reimbursed by such Lender or Borrowers; (ii) second, to Fleet to pay the principal and accrued interest on any portion of the Settlement Loans outstanding, to be shared with Lenders that have acquired and paid for a participating interest in such Settlement Loans; (iii) third, to the extent that Fleet has not received from any Participating Lender a payment as required by Section 1.3.2 hereof, to Fleet to pay all such required payments from each Participating Lender; (iv) fourth, to Administrative Agent to pay the amount of Extraordinary Expenses and amounts owing to Administrative Agent pursuant to Section 14.10 hereof that have not been reimbursed to Administrative Agent by Borrowers or Lenders, together with interest accrued thereon at the rate applicable to Revolver Loans that are Base Rate Loans; (v) fifth, to Agents to pay any Indemnified Amount that has not been paid to Agents by Obligors or Lenders, together with interest accrued thereon at the rate applicable to Revolver Loans that are Base Rate Loans; (vi) sixth, to Agents to pay any fees due and payable to Agents; (vii) seventh, to each Lender for any Indemnified Amount that such Lender has paid to Administrative Agent and any Extraordinary Expenses that such Lender has reimbursed to Administrative or such Lender has incurred, to the extent that such Lender has not been reimbursed by Obligors therefor; (viii) eighth, to Fleet to pay principal and interest with respect to LC Outstandings (or to the extent any of the LC Outstandings are contingent and an Event of Default then exists, deposited in the Cash Collateral Account to provide security for the payment of the LC Outstandings), which payment shall be shared with the Participating Lenders in accordance with Section 1.3.2(iii) hereof; (ix) ninth, to Lenders in payment of the unpaid principal and accrued interest in respect of the Loans (other than Settlement Loans) and other Obligations (excluding Banking Relationship Debt) then outstanding; and (x) tenth, to the payment of any Banking Relationship Debt.  The allocations set forth in this Section 4.5 are solely to determine the rights and priorities of Agents and Lenders as among themselves and may be changed by Agents and Lenders without notice to or the consent or approval of any Borrower or any other Person.

4.5.2.                     Erroneous Allocation.  Administrative Agent shall not be liable for any allocation or distribution of payments made by it in good faith and, if any such allocation or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to which payment was due but not made shall be to recover from the other Lenders or Administrative Agent any payment in excess of the amount to which such other Lenders or Administrative Agent are determined to be entitled

(and such other Lenders and Administrative Agent hereby agree to return to such Lender any such erroneous payments received by them).

4.6.                            Application of Payments and Collateral Proceeds.  All Payment Items received by Administrative Agent by 1:00 p.m. on any Business Day shall be deemed received on that Business Day.  All Payment Items received by Administrative Agent after 1:00 p.m. on any Business Day shall be deemed received on the following Business Day.  Each Borrower irrevocably waives the right to direct the application of any and all payments and Collateral proceeds at any time or times hereafter received by Administrative Agent or any Lender from or on behalf of Borrowers, and each Borrower does hereby irrevocably agree that Administrative Agent shall have the continuing exclusive right to apply and reapply any and all such payments and Collateral proceeds received at any time or times hereafter by Administrative Agent or its agent against the Obligations, in such manner as Administrative Agent may deem advisable, notwithstanding any entry by Administrative Agent upon any of its books and records (subject, as among Administrative Agent and Lenders, to application in accordance with Section 4.5); provided, however, that any payments or proceeds of Collateral received by Administrative Agent on any date that an Event of Default does not exist shall be applied in accordance with any provisions of this Agreement that govern the application of such payment or proceeds.  If, as the result of Administrative Agent’s collection of proceeds of Accounts and other Collateral as authorized by Section 7.2.6 a credit balance exists, such credit balance shall not accrue interest in favor of Borrowers, but shall be available to Borrowers at any time or times for so long as no Default or Event of Default exists. Lenders may, at their option, apply such credit balance against any of the Obligations upon and after the occurrence of an Event of Default.

4.7.                            Loan Accounts; the Register; Account Stated.

4.7.1.                     Loan Accounts.  Each Lender shall maintain in accordance with its usual and customary practices an account or accounts (a “Loan Account”) evidencing the Debt of Borrowers to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable to such Lender from time to time hereunder and under each Note payable to such Lender.  Any failure of a Lender to record in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers hereunder (or under any Note) to pay any amount owing hereunder to such Lender.

4.7.2.                     The Register.  Administrative Agent shall maintain a register (the “Register”) which shall include a master account and a subsidiary account for each Lender and in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of each Loan comprising such Borrowing and any Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder or under the Notes, and (iv) the amount of any sum received by Administrative Agent from Borrowers or any other Obligor and each Lender’s share thereof.  The Register shall be available for inspection by Borrowers or any Lender at the offices of Administrative Agent at any reasonable time and from time to time upon reasonable prior notice.  Any failure of Administrative Agent to record in the Register, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers hereunder (or under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Administrative Agent.

4.7.3.                     Entries Binding.  The entries made in the Register and each Loan Account shall constitute rebuttably presumptive evidence of the information contained therein; provided, however, that if a copy of information contained in the Register or any Loan Account is provided to any Person, or any Person inspects the Register or any Loan Account, at any time or from time to time, then the information contained in the Register or the Loan Account, as applicable, shall be conclusive and binding on such

Person for all purposes absent manifest error, unless such Person notifies Administrative Agent in writing within 30 days after such Person’s receipt of such copy or such Person’s inspection of the Register or Loan Account of its intention to dispute the information contained therein.

4.8.                            Gross Up for Taxes.  If Borrowers shall be required by Applicable Law to withhold or deduct any Taxes from or in respect of any sum payable under this Agreement or any of the other Loan Documents, (a) the sum payable to Administrative Agent or such Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made, (b) Borrowers shall make such withholding or deductions, and (c) Borrowers shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law.  If Administrative Agent or any Lender determines that it has received a refund, credit, or other reduction of taxes in respect of any Taxes paid by Borrowers pursuant to this Section 4.8, such Person shall within 30 days from the date of actual receipt of such refund or the filing of the tax return in which such credit or other reduction results in a lower tax payment, pay over such refund or the amount of such tax reduction to Borrowers (but only to the extent of Taxes paid by Borrowers pursuant to this Section 4.8), net of all out-of-pocket expenses of such Person, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund).  Notwithstanding anything to the contrary in this Agreement, Borrowers agree to repay any amount paid over to the Borrowers pursuant to the immediately preceding sentence (plus penalties, interest, or other charges) if such Person is required to repay such amount to the taxing Governmental Authority upon the written request of Administrative Agent or any Lender (provided such written request is made by Administrative Agent or such Lender within 90 days of the date on which written notice of such obligation to repay is delivered to such Lender by the applicable taxing Governmental Authority), and such repayment obligation of Borrowers shall survive Full Payment of the Obligations and the termination of any of the Commitments.

4.9.                            Withholding Tax Exemption.  At least 5 Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Foreign Lender, such Foreign Lender agrees that it will deliver to Borrower Agent and Administrative Agent 2 duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or any subsequent replacement substitute or form therefor), certifying in either case that such Lender is entitled to receive payment under this Agreement and its Note without deduction or withholding of any United States federal income taxes.  Each Foreign Lender which so delivers a Form W-8BEN or W-8ECI further undertakes to deliver to Borrower Agent and Administrative Agent 2 additional copies of such form (or a successor form) on or before the date that such form expires (currently, 3 successive calendar years for Form W-8BEN and one calendar year for Form W-8ECI) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower Agent or Administrative Agent, in each case, certifying that such Foreign Lender is entitled to receive payments under this Agreement and its Notes without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Foreign Lender from duly completing and delivering any such form with respect to it and such Lender advises Borrowers and Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income taxes.

4.10.                     Nature and Extent of Each Borrower’s Liability.

4.10.1.               Joint and Several Liability.  Each Borrower shall be liable for, on a joint and several basis, and hereby guarantees the timely payment by all other Borrowers of, all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which Administrative Agent or any Lender accounts for such Loans or other extensions of credit on its books and records, it being acknowledged and agreed that Loans to any Borrower inure to the mutual benefit of all Borrowers and that Administrative Agent and Lenders are relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations hereunder.  Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest owed on, any of the Loans or other Obligations, such Borrower shall forthwith pay the same, without notice or demand.

4.10.2.               Unconditional Nature of Liability.  Each Borrower’s joint and several liability hereunder with respect to, and guaranty of,  the Loans and other Obligations shall, to the fullest extent permitted by Applicable Law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any promissory note or other document evidencing all or any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Obligor or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Administrative Agent or any Lender with respect to any provision of any instrument evidencing or securing the payment of any of the Obligations, or any other agreement now or hereafter executed by any other Borrower and delivered to Administrative Agent or any Lender, (iv) the failure by Administrative Agent to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Obligations or Administrative Agent’s release of any Collateral or of its Liens upon any Collateral, (v) Administrative Agent’s or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, for the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the release or compromise, in whole or in part, of the liability of any Obligor for the payment of any of the Obligations, (viii) any amendment or modification of any of the Loan Documents or any waiver of a Default or Event of Default, (ix) any increase in the amount of the Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, or any decrease in the same, (x) the disallowance of all or any portion of Administrative Agent’s or any Lender’s claims against any other Obligor for the repayment of any of the Obligations under Section 502 of the Bankruptcy Code, or (xi) any other circumstance that might constitute a legal or equitable discharge or defense of any Borrower.  After the occurrence and during the continuance of any Event of Default, Administrative Agent may proceed directly and at once, without notice to any Obligor, against any or all of Obligors to collect and recover all or any part of the Obligations, without first proceeding against any other Obligor or against any Collateral or other security for the payment or performance of any of the Obligations, and each Borrower waives any provision under Applicable Law that might otherwise require Administrative Agent to pursue or exhaust its remedies against any Collateral or Obligor before pursuing another Obligor.  Each Borrower consents and agrees that Administrative Agent shall be under no obligation to marshal any assets in favor of any Obligor or against or in payment of any or all of the Obligations.

4.10.3.               No Reduction in Liability for Obligations.  No payment or payments made by an Obligor or received or collected by Administrative Agent from a Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Borrower under this Agreement, each of whom shall remain jointly and severally liable for the payment and performance of all Loans and other Obligations until the Obligations are paid in full and this Agreement is terminated.

4.10.4.               Contribution.  Each Borrower is unconditionally obligated to repay the Obligations as a joint and several obligor under this Agreement.  If, as of any date, the aggregate amount of payments made by a Borrower on account of the Obligations and proceeds of such Borrower’s Collateral that are applied to the Obligations exceeds the aggregate amount of Loan proceeds actually used by such Borrower in its business (such excess amount being referred to as an “Accommodation Payment”), then each of the other Borrowers (each such Borrower being referred to as a “Contributing Borrower”) shall be obligated to make contribution to such Borrower (the “Paying Borrower”) in an amount equal to (A) the product derived by multiplying the sum of each Accommodation Payment of each Borrower by the Allocable Percentage of the Borrower from whom contribution is sought less (B) the amount, if any, of the then outstanding Accommodation Payment of such Contributing Borrower (such last mentioned amount which is to be subtracted from the aforesaid product to be increased by any amounts theretofore paid by such Contributing Borrower by way of contribution hereunder, and to be decreased by any amounts theretofore received by such Contributing Borrower by way of contribution hereunder); provided, however, that a Paying Borrower’s recovery of contribution hereunder from the other Borrowers shall be limited to that amount paid by the Paying Borrower in excess of its Allocable Percentage of all Accommodation Payments then outstanding of all Borrowers.  As used herein, the term “Allocable Percentage” shall mean, on any date of determination thereof, a fraction the denominator of which shall be equal to the number of Borrowers who are parties to this Agreement on such date and the numerator of which shall be 1; provided, however, that such percentages shall be modified in the event that contribution from a Borrower is not possible by reason of insolvency, bankruptcy or otherwise by reducing such Borrower’s Allocable Percentage equitably and by adjusting the Allocable Percentage of the other Borrowers proportionately so that the Allocable Percentages of all Borrowers at all times equals 100%.

4.10.5.               Subordination.  Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any other Obligor, and any successor or assign of any other Obligor, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the Full Payment of all of the Obligations.

SECTION 5.                            TERM AND TERMINATION OF COMMITMENTS

5.1.                            Term of Commitments.  Subject to each Lender’s right to cease making Loans and other extensions of credit to Borrowers when any Default or Event of Default exists or upon termination of the Commitments as provided in Section 5.2 hereof, the Commitments shall be in effect for a period of 4 years from the date hereof through the close of business on November 10, 2007 (the “Term”).

5.2.                            Termination.

5.2.1.                     Termination by Administrative Agent.  Administrative Agent may (and upon the direction of the Required Lenders, shall) terminate the Commitments without notice at any time that an Event of Default exists; provided, however, that the Commitments shall automatically terminate as provided in Section 11.2 hereof.

5.2.2.                     Termination by Borrowers. Upon at least 30 days prior written notice to Administrative Agent, Borrower Agent (on behalf of Borrowers) may, at its option, terminate the Commitments in full; provided, however, no such termination by Borrowers shall be effective until Full Payment of the Obligations.  Any notice of termination given by Borrowers shall be irrevocable unless Administrative Agent otherwise agrees in writing.  Borrowers may elect to terminate the Commitments in their entirety only; provided, that, nothing contained herein shall affect Borrowers’ right to voluntarily reduce the Commitments as provided in Section 1.2.5 of this Agreement.  No section of this Agreement, Type of Loan available hereunder or Commitment may be terminated by Borrowers singly.

5.2.3.                     Termination Charges.  If the Commitments are terminated pursuant to Section 5.2.1 or  5.2.2 during the first Loan Year, then on the effective date of such termination

Borrowers shall pay to Administrative Agent, for the Pro Rata benefit of Lenders (in addition to the then outstanding principal, accrued interest, fees and other charges owing under the terms of this Agreement and any of the other Loan Documents), as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to 0.50% of the Commitments.

5.2.4.                     Effect of Termination.  On the effective date of termination of the Commitments by Administrative Agent or by Borrowers, all of the Obligations shall be immediately due and payable and Lenders shall have no obligation to make any Loans and Fleet shall have no obligation to procure any Letters of Credit.  All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Administrative Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Full Payment of the Obligations.  Notwithstanding the Full Payment of the Obligations, Administrative Agent shall not be required to terminate its security interests in any of the Collateral unless, with respect to any loss or damage Administrative Agent may incur as a result of the dishonor or return of any Payment Items applied to the Obligations, Administrative Agent shall have received either (i) a written agreement, executed by Borrowers and any Person deemed financially responsible by Administrative Agent whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agents and Lenders from any such loss or damage; or (ii) such monetary reserves and Liens on the Collateral for such period of time as Administrative Agent, in its reasonable discretion, may deem necessary to protect Administrative Agent from any such loss or damage.  The provisions of Sections 2.4, 2.7, 2.8, 2.10, 4.4, 4.8 and this Section 5.2.4 and all obligations of Borrowers to indemnify any Agent or any Lender pursuant to this Agreement or any of the other Loan Documents, shall in all events survive any termination of the Commitments and Full Payment of the Obligations.

SECTION 6.                            COLLATERAL

6.1.                            Security Interest.  To secure the prompt payment and performance of all of the Obligations, each Borrower has granted to Administrative Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of the Collateral pursuant to the Security Agreement and the other Security Documents.

6.2.                            No Assumption of Liability.  The security interest granted pursuant to the Security Agreement and the other Security Documents is granted as security only and shall not subject Administrative Agent or any Lender to, or in any way alter or modify, any obligation of liability of Borrowers with respect to or arising out of the Collateral.

6.3.                            Lien Perfection; Further Assurances.  Promptly after Administrative Agent’s request therefor, Borrowers shall execute or cause to be executed and deliver to Administrative Agent such instruments, assignments, title certificates or other documents as are necessary under the UCC or other Applicable Law to perfect (or continue the perfection of) Administrative Agent’s Lien upon the Collateral and shall take such other action as may be reasonably requested by Administrative Agent to give effect to or carry out the intent and purposes of this Agreement.

SECTION 7.                            COLLATERAL ADMINISTRATION

7.1.            General Provisions.

7.1.1.                     Location of Collateral.  All tangible items of Collateral, other than Inventory in transit and Permitted Consigned Inventory, shall at all times be kept by Borrowers at one or more of the business locations of Borrowers set forth in Schedule 7.1.1 hereto and shall not be moved therefrom, without the prior written approval of Administrative Agent, except that in the absence of an Event of Default and acceleration of the maturity of the Obligations in consequence thereof, Borrowers may

(i) make sales or other dispositions of any Collateral to the extent authorized by Section 9.2.10 hereof and (ii) move Inventory or Equipment or any record relating to any Collateral to a location in the United States other than those shown on Schedule 7.1.1 hereto so long as Borrowers have given Administrative Agent at least 10 Business Days prior written notice of such new location.  Notwithstanding anything to the contrary contained in this Agreement, Borrowers shall not be permitted to keep, store or otherwise maintain any Collateral at any location (including any location described in Section 7.1.1), unless (i) a Borrower is the owner of such location, (ii) a Borrower leases such location and the landlord has executed in favor of Administrative Agent a Lien Waiver or, if such landlord has not executed such a Lien Waiver, a Rent Reserve is instituted with respect to such location, (iii) the Collateral consists of Inventory placed with a warehouseman, bailee or processor, Administrative Agent has received from such warehouseman, bailee or processor an acceptable Lien Waiver and an appropriate UCC-1 financing statement has been filed with the appropriate Governmental Authority in the jurisdiction where such warehouseman, bailee or processor is located in order to perfect, or to maintain the uninterrupted perfection of, Administrative Agent’s security interest in such Inventory, or (iv) the Collateral consists of Permitted Consigned Inventory.

7.1.2.                     Insurance of Collateral; Condemnation Proceeds.

(i)                                     Each Borrower shall maintain and pay for insurance upon all Collateral, wherever located, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks in such amounts as are usually insured against by companies engaged in similar businesses in the same geographic area and with such insurance companies of standing and reputation no less favorable than those companies reflected on Schedule 7.1.2 or are otherwise reasonably satisfactory to Administrative Agent.  Schedule 7.1.2 describes all insurance of Borrowers in effect on the date hereof.  All proceeds payable under each such policy shall be payable to Administrative Agent for application to the Obligations.  Borrowers shall deliver the originals or certified copies of such policies to Administrative Agent with satisfactory lender’s loss payable endorsements reasonably satisfactory to Administrative Agent naming Administrative Agent as lender’s loss payee, mortgagee, assignee or additional insured, as appropriate.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Administrative Agent in the event of cancellation of the policy for any reason whatsoever other than non-payment of premiums (in which case 10 days prior written notice shall be required) and otherwise including those provisions contained in the form of endorsement provided to Borrowers by the Administrative Agent on the Closing Date.  If any Borrower fails to provide and pay for such insurance, Administrative Agent may, at its option, but shall not be required to, procure the same and charge Borrowers therefor.  Each Borrower agrees to deliver to Administrative Agent, promptly as rendered, true copies of all material reports made in any reporting forms to insurance companies.  For so long as no Event of Default exists, each Borrower shall have the right to settle, adjust and compromise any claim with respect to any insurance maintained by such Borrower; provided, that all proceeds thereof are applied in the manner specified in this Agreement, and Administrative Agent agrees promptly to provide any necessary endorsement to any checks or drafts issued in payment of any such claim.  At any time that an Event of Default exists, only Administrative Agent shall be authorized to settle, adjust and compromise such claims, Administrative Agent shall have all rights and remedies with respect to such policies of insurance as are provided for in this Agreement and the other Loan Documents.

(ii)                                  Any proceeds of insurance referred to in this Section 7.1.2 and any condemnation awards that are paid to Administrative Agent in connection with a condemnation of any of the Collateral shall be paid to Administrative Agent and applied in accordance with Section 4.5.1.

7.1.3.                     Protection of Collateral.  All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes imposed under any Applicable Law on any of the Collateral or in respect of the sale thereof, and all other payments required to be made by Administrative Agent to any Person to realize upon any Collateral shall be borne and paid by Borrowers.  Administrative Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Administrative Agent’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Borrowers’ sole risk.

7.1.4.                     Defense of Title to Collateral.  Each Borrower shall at all times defend such Borrower’s title to the Collateral and Administrative Agent’s Liens therein against all Persons and all claims and demands whatsoever other than Permitted Liens.

7.2.                            Administration of Accounts.

7.2.1.                     Records and Schedules of Accounts.  Each Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Administrative Agent weekly or on such other more frequent periodic basis as Administrative Agent shall request a sales and collections report for the preceding period, in form satisfactory to Administrative Agent (which form shall be substantially consistent with forms required by Administrative Agent from its other customers in the same or similar business as Borrowers (other than changes necessary due to Borrowers’ specific business operations)).  Each Borrower shall also provide to Administrative Agent on or before the fourth Business Day of each week, a detailed aged trial balance of all Accounts existing as of the last day of the preceding week, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed (“Schedule of Accounts”), and, upon Administrative Agent’s request therefor, copies of proof of delivery and a copy of all documents, including repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Administrative Agent shall reasonably request.  In addition, if Accounts in an aggregate face amount in excess of $1,000,000 cease to be Eligible Accounts in whole or in part, Borrowers shall notify Administrative Agent of such occurrence promptly (and in any event within 2 Business Days) after any Borrower’s having obtained actual knowledge of such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence.  Each Borrower shall deliver to Administrative Agent copies of invoices or invoice registers related to all of its Accounts.

7.2.2.                     Discounts, Disputes and Returns.  If any Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved or otherwise in accordance with such Borrower’s customary sale policies, such Borrower shall report such discounts, allowances or credits, as the case may be to Administrative Agent as part of the next required Schedule of Accounts.  If any amounts due and owing in excess of $500,000 are in dispute between any Borrower and any Account Debtor, or if any returns are made in excess of $500,000 with respect to any Accounts owing from an Account Debtor, such Borrower shall provide Administrative Agent with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in reasonable detail the reason for the dispute or return if known, all claims related thereto and the amount in controversy.  At any time an Event of Default exists, Administrative Agent shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of any Accounts comprising a part of the Collateral upon such terms and conditions as Administrative Agent may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorneys’ fees, to Borrowers.

7.2.3.                     Taxes.  If an Account of any Borrower includes a charge for any Taxes payable to any Governmental Authority, and if such Taxes are not paid when due or otherwise Properly Contested, Administrative Agent is authorized, in its sole discretion, from and after the occurrence of an Event of Default to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Administrative Agent nor any Lender shall be liable for any Taxes that may be due by Borrowers.

7.2.4.                     Account Verification.  Whether or not an Event of Default exists, Administrative Agent shall have the right at any time, in the name of any designee of Administrative Agent or any Borrower (or at any time an Event of Default exists, in the name of Administrative Agent) to verify the validity, amount or any other matter relating to any Accounts of such Borrower by mail, telephone, telegraph or otherwise.  Borrowers shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

7.2.5.                     Maintenance of Dominion Account.  Borrowers shall maintain a Dominion Account pursuant to a lockbox or other arrangement reasonably acceptable to Administrative Agent and with such bank as may be selected by Borrowers and be reasonably acceptable to Administrative Agent.  Borrowers shall (i) request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to the Dominion Account (or to lockboxes related to the Dominion Account to which the bank at which the Dominion Account is maintained has sole and exclusive access and from which any items of payment are automatically deposited into the Dominion Account), and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a lockbox) into the Dominion Account.  Borrowers shall issue to such bank an irrevocable letter of instruction directing such bank to deposit all payments or other remittances received in the lockbox to the Dominion Account.  Borrowers shall enter into agreements, in form reasonably satisfactory to Administrative Agent, with the bank at which the Dominion Account is maintained by which such bank shall immediately transfer to the Payment Account all monies deposited to the Dominion Account.  All funds deposited in the Dominion Account shall be subject to Administrative Agent’s Lien.  Borrowers shall obtain the agreement (in favor of and in form and content reasonably satisfactory to Administrative Agent and Lenders) by the bank at which the Dominion Account is maintained to waive any offset rights against the funds deposited into the Dominion Account, except offset rights in respect of charges incurred in the administration of the Dominion Account.  Neither Administrative Agent nor any Lender assumes any responsibility to Borrowers for such lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.  Notwithstanding anything to the contrary in this Section 7.2.5, (i) for so long as no Event of Default exists, Borrowers and their Subsidiaries may permit monies in an amount not to exceed $2,000,000 to remain in Deposit Accounts located in Canada and such monies shall not be required to be deposited into the Dominion Account and (ii) for so long as required by SunTrust Bank, Borrowers may maintain a $250,000 balance in the Dominion Account maintained with SunTrust Bank pursuant to the terms of that certain Blocked Account Agreement among SunTrust Bank, Borrowers, Administrative Agent and New Senior Secured Note Holder Agent.

7.2.6.                     Collection of Accounts and Proceeds of Collateral.  To expedite collection, each Borrower shall endeavor in the first instance to make collection of such Borrower’s Accounts.  All Payment Items received by any Borrower in respect of its Accounts, together with the proceeds of any other Collateral, shall be held by such Borrower as trustee of an express trust for Administrative Agent’s benefit; such Borrower shall immediately deposit same in kind in the Dominion Account; and Administrative Agent may remit such proceeds to Lenders for application of such proceeds to the Obligations in the manner authorized by this Agreement.  Administrative Agent retains the right at all times that an Event of Default exists to notify Account Debtors of any Borrower that Accounts have been assigned to Administrative Agent and to collect Accounts directly in its own name and to charge to Borrowers the collection costs and expenses incurred by Administrative Agent or Lenders, including reasonable attorneys’ fees.

7.3.                            Administration of Inventory.

7.3.1.                     Records and Reports of Inventory.  Each Borrower shall keep accurate and complete records of its Inventory (including records showing the cost thereof and daily withdrawals therefrom and additions thereto) and shall furnish Administrative Agent and Lenders inventory reports respecting such Inventory in form and detail satisfactory to Administrative Agent and Lenders (which reports shall be substantially consistent with reports required by Administrative Agent from its other customers in the same or similar business as Borrowers (other than changes necessary due to Borrowers’ specific business operations) monthly or at such more frequent times as Administrative Agent and Lenders may request.  Each Borrower shall, at its own expense, conduct a physical inventory no less frequently than annually (and on a more frequent basis if requested by Administrative Agent when an Event of Default exists) and periodic cycle counts consistent with such Borrower’s historical practices and shall provide to Administrative Agent and Lenders a report based on each such physical inventory and cycle count promptly after completion thereof, together with such supporting information as Administrative Agent shall reasonably request.  Administrative Agent may participate in and observe each physical count or inventory, which participation shall be at Borrowers’ expense at any time that an Event of Default exists.

7.3.2.                     Returns of Inventory.  No Borrower shall return any of its Inventory to a supplier or vendor thereof, or any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise, unless (i) such return is in the Ordinary Course of Business of such Borrower and such Person; (ii) no Default or Event of Default exists or would result therefrom; (iii) the return of such Inventory will not result in an Out-of-Formula Condition; (iv) such Borrower promptly notifies Administrative Agent thereof if the aggregate Value of all Inventory returned in any month exceeds $1,000,000; and (v) any cash payments received by such Borrower in connection with any such return are promptly turned over to Administrative Agent for application to the Obligations.

7.3.3.                     Acquisitions and Sales of Inventory.  Each Borrower will use its best efforts to insure that all Inventory that is produced in the United States of America will be produced in accordance in all material respects with the FLSA.  Except for Permitted Consigned Inventory and except as otherwise expressly permitted in writing by the Required Lenders, no Borrower shall sell any Inventory to any customer on approval or any basis upon which the customer has a right to return or obligates any Borrower to repurchase such Inventory (it being acknowledged that the foregoing does not include the discretionary decisions on the part of a Borrower to repurchase Inventory).

7.3.4.                     Maintenance of Inventory.  Borrowers shall produce, use, store and maintain all Inventory with all reasonable care and caution in all material respects in accordance with applicable standards of any insurance and in all material respects in conformity with Applicable Law (including the requirements of the FLSA) and will maintain current rent payments (within applicable grace periods provided for in leases) at all locations at which any Inventory is maintained or stored.

7.4.                            Administration of Equipment.

7.4.1.                     Records and Schedules of Equipment.  Each Borrower shall keep accurate records itemizing and describing the kind, type, quality, quantity and cost of its Equipment and all dispositions made in accordance with Section 7.4.2 hereof, and shall furnish Administrative Agent and Lenders with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Administrative Agent.  Promptly after request therefor by Administrative Agent,

Borrowers shall deliver to Administrative Agent and Lenders any and all evidence of ownership, if any, of any of the Equipment which individually has a book value in excess of $500,000.

7.4.2.                     Dispositions of Equipment.  No Borrower will sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of Administrative Agent; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to (i) dispositions of Equipment which, in the aggregate during any consecutive 12-month period, has a fair market value of $2,000,000 or less, provided that all Net Disposition Proceeds thereof are remitted to Administrative Agent for application to the Obligations, (ii) replacements of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired prior to or substantially concurrently with any disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens, and Borrowers shall have given Administrative Agent at least 10 days prior written notice of such disposition and (iii) dispositions of Equipment by a Borrower to another Borrower or any Subsidiary Guarantor or dispositions of Equipment by a Subsidiary to a Borrower or any Subsidiary Guarantor.

7.4.3.                     Condition of Equipment.  Each Borrower shall use its best efforts to ensure that the Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency of the Equipment shall be maintained and preserved, ordinary wear and tear excepted.  Each Borrower shall use its best efforts to ensure that the Equipment shall be mechanically and structurally sound, capable of performing the functions for which the Equipment was originally designed, in accordance with the manufacturer’s published and recommended specifications.  No Borrower will permit any of the Equipment to become affixed to any real Property leased to such Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to Administrative Agent, and no Borrower will permit any of the Equipment to become an accession to any personal Property that is subject to a Lien unless the Lien is a Permitted Lien.

7.5.                            Borrowing Base Certificates.  On the Closing Date and on or before the fourth Business Day of each week after the Closing Date, Borrowers shall deliver to Administrative Agent (and Administrative Agent shall, on request from a Lender, promptly deliver to such Lender) a Borrowing Base Certificate prepared as of the close of business of the previous week, and at such other times as Administrative Agent may request.  All calculations of Availability in connection with any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer to Administrative Agent, provided, that Administrative Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (i) to reflect its reasonable estimate of declines in value of any of the Collateral described therein and (ii) to the extent that such calculation is not in accordance with this Agreement or does not accurately reflect the amount of the Availability Reserve.  In no event shall the Borrowing Base be deemed to exceed the amount of the Borrowing Base shown on the Borrowing Base Certificate last received by Administrative Agent prior to such date, as such Borrowing Base Certificate may be adjusted from time to time by Administrative Agent as herein authorized.

SECTION 8.                            REPRESENTATIONS AND WARRANTIES

8.1.                            General Representations and Warranties.  To induce Administrative Agent and Lenders to enter into this Agreement and to make available the Commitments, each Borrower warrants and represents to Administrative Agent and Lenders that:

8.1.1.                     Organization and Qualification.  Each Borrower and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on Schedule 8.1.1 hereto and in all other states and jurisdictions in which the failure of such Borrower or any of such Subsidiaries to be so qualified would have a Material Adverse Effect.

8.1.2.                     Power and Authority.  Each Borrower and each of its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party.  The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary action and do not and will not (i) require any consent or approval of any of the holders of the Equity Interests of any Borrower or any of its Subsidiary other than those obtained on or prior to the Closing Date; (ii) contravene the Organic Documents of any Borrower or any of its Subsidiaries; (iii) violate, or cause any Borrower or any of its Subsidiaries to be in default under, any provision of any Applicable Law, order, writ, judgment, injunction, decree, determination or award in effect having applicability to any Borrower or any of its Subsidiaries; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which any Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Borrower or any of its Subsidiaries.

8.1.3.                     Legally Enforceable Agreement.  This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower and each of its Subsidiaries signatories thereto enforceable against them in accordance with the respective terms of such Loan Documents, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights.

8.1.4.                     Capital Structure.  As of the Closing Date, Schedule 8.1.4 hereto states (i) the correct name of each Subsidiary, its jurisdiction of incorporation and the percentage of its Equity Interests having voting powers owned by each Person, (ii) the name of each Borrower’s corporate Affiliates and the nature of the affiliation and (iii) the number of authorized and issued Equity Interests (and treasury shares) of each Borrower and its Subsidiaries.  Each Borrower has good title to all of the shares it purports to own of the Equity Interests of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens.  All such outstanding Equity Interests have been duly issued and are fully paid and non-assessable.  Since the date of the financial statements of Borrowers referred to in Section 8.1.9 hereof, Borrowers have not made, or obligated themselves to make, any Distribution (other than (i) cash Distributions to another Borrower, Guarantor or Superior TeleCom Inc. consummated prior to the Closing Date and (ii) the Distribution of Equity Interest of Essex International Inc. from Superior Telecommunications Inc. to New Subsidiary prior to or on the Closing Date).  As of the Closing Date, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Equity Interests or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of any Borrower or any of its Subsidiaries.  As of the Closing Date, except as set forth on Schedule 8.1.4 hereto and the Security Documents, there are no outstanding agreements or instruments binding upon the holders of any Borrower’s Equity Interests relating to the ownership of its Equity Interests.

8.1.5.                     Corporate Names.  During the 5-year period preceding the Closing Date, no Borrower nor any of its Subsidiaries has been known as or used any corporate, fictitious or trade names except those listed on Schedule 8.1.5 hereto.  Except as set forth on Schedule 8.1.5 or as contemplated by the Plan of Reorganization, no Borrower nor any of its Subsidiaries has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person within the past 5 years.

8.1.6.                     Business Locations; Administrative Agent for Process.  As of the Closing Date, the chief executive office and other places of business of each Borrower and its Subsidiaries are as listed on Schedule 7.1.1 hereto.  During the 5-year period preceding the Closing Date, no Borrower nor any of its Subsidiaries has had an office, place of business or agent for service of process other than as listed on Schedule 7.1.1.  Except as shown on Schedule 7.1.1 on the Closing Date, no Inventory of any Borrower or any of its Subsidiaries is stored with a bailee, warehouseman or similar Person, nor is any Inventory consigned to any Person (other than Permitted Consigned Inventory).

8.1.7.                     Title to Properties; Priority of Liens.  Each Borrower and each of its Subsidiaries has good and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of its personal Property, including all Property reflected in the financial statements referred to in Section 8.1.9 or delivered pursuant to Section 9.1.3, in each case free and clear of all Liens except Permitted Liens.  Except as otherwise provided on Schedule 8.1.34, each Borrower has paid or discharged, and has caused each of its Subsidiaries to pay and discharge, all lawful claims which, if unpaid, could reasonably be expected to become a Lien against any Properties of such Borrower or any such Subsidiary that is not a Permitted Lien other than such claims that are being Properly Contested.  The Liens granted to Administrative Agent pursuant to this Agreement and the other Security Documents are duly perfected, first priority Liens, subject only to those Permitted Liens that are expressly permitted by the terms of this Agreement to have priority over the Liens of Administrative Agent.

8.1.8.                     Accounts.  Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect to any Account.  Unless indicated in the most recent Borrowing Base Certificate, or otherwise indicated in writing to Administrative Agent with respect to each Account, each Borrower warrants that:

(i)                                     It is genuine and in all respects what it purports to be, it is not evidenced by a judgment and is an Eligible Account;

(ii)                                  It arises out of a completed, bona fide sale and delivery of goods by a Borrower in the Ordinary Course of Business and substantially in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Borrower and the Account Debtor;

(iii)                               It is for a sum certain maturing as stated in the duplicate invoice covering such sale, a copy of which has been furnished or is available to Administrative Agent on request;

(iv)                              Such Account, and Administrative Agent’s security interest therein, is not, and will not (by voluntary act or omission of a Borrower) be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is immaterial, and each such Account is absolutely owing to a Borrower and is not contingent in any respect or for any reason;

(v)                                 The contract under which such Account arose does not condition or restrict a Borrower’s right to assign to Administrative Agent the right to payment thereunder unless such Borrower has obtained the Account Debtor’s consent to such collateral assignment or complied with any conditions to such assignment (regardless of whether under the UCC or other Applicable Law any such restrictions are ineffective to prevent the grant of a Lien upon such Account in favor of Administrative Agent);

(vi)                              Such Borrower has not made any agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts or allowances which are granted by a Borrower in the Ordinary Course of Business and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Administrative Agent pursuant to Section 7.2.1 hereof;

(vii)                           To Borrower’s knowledge, there are no facts, events or occurrences which are reasonably likely to impair the validity or enforceability of such Account or reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Administrative Agent with respect thereto;

(viii)                        To Borrower’s actual knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) is Solvent; and

(ix)                                To Borrower’s actual knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder and which are reasonably likely to result in any material adverse change in such Account Debtor’s financial condition or the collectibility of such Account.

8.1.9.                     Financial Statements; Fiscal Year.  The Consolidated and consolidating balance sheets of Superior Telecom Inc. and Borrowers and such other Persons described therein (including the accounts of all Subsidiaries of Borrowers for the respective periods during which a Subsidiary relationship existed) as of September 30, 2003 and the related statements of income, changes in stockholder’s equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP (except for year end adjustments and the absence of footnotes), and present fairly the financial positions of Borrowers and such Persons at such dates and the results of Borrowers’ operations for such periods,  and to the extent such financial statements contain notes, such notes do not contain any untrue statement of a material fact or omit any material fact required to be included by GAAP.  Since September 30, 2003, except as contemplated by the Plan of Reorganization, there has been no material change in the condition, financial or otherwise, of Borrowers and such other Persons as shown on the Consolidated balance sheet as of such date and no material change in the aggregate value of Equipment and real Property owned by Borrowers or such other Persons.

8.1.10.               Full Disclosure.  This Agreement and each other written statement made herein or in connection herewith do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained herein or therein not materially misleading, in each case, in light of the facts and circumstances existing at the time any such statement was made.  There are no facts or circumstances in existence on the Closing Date which any Borrower has failed to disclose to Administrative Agent and Lenders in writing that could reasonably be expected to have a Material Adverse Effect.

8.1.11.               Solvent Financial Condition.  Each Borrower and its Subsidiaries is Solvent and, after giving effect to the Loans to be made hereunder, the Letters of Credit to be issued in connection herewith and the consummation of the other transactions described in the Loan Documents, will be Solvent.

8.1.12.               Surety Obligations.  Except as set forth on Schedule 8.1.12 hereto on the Closing Date, no Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

8.1.13.               Taxes.  The FEIN and organizational identification number of each Borrower and each of its Subsidiaries (if any) is as shown on Schedule 8.1.13 hereto.  Each Borrower and each of its

Subsidiaries has filed all federal, state and material local tax returns and other material reports it is required by law to file (after giving effect to any applicable extensions) and has paid, or made provision for the payment of, all Taxes upon it, its income and Properties as and when such Taxes are due and payable, except to the extent being Properly Contested.  The provision for Taxes on the books of each Borrower and each of its Subsidiaries are adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

8.1.14.               Brokers.  There are no claims against any Borrower for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement or any of the other Loan Documents, other than to Rothschild, Inc. (which claims will be paid by Borrowers in accordance with the Plan of Reorganization).

8.1.15.               Intellectual Property. Each Borrower and each of its Subsidiaries each owns or has the lawful right to use all Intellectual Property material to the conduct of its business as presently conducted without any known conflict with the rights of others; there is no objection to, or pending (or, to Borrowers’ knowledge, threatened) Intellectual Property Claim with respect to, any Borrower’s or any of its Subsidiaries’ right to use any such Intellectual Property and such Borrower is not aware of any grounds for challenge or objection thereto; and, except as may be disclosed on Schedule 8.1.15, no Borrower nor any of its Subsidiaries pays any royalty or other compensation to any Person for the right to use any Intellectual Property, other than “off the shelf” software license arrangements.  As of the Closing Date, all Intellectual Property is listed on Schedule 8.1.15 hereto, to the extent such Intellectual Property is registered under any Applicable Law or are otherwise material to any Borrower’s or any of its Subsidiaries’ business.

8.1.16.               Governmental Approvals.  Each Borrower and each of its Subsidiaries has, and is in good standing with respect to, all Governmental Approvals necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except for those Governmental Approvals the failure of which to have would not have a Material Adverse Effect.

8.1.17.               Compliance with Laws.  Each Borrower and each of its Subsidiaries has duly complied with, and its Properties, business operations (including production of Inventory) and leaseholds are in compliance in all material respects with, the provisions of all Applicable Law (except to the extent that any such noncompliance with Applicable Law could not reasonably be expected to have a Material Adverse Effect).

8.1.18.               Burdensome Contracts.  Except as set forth on Schedule 8.1.18, no Borrower nor any of its Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which has or could be reasonably expected to have a Material Adverse Effect.  No Borrower nor any of its Subsidiaries is a party or subject to any Restrictive Agreements, except as set forth on Schedule 8.1.18 hereto, none of which prohibit the execution or delivery of any of the Loan Documents by any Obligor or the performance by any Obligor of its obligations under any of the Loan Documents to which it is a party, in accordance with the terms of such Loan Documents.

8.1.19.               Litigation.  Except as set forth on Schedule 8.1.19 hereto, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Borrower, threatened on the Closing Date against or affecting any Borrower or any of its Subsidiaries, or the business, operations, Properties, or condition of any Borrower or any of its Subsidiaries, (i) which relate to any of the Loan Documents or any of the transactions contemplated thereby or (ii) which, if determined adversely to any Borrower or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect.  To the knowledge of each Borrower, no Borrower nor any of its Subsidiaries is in default on the Closing

Date with respect to any order, writ, injunction, judgment, decree or rule of any court, Governmental Authority or arbitration board or tribunal.

8.1.20.               No Defaults.  No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Borrower’s performance hereunder, constitute a Default or an Event of Default.  As of the Closing Date, no Borrower nor any of its Subsidiaries is in default, and no event has occurred and no condition exists which constitutes or which with the passage of time or the giving of notice or both would constitute a default, under any Material Contract or in the payment of any Debt for Money Borrowed of a Borrower or a Subsidiary to any Person.

8.1.21.               Leases.  Schedule 8.1.21 hereto is a complete listing of each capitalized and operating lease of each Borrower and each of its Subsidiaries on the Closing Date that constitutes a Material Contract.  As of the Closing Date, each Borrower and each of its Subsidiaries is in compliance, in all material respects, with all of the terms of each of its respective capitalized and operating leases and there is no basis upon which the lessors under any such leases could terminate same or declare any Borrower or any of its Subsidiaries in default thereunder.

8.1.22.               Pension Plans.  Except as disclosed on Schedule 8.1.22 hereto, no Borrower nor any of its Subsidiaries has any Plan on the Closing Date.  Each Borrower and each of its Subsidiaries is in compliance in all material respects with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan.  No fact or situation that is reasonably likely to result in a Material Adverse Effect exists in connection with any Plan.

8.1.23.               Trade Relations.  As of the Closing Date, there exists no actual or, to the Borrowers’ knowledge threatened termination, cancellation or limitation of, or any materially adverse modification or change in, the business relationship between any Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of such Borrower, or with any material supplier or group of material suppliers, and there exists no condition or state of facts or circumstances to prevent any Borrower from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted, subject to residual effects of the Chapter 11 Case, none of which could reasonably be expected to have a Material Adverse Effect.

8.1.24.               Labor Relations.  Except as described on Schedule 8.1.24 hereto, no Borrower nor any of its Subsidiaries is on the Closing Date a party to or bound by any collective bargaining agreement, management agreement or consulting agreement.  On the Closing Date, there are no material grievances, disputes or controversies with any union or any other organization of any Borrower’s or any Subsidiary’s employees, or, to any Borrower’s knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

8.1.25.               Not a Regulated Entity.  No Obligor is (i) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; (ii) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935; or (iii) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

8.1.26.               Tax Shelter Regulations.  Borrowers do not intend to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event that Borrowers determine to take any action inconsistent with such intention, Borrowers promptly will notify Administrative Agent thereof.  If Borrowers so notify Administrative Agent, Borrowers acknowledge that one or more of the Lenders may treat its advances as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

8.1.27.               Margin Stock.  No Borrower nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

8.1.28.               Payable Practice.No Borrower nor any of its Subsidiaries has made any material change in the historical accounts payable practices from those in effect immediately prior to the Closing Date.

8.1.29.               Environmental Law.

(i)                                     Each Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws and except as set forth on Schedule 8.1.29 neither any Borrower nor any Subsidiary nor any of its presently owned real Property or presently conducted operations, nor its previously owned real Property (during such Borrower’s or its Subsidiaries’ prior ownership thereof) or prior operations, is subject to any enforcement order from or liability agreement with any Governmental Authority or private Person respecting (i) any material non-compliance with any applicable Environmental Law or (ii) any material liabilities and costs or remedial action arising from an Environmental Release or threatened Environmental Release.

(ii)                                  Each Borrower and each of its Subsidiaries have obtained all material permits necessary for their current operations under applicable Environmental Laws, and all such permits are in good standing and each Borrower and each of its Subsidiaries are in compliance in all material respects with the terms and conditions of such permits.

(iii)                               Except as identified on Schedule 8.1.29, no Borrower nor any of its Subsidiaries, nor, to the best of any Borrower’s knowledge, any of its predecessors in interest, stored, treated or disposed of any hazardous waste as defined under the RCRA except in material compliance with applicable Environmental Laws or a permit issued pursuant thereto.

(iv)                              Except as identified on Schedule 8.1.29, no Borrower nor any of its Subsidiaries has received any summons, complaint, order or similar written notice from a Governmental Authority indicating that it is not currently in compliance with, or that any Governmental Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of an Environmental Release or threatened Environmental Release.

(v)                                 To the best of each Borrower’s knowledge, and except as identified on Schedule 8.1.29, none of the present or past operations of any Borrower or any of its Subsidiaries is the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed by Borrowers or any of their Subsidiaries to respond to an Environmental Release or threatened Environmental Release.

(vi)                              Except as disclosed on Schedule 8.1.29, there is not now, nor, to the best of any Borrower’s knowledge has there ever been on or in the Real Estate:

(A)                              any underground storage tanks or surface impoundments (except those that have been removed in material compliance with applicable Environmental Law or have been maintained in compliance with applicable Environmental Law),

(B)                                any friable asbestos-containing material, or

(C)                                any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment (except those that have been handled in material compliance with applicable Environmental Law).

(vii)                           Except as identified on Schedule 8.1.29, neither any Borrower nor any of its Subsidiaries has filed any notice under any requirement of Environmental Law reporting an Environmental Release within the last 5 years, except for Environmental Releases that have been resolved in compliance with applicable Environmental Law.

(viii)                        Except as disclosed on Schedule 8.1.29, neither any Borrower nor any of its Subsidiaries has entered into any written settlement agreements with any Person (including the prior owner of its property) imposing material obligations or liabilities on any Borrower or any of its Subsidiaries with respect to any remedial action in response to an Environmental Release.

(ix)                                None of the products currently distributed or sold by any Borrower or any of its Subsidiaries contains asbestos containing material.

(x)                                   No Environmental Lien is attached (or has attached and not been released) to the Real Estate, except, with respect to any Environmental Liens arising after the Closing Date, those being Properly Contested.

8.1.30.               ERISA Compliance.

(i)                                     Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law.  Each Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS (or has timely filed an application for a determination letter that is under review by the IRS) and to the best knowledge of Borrowers, nothing has occurred which could reasonably be expected to cause the loss of such qualification.  Each Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(ii)                                  There are no pending or, to the best knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.  There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(iii)                               (a) No Reportable Event (other than a Reportable Event as to which the thirty day notice period is waived by the Pension Benefit Guaranty Corporation under the regulations promulgated under such section) has occurred or is reasonably expected to occur with respect to any Plan that has or could reasonably be expected to have a Material Adverse Effect; (b) no Plan has incurred an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code that has or could reasonably be expected to have a Material Adverse Effect; (c) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that has or could reasonably be expected to have a Material Adverse Effect; (d) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, could reasonably be expected to result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan that has or could reasonably be expected to have a Material Adverse Effect; and (e) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(iv)                              As of the Closing Date, no Borrower nor any of its Subsidiaries is a party to a Multiemployer Plan.

Notwithstanding the foregoing, the representations and warranties in this Section 8.1.30 are qualified such that to the extent that any such representation or warranty applies to a Multiemployer Plan, such representation or warranty shall be deemed to be to the best knowledge of the Borrower.

8.1.31.               Bank Accounts.  Schedule 8.1.31 contains as of the Closing Date a complete and accurate list of all bank accounts maintained by Borrowers with any bank or other financial institution.  Borrowers shall notify Administrative Agent in writing at least 15 days prior to opening any new bank account (other than with Administrative Agent or its affiliates) and shall promptly deliver or cause to be delivered to Administration Agent a Deposit Account Control Agreement with respect to any such new bank account.

8.1.32.               Anti-Terrorism Laws.

(a)                                  General.  To the best of Borrowers’ knowledge, no Borrower nor any Affiliate of any Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)                                 Executive Order No. 13224.

(i)                                     No Borrower nor any Affiliate of any Borrower is any of the following (each a “Blocked Person”):

(A)                              a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(B)                                a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(C)                                a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D)                               a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(E)                                 a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(F)                                 a Person or entity who is affiliated with a Person or entity listed above.

To the best of Borrowers’ knowledge, no Borrower nor any Affiliate of any Borrower (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

8.1.33.               Confirmation Order.  The Confirmation Order has been entered on the docket of the Chapter 11 Case and has not been (a) modified, altered or amended in any material respect that would be adverse to Administrative Agent or Lenders or (b) reversed, vacated or stayed.  The notice given in the Chapter 11 Case regarding the proposed entry of the Confirmation Order and the confirmation hearing complied in all material respects with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and any orders entered in the Chapter 11 Case regarding notice.  As of the Closing Date, Debtors are not in default under any of their obligations under the Plan of Reorganization.

8.1.34.               No Bankruptcy Liens.  Except as set forth on Schedule 8.1.34, the docket of the Chapter 11 Case reflects no Liens granted or ordered by the Bankruptcy Court in the Chapter 11 Case in favor of any “party in interest” (as such term is used in the Bankruptcy Code) with respect to any property of any Debtor or Borrower, including any Liens granted to a debtor-in-possession lender or adequate protection Liens, except Liens that are disclosed in the Disclosure Statement and will be released as of the Effective Date upon consummation (and in accordance with the terms and conditions) of the Plan of Reorganization.

8.2.                            Reaffirmation of Representations and Warranties.  Each representation and warranty contained in this Agreement and the other Loan Documents shall be deemed to be reaffirmed by each Borrower on each day that Borrowers request or are deemed to have requested an extension of credit hereunder, except for changes expressly contemplated by the terms of this Agreement or those consented to by Required Lenders.  Notwithstanding the foregoing, representations and warranties which by their terms are applicable only to a specific date shall be deemed made only at and as of such date.

8.3.                            Survival of Representations and Warranties.  All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Administrative Agent, Lenders and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 9.                            COVENANTS AND CONTINUING AGREEMENTS

9.1.                            Affirmative Covenants.  For so long as there are any Commitments outstanding and thereafter until the Full Payment of the Obligations, each Borrower covenants that, unless the Required Lenders have otherwise consented in writing, it shall and shall cause each Subsidiary to:

9.1.1.                     Visits and Inspections.  Permit representatives of Administrative Agent, from time to time, as often as may be reasonably requested, but only during normal business hours and (except when a Default or Event of Default exists and subject to the limitations on reimbursement set forth on Section 2.2.4 hereof) upon reasonable prior notice to a Borrower, to visit and inspect the Properties of such Borrower and each of its Subsidiaries, inspect, audit and make extracts from such Borrower’s and each Subsidiary’s books and records, and discuss with its officers, its employees and its independent accountants, such Borrower’s and each Subsidiary’s business, financial condition, business prospects and results of operations; provided, however, that for so long as no Event of Default exists, with respect to environmental inspections of the Properties, representatives of Administrative Agent shall only have the right to inspect once every 12 months, unless Administrative Agent has a reasonable basis to believe that a condition exists or an event has occurred which reasonably could give rise to material liabilities under applicable Environmental Laws.  Representatives of each Lender shall be authorized to accompany Administrative Agent on each such visit and inspection and to participate with Administrative Agent therein, but at their own expense, unless a Default or Event of Default exists.  Neither Administrative Agent nor any Lender shall have any duty to make any such inspection and shall not incur any liability by reason of its failure to conduct or delay in conducting any such inspection.

9.1.2.                     Notices.  Notify Administrative Agent and Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, (i) of the commencement of any litigation affecting any Obligor or any of its Properties, whether or not the claims asserted in such litigation are considered by Borrowers to be covered by insurance, and of the institution of any administrative proceeding, to the extent that such litigation or proceeding, if determined adversely to such Obligor, could reasonably be expected to have a Material Adverse Effect; (ii) of any material labor dispute to which any Obligor may become a party, any pending or threatened strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound; (iii) of any material default by any Obligor under, or termination of, any Material Contract or any note, indenture, credit agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Debt of such Obligor exceeding $1,000,000; (iv) of the existence of any Default or Event of Default; (v) of any default by any Person under any note or other evidence of Debt payable to an Obligor in an amount exceeding $1,000,000; (vi) of any judgment against any Obligor in an amount exceeding $500,000; (vii) of the assertion by any Person of any Intellectual Property Claim, the adverse resolution of which could reasonably be expected to have a Material Adverse Effect; (viii) of any violation or asserted violation by any Borrower of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), the adverse resolution of which could reasonably be expected to have a Material Adverse Effect; (ix) of any Environmental Release by an Obligor or on any Property owned or occupied by an Obligor that could reasonably be expected to have a Material Adverse Effect; and (x) of the discharge of Borrowers’ independent accountants or any withdrawal of resignation by such independent accountants from their acting in such capacity.  In addition, Borrowers shall give Administrative Agent at least 30 Business Days’ prior written notice of any Obligor’s opening of any new office or place of business.

9.1.3.                     Financial and Other Information.  Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and to be furnished to Administrative Agent and Lenders the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrowers’ certified public accountants concur in any change therein, such change is disclosed to Administrative Agent and is consistent with GAAP and, if required by the Required Lenders, the financial covenant set forth in Section 9.3 are amended in a manner requested by the Required Lenders to take into account the effects of such change):

(i)                                     as soon as available, and in any event within 90 days after the close of each Fiscal Year, audited balance sheets of New Parent and its Subsidiaries as of the end of such Fiscal Year and the related statements of income, shareholders’ equity and cash flow, on a Consolidated and consolidating basis, certified without qualification by a firm of independent certified public accountants of recognized national standing selected by Borrowers but reasonably acceptable to Administrative Agent (except for a qualification for a change in accounting principles with which the accountant concurs and except for qualifications which are acceptable to Administrative Agent in its reasonable business judgment), and setting forth in each case in comparative form the corresponding Consolidated and consolidating figures for the preceding Fiscal Year;

(ii)                                  as soon as available, and in any event within 45 days after the end of each Fiscal Quarter hereafter (other than the fourth Fiscal Quarter of any Fiscal Year), unaudited balance sheets of New Parent and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited statements of income and cash flow for such Fiscal Quarter and for the portion of Borrowers’ Fiscal Year then elapsed, on a Consolidated and consolidating basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrowers as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of Borrowers and their Subsidiaries for such Fiscal Quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(iii)                               as soon as available, and in any event within 30 days after the end of each month hereafter, unaudited balance sheets of New Parent and its Subsidiaries as of the end of such month and the related unaudited statements of income and cash flow for such month and for the portion of Borrowers’ Fiscal Year then elapsed, on a Consolidated and consolidating basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrowers as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of Borrowers and their Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(iv)                              not later than 20 days after each month, a listing of all of each Borrower’s trade payables as of the last Business Day of such month, specifying the name of and balance due each trade creditor; and

(v)                                 promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which any Borrower has made generally available to its shareholders and copies of any regular, periodic and special reports or registration statements which any Borrower files with the SEC or any Governmental Authority which may be substituted therefor, or any national securities exchange.

Concurrently with the delivery of the financial statements described in clause (i) of this Section 9.1.3, Borrowers shall deliver to Administrative Agent and Lenders a copy of the accountants’ letter to Borrowers’ management that is prepared in connection with such financial statements.  Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this Section 9.1.3, or more frequently if requested by Administrative Agent or any Lender during any period that a Default or Event of Default exists, Borrowers shall cause to be prepared and furnished to Administrative Agent and Lenders a Compliance Certificate executed by the chief financial officer of Borrower Agent, on behalf of itself and the other Borrowers.

Promptly after the sending or filing thereof, Borrowers shall also provide to Administrative Agent copies of any annual report to be filed in accordance with ERISA in connection with each Plan (other than an annual report with respect to a Multiemployer Plan, in which case such report shall be provided to Administrative Agent upon request therefor) and such other data and information (financial and otherwise) required to be filed with the United States Department of Labor or the Pension Benefit Guaranty Corporation.  In addition, Borrowers shall provide to Administrative Agent such other data and information as Administrative Agent, from time to time, may reasonably request, bearing upon or related to the Collateral or any Borrower’s and any of its Subsidiaries’ financial condition or results of operations, subject to applicable privacy laws and regulations.

9.1.4.                     Landlord and Storage Agreements.  Provide Administrative Agent with copies of all existing agreements, and promptly after execution thereof provide Administrative Agent with copies of all future agreements, between any Borrower and any landlord, warehouseman or bailee which owns any premises at which any Collateral with a value in excess of $100,000 may, from time to time, be kept.

9.1.5.                     Projections.  No later than 30 days prior to the end of each Fiscal Year of Borrowers (other than Fiscal Year 2003), deliver to Administrative Agent and Lenders the Projections of Borrowers for the forthcoming Fiscal Year, month by month.

9.1.6.                     Taxes.Pay and discharge all Taxes prior to the date on which such Taxes become delinquent or penalties attach thereto, except and to the extent only that such Taxes are being Properly Contested.

9.1.7.                     Compliance with Laws.  Comply with all Applicable Law, including ERISA, all applicable Environmental Laws, FLSA, OSHA, the Sarbanes-Oxley Act, and all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of Taxes, and obtain and keep in force any and all Governmental Approvals necessary to the ownership of its Properties or to the conduct of its business, to the extent that any such failure to comply, obtain or keep in force could be reasonably expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, if any Environmental Release shall occur at or on any of the Properties of any Borrower or any of its Subsidiaries, Borrowers shall, or shall cause the applicable Subsidiary to, act promptly and diligently to investigate and report to Administrative Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release all as required under applicable Environmental Law, whether or not ordered or otherwise directed to do so by any Governmental Authority.  Additionally, Borrowers will not use any proceeds of the Loans directly or indirectly to fund a personal loan to or for the benefit of a director or executive officer of a Borrower or Guarantor in violation of the Sarbanes-Oxley Act or any other Applicable Law.

9.1.8.                     Insurance.  In addition to the insurance required herein with respect to the Collateral, maintain with its insurers as of the Closing Date or with other financially sound and reputable insurers having a rating no less favorable than the rating in effect on the Closing Date applicable to its insurers as of the Closing Date, (i) insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts and with such coverages, limits and deductibles as is customary in the business of such Borrower or such Subsidiary and (ii) business interruption insurance in an amount not less than the amounts reflected in Schedule 9.1.8.

9.1.9.                     Intellectual Property.  Promptly after applying for or otherwise acquiring any registered Intellectual Property, deliver to Administrative Agent, in form and substance reasonably acceptable to Administrative Agent and in recordable form, all documents necessary for Administrative Agent to perfect its Lien on such Intellectual Property.

9.1.10.               Tax Shelter Investments.  Promptly after Borrowers have notified Administrative Agent of any intention by Borrowers to treat the Loans as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), furnish Administrative Agent with a duly completed copy of IRS Form 8886 or any successor form.

9.1.11.               Banking Relationship.  Within 120 days after the Closing Date, establish and maintain its lockbox and primary concentration and disbursement accounts, including the Dominion Account and the Controlled Disbursement Account, at Bank.

9.1.12.               Interest Rate Protection.  As promptly as practicable, and in any event within 30 days after the Closing Date, enter into, and thereafter for a period reasonably satisfactory to Administrative Agent, one or more Interest Rate Contracts in a notational amount of not less than $60,000,000, on such terms and with such parties as shall be reasonably satisfactory to Administrative Agent, the effect of which shall be to fix or limit the interest costs to Borrowers with respect to fifty (50%) of the Commitments at any time.

9.1.13.               License Agreements.  Keep each License Agreement in full force and effect for so long as any Borrower has any material amount of Inventory, the manufacture, sale or distribution of which is in any manner governed by or subject to such License Agreement.

9.1.14.                               Surveys.  On or before December 31, 2004, deliver to Administrative Agent as-built surveys with respect to each parcel of Real Estate, which surveys shall indicate the following:  (i) an accurate metes and bounds or lot, block and parcel description of such parcel; (ii) the location of all buildings, structures and other improvements on such parcel, including all streets, easements, rights of way and utility lines, if any; (iii) the location of ingress and egress from such parcel, and the location of any set-back or other building lines affecting such parcel; (iv) a certification by a registered land surveyor in form and substance provided to Borrowers by Administrative Agent, certifying to the accuracy and completeness of such survey and to such other matters relating to such parcel and survey as Administrative Agent shall reasonably require; and which surveys shall not disclose any matters that could reasonably be expected to have a Material Adverse Effect.  In addition, upon receipt of such surveys, Borrowers shall deliver to Administrative Agent such title insurance endorsements as may be reasonably requested by Administrative Agent.

9.1.15.               Future Subsidiaries.  Each Obligor shall promptly notify Administrative Agent upon any Person becoming a Subsidiary, or upon an Obligor directly or indirectly acquiring additional Equity Interests of any existing Subsidiary, and

(i)                                     such Person shall, if it is a Domestic Subsidiary that is otherwise not an Obligor, (a) execute and deliver to Administrative Agent a supplement to the Subsidiary Guaranty and the Security Agreement and (b) to the extent such Domestic Subsidiary is required to pledge Equity Interests of a Subsidiary pursuant to clause (ii) of this Section, become a party to the Pledge Agreement, if not already a party thereto as a pledgor, in a manner reasonably satisfactory to Administrative Agent;

(ii)                                  each Obligor and each Domestic Subsidiary that is not a Joint Venture shall, pursuant to the Pledge Agreement, pledge to Administrative Agent all of the outstanding Equity Interests of capital stock of each such new Subsidiary (or 66% in the case of a Foreign Subsidiary) owned directly by such Obligor or such Domestic Subsidiary, along with undated stock powers for such certificates, executed in blank (or, if any such shares of capital stock are uncertificated, confirmation and evidence reasonably satisfactory to Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by Administrative Agent, for the benefit of Lenders, in accordance with Sections 8-313, 8-321 and 9-115 of the UCC or any other similar or local or foreign law that may be applicable); and

(iii)                               each Obligor and each Domestic Subsidiary that is not a Joint Venture shall, pursuant to the Pledge Agreement, pledge to Administrative Agent for its benefit and that of the Lenders, all intercompany notes evidencing Debt of such new Subsidiary in favor of such Borrower or such Domestic Subsidiary (which shall be in a form reasonably acceptable to Administrative Agent);

together, in each case, to the extent requested by Administrative Agent, with such opinions of legal counsel for such Obligor (which shall be from Proskauer Rose LLP or such other counsel reasonably satisfactory to Administrative Agent) relating thereto, which legal opinions shall be in form and substance reasonably satisfactory to Administrative Agent.

9.2.                            Negative Covenants.  For so long as there are any Commitments outstanding and thereafter until the Full Payment of the Obligations, each Borrower covenants that, unless the Required Lenders (or all Lenders, to the extent required in Section 12.9.1) have otherwise consented in writing, it shall not and shall not permit any Subsidiary to:

9.2.1.                     Fundamental Changes.  Merge, reorganize, consolidate or amalgamate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for (i) mergers or consolidations of any Subsidiary with another Subsidiary (ii) mergers or consolidations of any Borrower with another Borrower or Subsidiary (provided such Borrower is the surviving entity), the dissolution of Essex Services, Inc. and mergers and dissolutions contemplated by the Plan of Reorganization, (iii) mergers or consolidations expressly contemplated by the documents governing any Permitted Acquisition, or (iv) at any time the LP

Conversion Conditions are satisfied, the conversion of Superior into a Delaware limited partnership; change a Borrower’s name or conduct business under any new fictitious name; or except upon not less than 30 days prior notice to Administrative Agent (and after compliance with Section 6.3 with respect thereto), change a Borrower’s FEIN, organizational identification number or state of organization.

9.2.2.                     Loans.  Make any loans or other advances of money to any Person other than (i) to an officer or employee of a Borrower or a Subsidiary for salary, travel advances, moving and other relocation expenses, advances against commissions and other similar advances in the Ordinary Course of Business, (ii) loans and advances not constituting a Restricted Investment, (iii) loans and advances resulting in intercompany debt permitted by Section 9.2.3 and (iv) loans and advances constituting an Upstream Payment or Distribution permitted by Section 9.2.7 (or loans or advances in lieu of an Upstream Payment or Distribution permitted by Section 9.2.7).  Nothing herein shall be deemed to override, modify or waive any requirement for Borrowers to comply at all times with the provisions of the Sarbanes-Oxley Act.

9.2.3.                     Permitted Debt.  Create, incur, assume, guarantee or suffer to exist any Debt, except:

(i)                                     the Obligations;

(ii)                                  Debt evidenced by the New Senior Secured Note Indenture and the New Senior Secured Notes;

(iii)                               Subordinated Debt approved in writing by the Required Lenders;

(iv)                              accounts payable by such Borrower or a Subsidiary to trade creditors that are not aged more than 90 days from billing date or more than 30 days from the due date, in each case incurred in the Ordinary Course of Business and paid within such time period, unless the same are being Properly Contested;

(v)                                 Permitted Purchase Money Debt and Capitalized Lease Obligations (excluding the Brownwood Lease) which do not in the aggregate exceed $12,500,000 at any time outstanding;

(vi)                              Debt for accrued payroll, Taxes and other operating expenses (other than for Money Borrowed) incurred in the Ordinary Course of Business of such Borrower or such Subsidiary, including Debt under any Cash Management Agreement, in each case so long as payment thereof is not past due and payable unless, in the case of Taxes only, such Taxes are being Properly Contested;

(vii)                           Permitted Contingent Obligations;

(viii)                        Debt in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts;

(ix)                                Debt in respect of the Brownwood Lease;

(x)                                   Debt incurred in the Ordinary Course of Business solely to support any Borrower or any Subsidiary’s insurance or self-insurance obligations in the Ordinary Course of Business (including to secure worker’s compensation and other similar insurance coverages);

(xi)                                Debt of Essex International Ltd. and Temple Electrical Ltd. under or in connection with that certain Agreement for the Purchase of Debts by and between HSBC Invoice

Finance (UK) Ltd. and Essex International Limited as of August 16, 2001 in an amount not to exceed 900,000 Pounds Sterling;

(xii)                             Debt of a Borrower to a Borrower or of a Borrower to a Subsidiary of a Borrower;

(xiii)                          Debt for Money Borrowed issued or incurred in connection with Permitted Acquisitions and referred to in clause (h) of such definition;

(xiv)                         Debt incurred by a Borrower or Subsidiary in connection with a Permitted Acquisition (or Debt assumed at the time of a Permitted Acquisition), other than Obligations hereunder, in an amount not to exceed $10,000,000;

(xv)                            Refinancing Debt so long as each of the Refinancing Conditions is met; and

(xvi)                         Debt that is not included in any of the preceding paragraphs of this Section 9.2.3, is not secured by a Lien (unless such Lien is a Permitted Lien) and does not exceed at any time, in the aggregate, the sum of $5,000,000 as to all Borrowers and all of their Subsidiaries.

None of the provisions of this Section 9.2.3 that authorize any Obligor to incur any Debt shall be deemed to override, modify or waive any of the provisions of Section 9.3, which shall constitute an independent and separate covenant and obligation of each Borrower.

9.2.4.                     Affiliate Transactions.  Enter into, or be a party to any transaction with any Affiliate or stockholder, except:  (i) the transactions contemplated by the Loan Documents; (ii) the issuance of New Senior Secured Notes, the New Subsidiary Preferred Stock and common stock of New Parent (and, in the case of such New Senior Secured Notes and common stock of New Parent, the registration rights agreement applicable thereto) to stockholders or Affiliates in accordance with the Plan of Reorganization and the Indenture; (iii) payment of reasonable compensation to officers and employees for services actually rendered to Borrowers or their respective Subsidiaries; (iv) payment of customary directors’ fees and indemnities (including payments in respect of directors’ and officers’ liability insurance); (v) transactions with Affiliates that were consummated on or prior to the Closing Date and have been disclosed to Agents prior to the Closing Date; and (vi) transactions with Affiliates pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms that are fully disclosed to Administrative Agent and are no less favorable to such Borrower or such Subsidiary than such Borrower or such Subsidiary would obtain in a comparable arm’s length transaction with a Person not an Affiliate or stockholder of such Borrower or such Subsidiary.  Nothing herein shall be deemed to override, modify or waive any requirement for Borrowers to comply at all times with the provisions of the Sarbanes-Oxley Act.

9.2.5.                     Limitation on Liens.  Create or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”):

(i)                                     Liens at any time granted in favor of Administrative Agent;

(ii)                                  Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or being Properly Contested;

(iii)                               statutory Liens (excluding any Lien for Taxes, but including any Lien imposed pursuant to any of the provisions of ERISA and landlords’, carriers’ warehousemen’s,

mechanics’, materialmen’s, repairmen’s or other like Liens) arising in the Ordinary Course of Business of a Borrower or a Subsidiary, but only if and for so long as (x) payment in respect of any such Lien is not at the time required or the Debt secured by any such Lien is being Properly Contested and (y) such Liens do not materially detract from the value of the Property of such Borrower or such Subsidiary and do not materially impair the use thereof in the operation of such Borrower’s or such Subsidiary’s business;

(iv)                              Purchase Money Liens securing Permitted Purchase Money Debt;

(v)                                 Liens securing Debt of a Subsidiary of a Borrower to another Borrower or to another such Subsidiary;

(vi)                              Liens arising by virtue of the rendition, entry or issuance against such Borrower or any of its Subsidiaries, or any Property of such Borrower or any of its Subsidiaries, of any judgment, writ, order, or decree for so long as each such Lien (a) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (b) is at all times junior in priority to any Liens in favor of Administrative Agent;

(vii)                           Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Money Borrowed), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts, provided, that, to the extent any such Liens attach to any of the Collateral, such Liens are at all times subordinate and junior to the Liens upon the Collateral in favor of Administrative Agent;

(viii)                        easements, rights-of-way, restrictions, covenants or other agreements of record and other similar charges or encumbrances on real Property of such Borrower or a any of its Subsidiaries that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business of such Borrower or such Subsidiary;

(ix)                                normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC on Payment Items in the course of collection; Liens in existence immediately prior to the Closing Date that are satisfied in full and released on the Closing Date as a result of the application of such Borrower’s cash on hand at the Closing Date or the proceeds of Loans to be made on the Closing Date;

(x)                                   Liens securing the New Senior Secured Notes, subject to the terms of the Intercreditor Agreement;

(xi)                                such other Liens as appear on Schedule 9.2.5 hereto, to the extent provided therein;

(xii)                             any Lien provided for in the Plan of Reorganization or as part of any settlement or restructuring entered into prior to the Closing Date and approved by the Bankruptcy Court to the extent identified on Schedule 8.1.34;

(xiii)                          Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(xiv)                         Liens securing Capitalized Lease Obligations permitted to be incurred under Section 9.2.3 to the extent such Liens do not extend to any Property other than the Property that is the subject of the underlying lease;

(xv)                            Licenses, sublicenses, leases or subleases granted to other Persons in the Ordinary Course of Business and not interfering in any material respect with the business of any Obligor;

(xvi)                         Liens on Property of a Subsidiary of a Borrower (other than an Obligor) securing Debt of such Subsidiary;

(xvii)                      Liens securing Refinancing Debt to the extent of the Liens securing the Debt refinanced; provided, that if the Liens securing the debt refinanced are subordinate to the Liens of Administrative Agent, then the Liens securing the Refinancing Debt shall be subordinate on the same terms and to the same extent;

(xviii)                   purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the Ordinary Course of Business;

(xix)                           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xx)                              Liens on Property acquired by a Borrower or Subsidiary in connection with a Permitted Acquisition to the extent that the Debt secured by such Liens is permitted under Section 9.2.3(xiv) hereof; provided, that,  (i) such Liens are not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) such Liens attach solely to such Property acquired;

(xxi)                           Liens on Property of Borrowers not constituting Collateral for so long as the aggregate fair market value of such Property, and any Debt secured thereby, does not exceed $2,500,000; and

(xxii)                        such other Liens as Administrative Agent and the Required Lenders in their sole discretion may hereafter approve in writing.

The foregoing negative pledge shall not apply to any Margin Stock to the extent that the application of such negative pledge to such Margin Stock would require filings or other actions by any Lender under Regulation U or other regulations of the Federal Reserve Board, or otherwise result in a violation of any such regulations.

9.2.6.                     Subordinated Debt.  Make any payment of all or any part of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the subordination agreement relative thereto; or amend or modify the terms of any agreement applicable to any Subordinated Debt, other than to extend the time of payment thereof or to reduce the rate of interest payable in connection therewith.  To the extent that any payment is permitted to be made with respect to any Subordinated Debt pursuant to the provisions of the subordination agreement relative thereto, as a condition precedent to Borrowers’ authorization make any such payment, Borrowers shall provide to Administrative Agent, not less than 5 Business Days prior to the scheduled payment, a certificate from a Senior Officer of Borrower Agent stating that no Default or Event of Default is in existence as of the date of the certificate or will be in existence as of the date of such payment (both with and without giving effect to the making of such payment), and specifying the amount of principal and interest to be paid.

9.2.7.                     Distributions.  Declare or make any Distributions, except for Upstream Payments and Permitted Distributions.

9.2.8.                     Upstream Payments.  Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for encumbrances or restrictions (i) pursuant to the Loan Documents, (ii) existing under Applicable Law, (iii) pursuant to the New Senior Secured Note Indenture, (iv) pursuant to the Brownwood Lease and (v) identified and fully disclosed in Schedule 9.2.8.

9.2.9.                     Capital Expenditures.  Make Capital Expenditures (including expenditures by way of capitalized leases to the extent such expenditures are treated as capital expenditures in accordance with GAAP) which in the aggregate, as to all Borrowers and their Subsidiaries, exceed (i) $5,000,000 for the period from the Closing Date through December 31, 2003, (ii) $16,000,000 during Borrowers’ Fiscal Year 2004, and (iii) $18,000,000 during any Fiscal Year of Borrowers thereafter; provided, however, that the amount of permitted Capital Expenditures for any Fiscal Year described above will be increased by the sum of (i) the amount (if any), equal to the difference obtained by subtracting from the Capital Expenditures limit specified above (without giving effect to this proviso) for the immediately preceding Fiscal Year the actual amount of Capital Expenditures during such preceding Fiscal Year and (ii) an amount equal to $4,000,000 per Fiscal Year (the “CapEx Addition”) for so long as at the time of or after giving effect to the making of any such CapEx Addition (A) no Event of Default exists and (B) Availability is not less than $20,000,000 at all times during any Fiscal Quarter in which such CapEx Addition is made.

9.2.10.               Disposition of Assets.  Sell, assign, lease, consign or otherwise dispose of any of its Properties or any interest therein, including any disposition of Property as part of a sale and leaseback or synthetic lease transaction, to or in favor of any Person, except (i) sales of Inventory in the Ordinary Course of Business, (ii) dispositions of Equipment to the extent authorized by Section 7.4.2 hereof, (iii) a transfer of Property to a Borrower by a Subsidiary or by a Borrower to a Subsidiary Guarantor or by a Borrower to another Borrower, (iv) non-exclusive licenses of technology and other Intellectual Property by and among any Borrower and any of its Subsidiaries, (v) other dispositions expressly authorized by other provisions of the Loan Documents, (vi) Permitted Consigned Inventory, (vii) Permitted Real Estate Dispositions and (viii) dispositions of Property referred to on Schedule 9.2.10.

9.2.11.               Subsidiaries.  Except as otherwise provided in Section 9.1.15 hereof or in connection with a Permitted Acquisition, form or acquire any Subsidiary after the Closing Date or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.

9.2.12.               Bill-and-Hold Sales and Consignments.  Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis (other than Permitted Consigned Inventory), or any sale on a repurchase or return basis.

9.2.13.               Restricted Investments.  Make or have any Restricted Investment.

9.2.14.               Tax Consolidation.  File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary, New Parent and New Subsidiary.

9.2.15.               Accounting Changes.  Make any significant change in accounting treatment or reporting practices, except as may be required by GAAP, or establish a fiscal year different from the Fiscal Year.

9.2.16.               Organic Documents.  Amend, modify or otherwise change any of the terms or provisions in any of its Organic Documents as in effect on the date hereof, except for changes that do not affect in any adverse way such Borrower’s or any of its Subsidiaries’ rights and obligations to enter into and perform the Loan Documents to which it is a party and to pay all of the Obligations and that do not otherwise have a Material Adverse Effect.

9.2.17.               Restrictive Agreements.  Enter into or become a party to any Restrictive Agreement; provided, that the foregoing shall not apply to (i) Restrictive Agreements existing on the date hereof and identified on Schedule 8.1.18 (but shall apply to any amendment or modification expanding the scope of any restriction or condition contained in any such Restrictive Agreement), (ii) restrictions or conditions imposed by any Restrictive Agreement evidencing or governing secured Debt that is permitted by this Agreement if such restrictions or conditions apply only to the Properties securing such Debt, and (iii) customary provisions in leases and other contracts restricting the assignment thereof.

9.2.18.               Hedging Agreements.  Enter into any Hedging Agreement, other than (a) Interest Rate Contracts required by Section 9.1.13 hereof and (b) Hedging Agreements entered into in the Ordinary Course of Business to hedge or mitigate risks to which any Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for any speculative purpose.

9.2.19.               Cancellation of Claim.  Cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arms-length basis and in the Ordinary Course of Business.

9.2.20.               Conduct of Business.  Engage in any business other than the business engaged in by it on the Closing Date and any business or activities which are substantially similar, related or incidental thereto.

9.2.21.               Plan of Reorganization.  Amend the Plan of Reorganization in any manner which could reasonably be expected to have an adverse impact on Administrative Agent or Lenders or otherwise could reasonably be expected to have a Material Adverse Effect.

9.2.22.               Anti-Terrorism Laws. Conduct, deal in or engage in or permit any Affiliate or agent of any Borrower to conduct, deal in or engage in any of the following activities: (i) knowingly conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) knowingly engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act.  Each Borrower shall deliver to Administrative Agent and Lenders any certification or other evidence requested from time to time by Administrative Agent or any Lender, in its reasonable discretion, confirming such Borrower’s compliance with this Section 9.2.22.

9.2.23.               No Prepayment of Senior Secured Notes.  Other than (i) in connection with the payment of interest on stated, scheduled dates for payment thereof as set forth in the New Senior Secured Note Indenture or the New Senior Secured Notes as in effect on the Closing Date, and (ii) in connection with a Permitted Redemption, (A) make any payment or prepayment of principal of or premium or interest on, any Debt evidenced by the New Senior Secured Notes; (B) redeem, retire, purchase, repurchase, or otherwise acquire any New Senior Secured Notes (other than payments with respect to a Permitted Redemption); or (C) make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes, other than any Permitted Redemption.

9.2.24.               Modification of Certain Agreements.  Enter into or consent to any amendment, supplement, waiver or other modification of the terms or provisions contained in, or applicable to the New Senior Secured Note Indenture or the New Senior Secured Notes, to the extent that any such amendment, supplement, waiver or modification:  (a) accelerates the dates or increases the amount of any required repayment, prepayment or redemption of the principal of such New Senior Secured Notes, (b) increases the rate or accelerates the date for payment of the interest, premium (if any) or fees payable in respect of such New Senior Secured Notes, (c) makes the covenants, events of default or remedies in the New Senior Secured Note Indenture or the New Senior Secured Notes more restrictive on Borrowers, or (d) could reasonably be expected to have a materially adverse effect on the Borrowers, other Obligors, Agents or Lenders.

9.2.25.               Acquisitions.  Make any Acquisition other than a Permitted Acquisition.

9.3.                            Financial Covenants.  For so long as there are any Commitments outstanding and thereafter until the Full Payment of the Obligations, Borrowers covenant that, unless otherwise consented to by the Required Lenders in writing, they shall:

9.3.1.                     Consolidated Fixed Charge Coverage Ratio.  If Availability falls below $10,000,000 at any time for any period of 2 consecutive days (the second such day being the “Trigger Date”), then Borrowers shall maintain a Consolidated Fixed Charge Coverage Ratio of not less than 1.1 to 1.0, to be tested as of the end of each Fiscal Quarter of Borrowers (beginning with the Fiscal Quarter ended immediately before the Trigger Date) for the immediately preceding four Fiscal Quarters (or, during the first Loan Year, for the period commencing on the Closing Date and ending on last day of the applicable Fiscal Quarter).

SECTION 10.                     CONDITIONS PRECEDENT

10.1.                     Conditions Precedent to Initial Credit Extensions.  Initial Lenders shall not be required to fund any Loan requested by Borrowers, procure any Letter of Credit, or otherwise extend credit to Borrowers, unless, on or before December 15, 2003, each of the following conditions has been satisfied:

10.1.1.               Loan Documents.  Each of the Loan Documents and the Intercreditor Agreement shall have been duly executed and delivered to Administrative Agent by each of the signatories thereto (and, with the exception of the Notes, in sufficient counterparts for each Lender) and accepted by Administrative Agent and Initial Lenders and each Obligor shall be in compliance with all of the terms thereof.

10.1.2.               Availability.  Agents shall have determined, and Initial Lenders shall be satisfied that, on the Closing Date after Initial Lenders have made the initial Revolver Loans to be made on the Closing Date, Bank has issued the Letters of Credit to be issued on the Closing Date and Borrowers have paid (or made provision for payment of) all closing costs incurred in connection with the Commitments, Availability is not less than $40,000,000.

10.1.3.               Evidence of Perfection and Priority of Liens.  Administrative Agent shall have received evidence in form satisfactory to Administrative Agent and Initial Lenders that the Liens of Administrative Agent in the Collateral constitute valid and perfected security interests and Liens, and that there are no other Liens upon any Collateral, except for Permitted Liens.

10.1.4.               Organic Documents.  Administrative Agent shall have received copies of the Organic Documents of each Obligor, and all amendments thereto, certified by the Secretary of State or other appropriate officials of the jurisdiction of each Borrower’s and each other Obligor’s states of organization.

10.1.5.               Good Standing Certificates.  Administrative Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where the conduct of such Obligor’s business activities or ownership of its Property necessitates qualification.

10.1.6.               Opinion Letters.  Administrative Agent shall have received a written opinion of Proskauer Rose LLP and the respective local counsels to Borrowers and Guarantors, covering, to Administrative Agent’s reasonable satisfaction, the matters set forth on Exhibit F attached hereto.

10.1.7.               Insurance.  Administrative Agent shall have received certified copies of the property and casualty insurance policies of Borrowers with respect to the Collateral, or certificates of insurance with respect to such policies in form reasonably acceptable to Administrative Agent, and loss payable endorsements on Administrative Agent’s standard form of loss payee endorsement naming Administrative Agent as lender’s loss payee and mortgagee with respect to each such policy and certified copies of Borrowers’ liability insurance policies, including product liability policies, together with endorsements naming Administrative Agent as an additional insured, all as required by the Loan Documents.

10.1.8.               Lockbox; Dominion and Concentration Accounts.  Administrative Agent shall have received the duly executed agreements establishing the lockbox and each Dominion Account, in each case, with a financial institution acceptable to Administrative Agent for the collection or servicing of the Accounts, and Borrowers shall have otherwise complied with the requirements of Section 7.2.5 hereof.

10.1.9.               Lien Waivers.  Administrative Agent shall have received Lien Waivers with respect to those premises at which any Collateral may be located for which Borrowers are able to procure on or before the Closing Date, other than locations at which Permitted Consigned Inventory is located.

10.1.10.                         Solvency Certificates.  Administrative Agent and Initial Lenders shall have received certificates reasonably satisfactory to them from one or more knowledgeable Senior Officers of each Borrower that, after giving effect to the financing under this Agreement and the issuance of the Letters of Credit, each Borrower is Solvent.

10.1.11.                         No Labor Disputes.  Agents shall have received assurances satisfactory to it that there are no threats of strikes or work stoppages by any employees, or organization of employees, of any Obligor which Administrative Agent reasonably determines may have a Material Adverse Effect.

10.1.12.                         Compliance with Laws and Other Agreements.  Agents shall have determined or received assurances satisfactory to it that none of the Loan Documents or any of the transactions contemplated thereby violate any Applicable Law, court order or agreement binding upon any Obligor.

10.1.13.                         No Material Adverse Change.  No material adverse change in the financial condition of any Debtor or any Obligor or in the quality, quantity or value of any Collateral shall have occurred since September 30, 2003 (other than changes resulting solely from dispositions of Inventory and collections of Accounts in the Ordinary Course of Business).

10.1.14.                         Payment of Fees.  Borrowers shall have paid, or made provision for the payment on the Closing Date of, all fees and expenses to be paid hereunder to Agents and Lenders on the Closing Date.

10.1.15.                         Due Diligence.  Administrative Agent shall have completed its legal due diligence, including a roll forward of its previous Collateral audit, with results reasonably acceptable to Administrative Agent.

10.1.16.                         Title Insurance Policies.  Administrative Agent shall have received, had at least 5 days to review and found acceptable fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to Administrative Agent’s satisfaction to evidence the form of such policies to be delivered after the Closing Date), in standard ALTA form, issued by a title insurance company reasonably satisfactory to Administrative Agent, each in an amount equal to not less than the fair market value of the Real Estate or leasehold interest, as the case may be, subject to the Mortgages, insuring the Mortgages to create a valid Lien on all Real Estate and valid Liens on the leasehold interest described therein with no exceptions which Administrative Agent shall not have approved in writing.

10.1.17.                         LC Conditions.  With respect to the procurement of any Letter of Credit on the Closing Date, each of the LC Conditions is satisfied.

10.1.18.                         Bankruptcy Matters.

(i)                                     the Plan of Reorganization is not amended or modified in any manner that is reasonably deemed to be material by Agents;

(ii)                                  the Plan of Reorganization shall have been confirmed, after proper notice and a hearing, by the Confirmation Order;

(iii)                               the 10-day appeal period (as calculated in accordance with Rule 9006 of the Federal Rules of Bankruptcy Procedure (the “Appeal Period”)) shall have elapsed following the entry of the Confirmation Order;

(iv)                              Administrative Agent shall have received a current docket sheet as of the Closing Date, certified by the Bankruptcy Court, indicating all pleadings and orders filed through the last day of the Appeal Period;

(v)                                 during the period from the date of entry of the Confirmation Order to the Closing Date, there shall have not been filed any notice of appeal from the Confirmation Order nor any motion to review, modify, vacate, set aside, stay or reconsider the Confirmation Order, and the Confirmation Order shall have become a Final Order;

(vi)                              all of the conditions to occurrence of the Effective Date under the Plan of Reorganization, other than consummation of the transactions contemplated by this Agreement, shall have occurred or have been lawfully waived, as determined by Administrative Agent and its counsel;

(vii)                           Administrative Agent and its counsel shall have determined to their satisfaction that, on the Effective Date, the Debtors’ Plan of Reorganization shall have been implemented in a manner that is consistent with the terms and provisions thereof;

(viii)                        Administrative Agent and its counsel shall have determined to their satisfaction that, on the Effective Date, the Debtors’, Borrowers’ and Guarantors’ corporate restructuring shall have been consummated in a manner that is consistent with the terms and provisions of the Plan of Reorganization, including, without limitation, the formation of Superior, New Parent and New Subsidiary, and the merger or dissolution of the Dissolving Debtors; and

(ix)                                no defaults or events of default exist under the Plan of Reorganization.

10.1.19.                                 Issuance of New Senior Secured Notes.  The New Senior Secured Notes shall have been issued on the terms set forth in New Senior Secured Note Indenture.

10.1.20.                                 Issuance of Preferred Stock.  New Subsidiary shall have issued the New Subsidiary Preferred Stock to the New Senior Secured Note Holders on the terms set forth in the Plan of Reorganization.

10.1.21.                                 Interim Financial Statements.  Administrative Agent and Lenders shall have received, reviewed and found satisfactory the Borrowers’ interim financial statements for the monthly period ending September 30, 2003.

10.2.                     Conditions Precedent to All Credit Extensions.  Lenders shall not be required to fund any Loans, procure any Letters of Credit, or otherwise extend any credit to or for the benefit of Borrowers, unless and until each of the following conditions has been and continues to be satisfied:

10.2.1.               No Defaults.  No Default or Event of Default exists at the time, or would result from the funding, of any Loan or other extension of credit.

10.2.2.               Satisfaction of Conditions in Other Loan Documents.  Each of the conditions precedent set forth in any other Loan Document shall have been and shall remain satisfied or waived.

10.2.3.               No Litigation.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

10.2.4.               No Material Adverse Effect.  No event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect.

10.2.5.               Borrowing Base Certificate.  Administrative Agent shall have received each Borrowing Base Certificate then required by the terms of this Agreement or otherwise requested by Administrative Agent.

10.2.6.               LC Conditions.  With respect to the procurement of any Letter of Credit after the Closing Date, each of the LC Conditions is satisfied.

10.2.7.               Bankruptcy Matters.  Neither the Plan of Reorganization nor the Confirmation Order shall have been modified in any respect reasonably deemed material by Agents.

10.3.                     Inapplicability of Conditions.  None of the conditions precedent set forth in Sections 10.1 or 10.2 shall be conditions to the obligation of (i) each Participating Lender to make payments to Fleet pursuant to Section 1.3.2, (ii) each Lender to deposit with Administrative Agent such Lender’s Pro Rata share of a Borrowing in accordance with Section 3.1.2, (iii) each Lender to fund its Pro Rata share of a Revolver Loan to repay outstanding Settlement Loans to Fleet as provided in Section 3.1.3(ii), (iv) each Lender to pay any amount payable to Administrative Agent or any other Lender pursuant to this Agreement or (v) Administrative Agent to pay any amount payable to any Lender pursuant to this Agreement.

10.4.                     Limited Waiver of Conditions Precedent.  If Lenders shall make any Loan, procure any Letter of Credit, or otherwise extend any credit to Borrowers under this Agreement at a time when any of the foregoing conditions precedent are not satisfied (regardless of whether the failure of satisfaction of any such conditions precedent was known or unknown to Administrative Agent or Lenders), the funding of such Loan shall not operate as a waiver of the right of Administrative Agent and Lenders to insist upon the satisfaction of all conditions precedent with respect to each subsequent Borrowing requested by Borrowers or a waiver of any Default or Event of Default as a consequence of the failure of any such conditions to be satisfied, unless Administrative Agent, with the prior written consent of the Required Lenders, in writing waives the satisfaction of any condition precedent, in which event such waiver shall only be applicable for the specific instance given and only to the extent and for the period of time expressly stated in such written waiver.

SECTION 11.                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

11.1.                     Events of Default.  The occurrence or existence of any one or more of the following events or conditions shall constitute an “Event of Default” (each of which Events of Default shall be deemed to exist unless and until waived by Administrative Agent and Lenders in accordance with the provisions of Section 12.9 hereof):

11.1.1.               Payment of Obligations.  Borrowers shall fail to pay any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

11.1.2.               Misrepresentations.  Any representation, warranty or other written statement to Administrative Agent or any Lender by or on behalf of any Obligor, whether made in or furnished in compliance with or in reference to any of the Loan Documents (including any representation made in any Borrowing Base Certificate), proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 8.2 hereof.

11.1.3.               Breach of Specific Covenants.  Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in Sections 7.1.1, 7.2.4, 7.2.5, 7.2.6, 7.5, 9.1.1, 9.1.3(i), (ii), (iii) or (iv), 9.1.6, 9.1.11, 9.1.13, 9.2 or 9.3 hereof on the date that such Borrower is required to perform, keep or observe such covenant.

11.1.4.               Breach of Other Covenants.  Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 11.1 hereof) and the breach of such other covenant is not cured to Administrative Agent’s and the Required Lender’s satisfaction within 30 days after the sooner to occur of any Senior Officer’s receipt of notice of such breach from Administrative Agent or the date on which such failure or neglect first becomes known to any Senior Officer; provided, however, that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant which is not capable of being cured at all or within such 30-day period or which is a willful and knowing breach by any Borrower.

11.1.5.               Default Under Security Documents/Other Agreements.  Any Borrower or any other Obligor shall default in the due and punctual observance or performance of any liability or obligation to be observed or performed by it under any of the Other Agreements or Security Documents (after giving effect to any applicable grace periods).

11.1.6.               Other Defaults.  There shall occur any default or event of default on the part of any Borrower or any Subsidiary under any agreement, document or instrument to which such Borrower or such Subsidiary is a party or by which such Borrower or such Subsidiary or any of their respective Properties is bound, creating or relating to any Debt (other than the Obligations) in excess of $2,500,000 if such default or event of default relates to any payment thereof or if the payment or maturity of such Debt may be accelerated in consequence of such event of default or demand for payment of such Debt may be made.

11.1.7.               Uninsured Losses.  Any loss, theft, damage or destruction of any of the Collateral not fully covered (subject to such deductibles as are currently in effect under the insurance policies referred to in Section 9.1.8) by insurance if (i) the amount not covered by insurance exceeds $5,000,000 and (ii) Administrative Agent (at the direction of the Required Lenders) notifies Borrowers in writing of Administrative Agent’s election to treat such occurrence as an Event of Default.

11.1.8.               Material Adverse Effect.  There shall occur any event or condition that has a Material Adverse Effect.

11.1.9.               Solvency.  Any Borrower shall cease to be Solvent.

11.1.10.                 Insolvency Proceedings.  Any Insolvency Proceeding shall be commenced by any Obligor; an Insolvency Proceeding is commenced against any Obligor and any of the following events occur:  such Obligor consents to the institution of the Insolvency Proceeding against it, the petition commencing the Insolvency Proceeding is not timely contested by such Obligor, the petition commencing the Insolvency Proceeding is not dismissed within 45 days after the date of the filing thereof (provided, that, in any event, during the pendency of any such period, Lenders shall be relieved from their obligation to make Loans or otherwise extend credit to or for the benefit of Borrowers hereunder), an interim trustee is appointed to take possession all or a substantial portion of the Properties of such Obligor or to operate all or any substantial portion of the business of such Obligor or an order for relief shall have been issued or entered in connection with such Insolvency Proceeding; or any Obligor shall make an offer of settlement extension or composition to its unsecured creditors generally.

11.1.11.                         Business Disruption; Condemnation.  There shall occur a cessation of a substantial part of the business of any Obligor for a period which could reasonably be expected to have a Material Adverse Effect; or any Obligor shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Obligor which loss or revocation could reasonably be expected to have a Material Adverse Effect; or any Obligor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which any Obligor leases or occupies any premises on which any Collateral is located shall be canceled or terminated prior to the expiration of its stated term and such cancellation or termination has a Material Adverse Effect or results in an Out-of-Formula Condition; or any material part of the Collateral shall be taken through condemnation or the value of such Property shall be materially impaired through condemnation.

11.1.12.                         Change of Control.  A Change of Control shall occur.

11.1.13.                 ERISA.  A Reportable Event shall occur which Administrative Agent, in its reasonable discretion, shall determine constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Borrower, any Subsidiary or any Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Borrower’s, such Subsidiary’s or such Obligor’s complete or partial withdrawal from such Plan.

11.1.14.                         Challenge to Loan Documents.  Any Obligor or any of its Affiliates shall challenge or contest in any action, suit or proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Administrative Agent, or any of the Loan Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release or other written agreement by Administrative Agent and Lenders in accordance with the terms thereof.

11.1.15.                         Judgment.  One or more judgments or orders for the payment of money in an amount that exceeds, individually or in the aggregate, $500,000 shall be entered against any Borrower or any other Obligor and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or (iii) results in the creation or imposition of a Lien upon any of the Collateral that is not a Permitted Lien.

11.1.16.                         Repudiation of or Default Under Guaranty.  Any Guarantor shall revoke or attempt to revoke the Guaranty signed by such Guarantor, shall repudiate such Guarantor’s liability thereunder, or shall be in default under the terms thereof, or shall fail to confirm in writing, promptly after receipt of Administrative Agent’s written request therefor, such Guarantor’s ongoing liability under the Guaranty in accordance with the terms thereof.

11.1.17.                 Criminal Forfeiture.  Any Obligor shall be convicted under any criminal law that could reasonably be expected to lead to a forfeiture of any Property of such Obligor with an aggregate value of $250,000 or more.

11.1.18.         New Senior Secured Note Indenture and New Senior Secured Notes.  Any event of default shall occur and continue to exist beyond any applicable grace or any cure period under the New Senior Secured Note Indenture or the New Senior Secured Notes.

11.2.                     Acceleration of Obligations; Termination of Commitments.  Without in any way limiting the right of Administrative Agent to demand payment of any portion of the Obligations payable on demand in accordance with this Agreement:

11.2.1.               Upon or at any time after the occurrence of an Event of Default (other than pursuant to Section 11.1.10 hereof) and for so long as such Event of Default shall exist, Administrative Agent may in its discretion (and, upon receipt of written instructions to do so from the Required Lenders, shall) (a) declare the principal of and any accrued interest on the Loans and all other Obligations owing under any of the Loan Documents to be, whereupon the same shall become without further notice or demand (all of which notice and demand each Borrower expressly waives), forthwith due and payable and Borrowers shall forthwith pay to Administrative Agent the entire principal of and accrued and unpaid interest on the Loans and other Obligations plus reasonable attorneys’ fees and court costs if such principal and interest are collected by or through an attorney-at-law and (b) terminate the Commitments.

11.2.2.               Upon the occurrence of an Event of Default specified in Section 11.1.10 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Administrative Agent to or upon any Borrower and the Commitments shall automatically terminate as if terminated by Administrative Agent pursuant to Section 5.2.1 hereof and with the effects specified in Section 5.2.4 hereof; provided, however, that, if Administrative Agent or Lenders shall continue to make Loans or otherwise extend credit to Borrowers pursuant to this Agreement after an automatic termination of the Commitments by reason of the commencement of an Insolvency Proceeding by or against Borrowers, such Loans and other credit shall nevertheless be governed by this Agreement and enforceable against and recoverable from each Obligor as if such Insolvency Proceeding had never been instituted.

11.3.                     Other Remedies.  Upon and after the occurrence of an Event of Default and for so long as such Event of Default shall exist, Administrative Agent may in its discretion (and, upon receipt of written direction of the Required Lenders, shall) exercise from time to time the following rights and remedies (without prejudice to the rights of Administrative Agent or any Lender to enforce its claim against any or all Obligors):

11.3.1.               All of the rights and remedies of a secured party under the UCC or under other Applicable Law, and all other legal and equitable rights to which Administrative Agent may be entitled under this Agreement, the Security Agreement or any of the other Loan Documents, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

11.3.2.               The right to require Borrowers to Cash Collateralize outstanding Letters of Credit and, if Borrowers fail promptly to make such deposit, Lenders may (and shall upon the direction of the Required Lenders) advance such amount as a Revolver Loan (whether or not an Out-of-Formula Condition exists or is created thereby).  Any such deposit or advance shall be held by Administrative Agent in the Cash Collateral Account to fund future payments on any LC Support.  At such time as the LC Support has been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, after Full Payment of all Obligations, returned to Borrowers.

11.4.                     Setoff.  In addition to any Liens granted under any of the Loan Documents and any rights now or hereafter available under Applicable Law, Administrative Agent and each Lender (and each of their respective Affiliates) is hereby authorized by Borrowers at any time that an Event of Default exists, without notice to Borrowers or any other Person (any such notice being hereby expressly waived), to set off and to appropriate and apply any and all deposits, general or special (including Debt evidenced by certificates of deposit whether matured or unmatured (but not including trust accounts)) and any other Debt at any time held or owing by such Lender or any of their Affiliates to or for the credit or the account of any Borrower against and on account of the Obligations of Borrowers arising under the Loan Documents to Administrative Agent, such Lender or any of their Affiliates, including all Loans and LC Outstandings and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) Administrative Agent or such Lender shall have made any demand hereunder, (ii) Administrative Agent, at the request or with the consent of the Required Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by this Agreement and even though such Obligations may be contingent or unmatured or (iii) the Collateral for the Obligations is adequate.  Notwithstanding the foregoing, each of Administrative Agent and Lenders agree with each other that it shall not, without the express consent of the Required Lenders, and that it shall (to the extent that it is lawfully entitled to do so) upon the request of the Required Lenders, exercise its setoff rights hereunder against any accounts of any Borrower now or hereafter maintained with Administrative Agent, such Lender or any Affiliate of any of them, but no Borrower shall have any claim or cause of action against Administrative Agent or any Lender for any setoff made without the consent of the Required Lenders and the validity of any such setoff shall not be impaired by the absence of such consent.  If any party (or its Affiliate) exercises the right of setoff provided for hereunder, such party shall be obligated to share any such setoff in the manner and to the extent required by Section 12.5.

11.5.                     Remedies Cumulative; No Waiver.

11.5.1.               All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty given to Administrative Agent or any Lender or contained in any other agreement between Administrative Agent or any Lender and Borrowers, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained.  The rights and remedies of Administrative Agent and Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies that Administrative Agent or any Lender would otherwise have.

11.5.2.               The failure or delay of Administrative Agent or any Lender to require strict performance by Borrowers of any provision of any of the Loan Documents or to exercise or enforce any rights, Liens, powers or remedies under any of the Loan Documents or with respect to any Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrowers to Agents and Lenders shall have been fully satisfied.  None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Event of Default by any Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Administrative Agent or any Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Administrative Agent or such Lender and directed to Borrowers.

11.5.3.               If Administrative Agent or any Lender shall accept performance by a Borrower, in whole or in part, of any obligation that a Borrower is required by any of the Loan Documents to perform only when a Default or Event of Default exists, or if Administrative Agent or any Lender shall exercise any right or remedy under any of the Loan Documents that may not be exercised other than when a Default or Event of Default exists, Administrative Agent’s or Lender’s acceptance of such performance by a Borrower or Administrative Agent’s or Lender’s exercise of any such right or remedy shall not operate to waive any such Event of Default or to preclude the exercise by Administrative Agent or any Lender of any other right or remedy, unless otherwise expressly agreed in writing by Administrative Agent or such Lender, as the case may be.

SECTION 12.                     AGENTS

12.1.                     Appointment, Authority and Duties of Agents.

12.1.1.               Each Lender hereby irrevocably appoints and designates Fleet as Administrative Agent to act as herein specified.  Administrative Agent may, and each Lender by its acceptance of a Note shall be deemed irrevocably to have authorized Administrative Agent to, enter into all Loan Documents to which Administrative Agent is or is intended to be a party and all amendments hereto and all Security Documents at any time executed by any Borrower, for its benefit and the Pro Rata benefit of Lenders and, except as otherwise provided in this Section 12, to exercise such rights and powers under this Agreement and the other Loan Documents as are specifically delegated to Administrative Agent by the terms hereof and thereof, together with such other rights and powers as are reasonably incidental thereto.  Each Lender hereby appoints GECC as Syndication Agent, provided, however, that Syndication Agent shall not have any rights, power, obligation, liability, responsibility or duty under this Agreement or any of the other Loan Documents other than as expressly provided for herein.  Each Lender agrees that any action taken by Administrative Agent or the Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by Administrative Agent or the Required Lenders of any of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders.  Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive right and authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with this Agreement and the other Loan Documents; (b) execute and deliver as Administrative Agent each Loan Document and accept delivery of each such agreement delivered by any or all Borrowers or any other Obligor; (c) act as collateral agent for Lenders for purposes of the perfection of all security interests and Liens created by this Agreement or the Security Documents with respect to all material items of the Collateral and, subject to the direction of the Required Lenders, for all other purposes stated therein, provided, that Administrative Agent hereby appoints, authorizes and directs each Lender to act as a collateral sub-agent for Agents and the other Lenders for purposes of the perfection of all security interests and Liens with respect to a Borrower’s Deposit Accounts maintained with, and all cash and Cash Equivalents held by, such Lender; (d) subject to the direction of the Required Lenders, manage, supervise or otherwise deal with the Collateral; and (e) except as may be otherwise specifically restricted by the terms of this Agreement and subject to the direction of the Required Lenders, exercise all remedies given to Administrative Agent with respect to any of the Collateral under the Loan Documents relating thereto, Applicable Law or otherwise.  The duties of Administrative Agent shall be ministerial and administrative in nature, and no Agent shall have by reason of this Agreement or any other Loan

Document a fiduciary relationship with any Lender (or any Lender’s participants).  Unless and until its authority to do so is revoked in writing by Required Lenders, Administrative Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory (basing such determination in each case upon the meanings given to such terms in Appendix A), or whether to impose or release any discretionary reserve, and to exercise its own credit judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Administrative Agent from any liability to Lenders or any other Person for any errors in judgment.

12.1.2.               No Agent (which term, as used in this sentence, shall include reference to each Agent’s officers, directors, employees, attorneys, agents and Affiliates and to the officers, directors, employees, attorneys and agents of each Agent’s Affiliates) shall:  (a) have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents or (b) be required to take, initiate or conduct any litigation, foreclosure or collection proceedings hereunder or under any of the other Loan Documents, except to the extent directed to do so by the Required Lenders during the continuance of any Event of Default.  The conferral upon Administrative Agent of any right hereunder shall not imply a duty on Administrative Agent’s part to exercise any such right unless instructed to do so by the Required Lenders in accordance with this Agreement.

12.1.3.               Administrative Agent may perform any of its duties by or through its agents and employees and may employ one or more Agent Professionals and shall not be responsible for the negligence or misconduct of any such Agent Professionals selected by it with reasonable care.  Borrowers shall promptly (and in any event, on demand) reimburse Administrative Agent for all reasonable expenses (including all Extraordinary Expenses) incurred by Administrative Agent pursuant to any of the provisions hereof or of any of the other Loan Documents or in the execution of any of Administrative Agent’s duties hereby or thereby created or in the exercise of any right or power herein or therein imposed or conferred upon it or Lenders (excluding, however, general overhead expenses), and each Lender agrees promptly to pay to Administrative Agent, on demand, such Lender’s Pro Rata share of any such reimbursement for expenses (including Extraordinary Expenses) that is not timely made by Borrowers to Administrative Agent.

12.1.4.               The rights, remedies, powers and privileges conferred upon Administrative Agent hereunder and under the other Loan Documents may be exercised by Administrative Agent without the necessity of the joinder of any other parties unless otherwise required by Applicable Law.  If Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Agreement or any of the other Loan Documents, Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from the Required Lenders; and Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting hereunder or under any of the Loan Documents pursuant to or in accordance with the instructions of the Required Lenders except for Administrative Agent’s own gross negligence or willful misconduct in connection with any action taken by it.  Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent shall not be required to take any action that is in its opinion contrary to Applicable Law or the terms of any of the Loan Documents or that would in its reasonable opinion subject it or any of its officers, employees or directors to personal liability; provided, however, that if Administrative Agent shall fail or refuse to take action that is not contrary to Applicable Law or to any of the terms of any of the Loan Documents even if such action in Administrative Agent’s opinion would subject it to potential liability, the Required Lenders may remove Administrative Agent and appoint a successor Administrative Agent in the same manner and with the same effects as is provided in this Agreement with respect to Administrative Agent’s resignation.

12.1.5.               Administrative Agent shall promptly, upon receipt thereof, forward to each Lender (i) copies of any significant written notices, reports, certificates and other information received by Administrative Agent from any Obligor (but only if and to the extent such Obligor is not required by the terms of the Loan Documents to supply such information directly to Lenders) and (ii) copies of the results of any field audits by Administrative Agent with respect to Borrowers.  Administrative Agent shall conduct Orderly Liquidation Appraisals at any time or times reasonably requested by any Lender (but in no event shall Administrative Agent be obliged to honor such requests more frequently than once a calendar year unless an Event of Default exists).  Administrative Agent shall have no liability to any Lender for any errors in or omissions from any field audit or other examination of Borrowers or the Collateral, unless such error or omission was the direct result of Administrative Agent’s willful misconduct or gross negligence.

12.2.                     Agreements Regarding Collateral and Examination Reports.

12.2.1.               Lenders hereby irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien upon any Collateral (i) upon the termination of the Commitments and payment or satisfaction of all of the Obligations, (ii) constituting Equipment sold or disposed of in accordance with the terms of this Agreement if Borrowers certify to Administrative Agent that the disposition is made in compliance with the terms of this Agreement (and Administrative Agent may rely conclusively on any such certificate, without further inquiry), or (iii) if approved or ratified by the Required Lenders.  Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that any of the Collateral exists or is owned by a Borrower or is cared for, protected or insured or has been encumbered, or that Administrative Agent’s Liens have been properly, sufficiently or lawfully created, perfected, protected or enforced or entitled to any particular priority or to exercise any duty of care with respect to any of the Collateral.

12.2.2.               Administrative Agent shall furnish each Lender, promptly after the same becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of Administrative Agent.  Each Lender agrees that neither Fleet nor Administrative Agent makes any representation or warranty as to the accuracy or completeness of any Report and shall not be liable for any information contained in or omitted from any such Report; agrees that the Reports are not intended to be comprehensive audits or examinations, and that Fleet or Administrative Agent or any other Person performing any audit or examination will inspect only specific information regarding Borrowers or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; subject to Section 14.19 hereof, agrees to keep all Reports confidential and strictly for its internal use and not to distribute the Reports to any Person (except to its Participants, attorneys, accountants and other Persons with whom such Lender has a confidential relationship) or use any Report in any other manner; and, without limiting the generality of any other indemnification contained herein, agrees to hold Administrative Agent and any other Person preparing a Report harmless from any action that the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or its purchase of, a loan or loans of Borrowers, and to pay and protect, and indemnify, defend and hold Administrative Agent and each other such Person preparing a Report harmless from and against all claims, actions, proceedings, damages, costs, expenses and other amounts (including attorneys’ fees) incurred by Administrative Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or any part of any Report through the indemnifying Lender.

12.3.                     Reliance By Administrative Agent.  Administrative Agent shall be entitled to rely, and shall be fully protected in so relying, upon any certification, notice or other communication (including any thereof by telephone, telex, telegram, telecopier message or cable) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of Agent Professionals selected by Administrative Agent.  As to any matters not expressly provided for by this Agreement or any of the other Loan Documents, Administrative Agent shall in all cases be fully protected in acting or refraining from acting hereunder and thereunder in accordance with the instructions of the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding upon Lenders.

12.4.                     Action Upon Default.  Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default unless it has received written notice from a Lender or any or all Borrowers specifying the occurrence and nature of such Default or Event of Default.  If Administrative Agent shall receive such a notice of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, Administrative Agent shall promptly notify Lenders in writing and Administrative Agent shall take such action and assert such rights under this Agreement and the other Loan Documents, or shall refrain from taking such action and asserting such rights, as the Required Lenders shall direct from time to time.  If any Lender shall receive a notice of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, such Lender shall promptly notify Administrative Agent and the other Lenders in writing.  As provided in Section 12.3 hereof, Administrative Agent shall not be subject to any liability by reason of acting or refraining to act pursuant to any request of the Required Lenders except for its own willful misconduct or gross negligence in connection with any action taken by it.  Before directing Administrative Agent to take or refrain from taking any action or asserting any rights or remedies under this Agreement and the other Loan Documents on account of any Event of Default, the Required Lenders shall consult with and seek the advice of (but without having to obtain the consent of) each other Lender, and promptly after directing Administrative Agent to take or refrain from taking any such action or asserting any such rights, the Required Lenders will so advise each other Lender of the action taken or refrained from being taken and, upon request of any Lender, will supply information concerning actions taken or not taken.  In no event shall the Required Lenders, without the prior written consent of each Lender, direct Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders.  Each Lender agrees that, except as otherwise provided in any of the Loan Documents or with the written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Obligor with respect to any of the Obligations or Collateral or accelerate or otherwise enforce its portion of the Obligations.  Without limiting the generality of the foregoing, no Lender (individually), without the prior written consent of the Required Lenders, may exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar sales or dispositions of any of the Collateral (provided that nothing herein shall be construed to limit in any respect the right of all Lenders, collectively, to credit bid).  Notwithstanding anything to the contrary set forth in this Section 12.4 or elsewhere in this Agreement, (i) each Lender shall be authorized to take such action to preserve or enforce its rights against any Obligor where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against such Obligor, including the filing of proofs of claim in any Insolvency Proceeding and (ii) Administrative Agent shall not be authorized to take any action to foreclose on any of the Real Estate without the prior written consent of GECC (which consent shall not be unreasonably withheld or delayed, and which consent shall be provided by GECC at such time as GECC reasonably determines that no material environmental matters affect such Real Estate (which determination may be made, in GECC’s reasonable credit judgment, with or without the requirement of an environmental audit or assessment with respect to such Real Estate).

12.5.                     Ratable Sharing.  If any Lender shall obtain any payment or reduction (including any amounts received as adequate protection of a bank account deposit treated as cash collateral under the Bankruptcy Code) of any Obligation of Borrowers hereunder (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in excess of its Pro Rata share of payments or reductions on account of such Obligations obtained by all of the Lenders, such Lender shall forthwith (i) notify the other Lenders and Administrative Agent of such receipt and (ii) purchase from the other Lenders such participations in the affected Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, on a Pro Rata basis, provided, that if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender or additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or such additional costs, but without interest.  Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 12.5 may, to the fullest extent permitted by Applicable Law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.

12.6.                     Indemnification of Agent Indemnitees.

12.6.1.               Each Lender agrees to indemnify and defend the Agent Indemnitees (to the extent not reimbursed by Borrowers under this Agreement, but without limiting the indemnification obligation of Borrowers under this Agreement), on a Pro Rata basis, and to hold each of the Agent Indemnitees harmless from and against, any and all Indemnified Claims which may be imposed on, incurred by or asserted against any of the Agent Indemnitees in any way related to or arising out of this Agreement or any of the other Loan Documents or any other document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses which Borrowers are obligated to pay under Section 14.2 hereof or amounts Administrative Agent may be called upon to pay in connection with any lockbox or Dominion Account arrangement contemplated hereby or under any indemnity, guaranty or other assurance of payment or performance given by Administrative Agent with respect to Cash Management Agreements and Hedging Agreements with financial institutions other than Fleet, Bank or any Affiliate of Fleet or Bank, and Letters of Credit) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that no Lender shall be liable to an Agent Indemnitee for any of the foregoing to the extent that they result solely from the willful misconduct or gross negligence of such Agent Indemnitee or to the extent arising from Bank Products or any Banking Relationship Debt.

12.6.2.               Without limiting the generality of the foregoing provisions of this Section 12.6, if Administrative Agent should be sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person on account of any alleged preference or fraudulent transfer received or alleged to have been received from any Borrower or any other Obligor as the result of any transaction under the Loan Documents, then in such event any monies paid by Administrative Agent in settlement or satisfaction of such suit, together with all Extraordinary Expenses incurred by Administrative Agent in the defense of same, shall be promptly reimbursed to Administrative Agent by Lenders to the extent of each Lender’s Pro Rata share.

12.6.3.               Without limiting the generality of the foregoing provisions of this Section 12.6, if at any time (whether prior to or after the Commitment Termination Date) any action or proceeding shall be brought against any of the Agent Indemnitees by an Obligor or by any other Person claiming by, through or under an Obligor, to recover damages for any act taken or omitted by Administrative Agent under any of the Loan Documents or in the performance of any rights, powers or remedies of Administrative Agent against any Obligor, any Account Debtor, the Collateral or with respect to any Loans, or to obtain any other relief of any kind on account of any transaction involving any Agent Indemnitees under or in relation to any of the Loan Documents, each Lender agrees to indemnify, defend and hold the Agent Indemnitees harmless with respect thereto and to pay to the Agent Indemnitees such Lender’s Pro Rata share of such amount as any of the Agent Indemnitees shall be required to pay by reason of a judgment, decree, or other order entered in such action or proceeding or by reason of any compromise or settlement agreed to by the Agent Indemnitees, including all interest and costs assessed against any of the Agent Indemnitees in defending or compromising such action, together with attorneys’ fees and other legal expenses paid or incurred by the Agent Indemnitees in connection therewith; provided, however, that no Lender shall be liable to any Agent Indemnitee for any of the foregoing to the extent that they arise solely from the willful misconduct or gross negligence of such Agent Indemnitee.  In Administrative Agent’s discretion, Administrative Agent may also reserve for or satisfy any such judgment, decree or order from proceeds of Collateral prior to any distributions therefrom to or for the account of Lenders.

12.7.                     Limitation on Responsibilities of Administrative Agent.  Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 hereof against any and all Indemnified Claims which may be incurred by Administrative Agent by reason of taking or continuing to take any such action.  Administrative Agent shall not be liable to Lenders (or any Lender’s participants) for any action taken or omitted to be taken under or in connection with this Agreement or the other Loan Documents except as a result of actual gross negligence or willful misconduct on the part of Administrative Agent.  Administrative Agent assumes no responsibility for any failure or delay in performance or breach by any Obligor or any Lender of its obligations under this Agreement or any of the other Loan Documents.  Administrative Agent does not make to Lenders, and no Lender makes to Administrative Agent or the other Lenders, any express or implied warranty, representation or guarantee with respect to the Loans, the Collateral, the Loan Documents or any Obligor.  Neither Administrative Agent nor any of its officers, directors, employees, attorneys or agents shall be responsible to Lenders, and no Lender nor any of its agents, attorneys or employees shall be responsible to Administrative Agent or the other Lenders, for:  (i) any recitals, statements, information, representations or warranties contained in any of the Loan Documents or in any certificate or other document furnished pursuant to the terms hereof; (ii) the execution, validity, genuineness, effectiveness or enforceability of any of the Loan Documents; (iii) the validity, genuineness, enforceability, collectibility, value, sufficiency or existence of any Collateral, or the perfection or priority of any Lien therein; or (iv) the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or any Account Debtor.  Neither Administrative Agent nor any of its officers, directors, employees, attorneys or agents shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any of the duties or agreements of such Obligor under any of the Loan Documents or the satisfaction of any conditions precedent contained in any of the Loan Documents.  Administrative Agent may consult with and employ legal counsel, accountants and other experts and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.

12.8.                     Successor Administrative Agent and Co- Agents.

12.8.1.               Subject to the appointment and acceptance of a successor Administrative Agent as provided below, an Administrative Agent may resign at any time by giving at least 30 days written notice thereof to each Lender and Borrowers.  Upon receipt of any notice of such resignation, the Required Lenders, after prior consultation with (but without having to obtain consent of) each Lender, shall have the right to appoint a successor Administrative Agent which shall be (i) a Lender, (ii) a United States based affiliate of a Lender, or (iii) a commercial bank or other financial institution that is organized under the laws of the United States or of any State thereof and has a combined capital surplus of at least $500,000,000 and, provided no Default or Event of Default then exists, is reasonably acceptable to Borrowers (and for purposes hereof, any successor to Fleet or GECC shall be deemed acceptable to Borrowers).  Upon the acceptance by a successor Administrative Agent of an appointment to serve as Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent without further act, deed or conveyance, and the retiring Administrative Agent, as applicable, shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 12 (including the provisions of Section 12.6 hereof) shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.  Notwithstanding anything to the contrary contained in this Agreement, any successor by merger or acquisition of the stock or assets of Fleet or GECC shall continue to be an Agent hereunder without further act on the part of the parties hereto unless such successor shall resign in accordance with the provisions hereof.

12.8.2.               It is the purpose of this Agreement that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business as agent or otherwise in any jurisdiction.  It is recognized that, in case of litigation under any of the Loan Documents, or in case Administrative Agent deems that by reason of present or future laws of any jurisdiction Administrative Agent might be prohibited from exercising any of the powers, rights or remedies granted to Administrative Agent or Lenders hereunder or under any of the Loan Documents or from holding title to or a Lien upon any Collateral or from taking any other action which may be necessary hereunder or under any of the Loan Documents, Administrative Agent may appoint an additional Person as a separate collateral agent or co-collateral agent which is not so prohibited from taking any of such actions or exercising any of such powers, rights or remedies.  If Administrative Agent shall appoint an additional Person as a separate collateral agent or co-collateral agent as provided above, each and every remedy, power, right, claim, demand or cause of action intended by any of the Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect thereto shall be exercisable by and vested in such separate collateral agent or co-collateral agent, but only to the extent necessary to enable such separate collateral agent or co-collateral agent to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate collateral agent or co-collateral agent shall run to and be enforceable by either of them.  Should any instrument from Lenders be required by the separate collateral agent or co-collateral agent so appointed by Administrative Agent in order more fully and certainly to vest in and confirm to him or it such rights, powers, duties and obligations, any and all of such instruments shall, on request, be executed, acknowledged and delivered by Lenders whether or not a Default or Event of Default then exists.  In case any separate collateral agent or co-collateral agent, or a successor to either, shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, duties and obligations of such separate collateral agent or co-collateral agent, so far as permitted by Applicable Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new collateral agent or successor to such separate collateral agent or co-collateral agent.

12.9.                     Consents, Amendments and Waivers; Out-of-Formula Loans.

12.9.1.               No amendment or modification of any provision of this Agreement shall be effective without the prior written agreement of the Required Lenders and Borrowers, and no waiver of any Default or Event of Default shall be effective without the prior written consent of the Required Lenders; provided, however, that (i) without the prior written consent of Administrative Agent, no amendment or waiver shall be effective with respect to any provision in any of the Loan Documents (including this Section 12) to the extent such provision relates to the rights, duties, immunities or discretion of Administrative Agent; (ii) without the prior written consent of Fleet, no amendment or waiver with respect to the provisions of Sections 1.3 or 3.1.3 shall be effective; (iii) without the prior written consent of all Lenders, no waiver of any Default or Event of Default shall be effective if the Default or Event of Default relates to any Borrower’s failure to observe or perform any covenant that may not be amended without the unanimous written consent of Lenders (and, where so provided hereinafter, the written consent of Administrative Agent) as hereinafter set forth in this Section 12.9.1; and (iv) written agreement of all Lenders (except a defaulting Lender as provided in Section 3.2 of this Agreement) shall be required to effectuate any amendment, modification or waiver that would (a) alter the provisions of Sections 2.2, 2.6, 2.7, 2.8, 2.10, 4.5, 4.7, 4.9, 4.10, 5.1, 7.4.2, 9.2.10, 12.9, 14.2, 14.3 or 14.16, (b) amend the definitions of “Pro Rata,” “Required Lenders,” “Availability Reserve”, “Borrowing

Base”, “Permitted Acquisition”, “Permitted Real Estate Disposition”, “Permitted Redemption” or “Permitted Redemption Conditions” (and the other defined terms used in such definitions), or any provision of this Agreement obligating Administrative Agent to take certain actions at the direction of the Required Lenders, or any provision of any of the Loan Documents regarding the Pro Rata treatment or obligations of Lenders, (c) increase or otherwise modify any of the Commitments (other than to reduce proportionately each Lender’s Commitment in connection with any overall reduction in the amount of the Commitments), (d) alter or amend (other than to increase) the rate of interest payable in respect of the Loans (except as may be expressly authorized by the Loan Documents or as may be necessary, in Administrative Agent’s judgment, to comply with Applicable Law), (e) waive or agree to defer collection of any fee, termination charge or other charge provided for under any of the Loan Documents (except to the extent that the Required Lenders agree after and during the continuance of any Event of Default to a waiver or deferral of any termination charge provided for in Section 5.2.3 hereof) or the unused line fee in Section 2.2.3 hereof, (f) subordinate the payment of any of the Obligations to any other Debt or the priority of any Liens granted to Administrative Agent under any of the Loan Documents to Liens granted to any other Person, except as currently provided in or contemplated by the Loan Documents in connection with Borrowers’ incurrence of Permitted Purchase Money Debt, and except for Liens granted by an Obligor to financial institutions with respect to amounts on deposit with such financial institutions to cover returned items, processing and analysis charges and other charges in the Ordinary Course of Business that relate to deposit accounts with such financial institutions, (g) alter the time or amount of repayment of any of the Loans (except a moratorium or deferral of payment pursuant to a forbearance agreement entered into by Administrative Agent and the Required Lenders with Borrowers at any time an Event of Default exists) or waive any Event of Default resulting from nonpayment of the Loans on the due date thereof (or within any applicable period of grace), (h) forgive any of the Obligations, except any portion of the Obligations held by a Lender who consents in writing to such forgiveness, or (i) release any Obligor from liability for any of the Obligations except to the extent expressly permitted by the Loan Documents.  No Lender shall be authorized to amend or modify any Note held by it, unless such amendment or modification is consented to in writing by all Lenders; provided, however, that the foregoing shall not be construed to prohibit an amendment or modification to any provision of this Agreement that may be effected pursuant to this Section 12.9.1 by agreement of Borrowers and the Required Lenders even though such an amendment or modification results in an amendment or modification of the Notes by virtue of the incorporation by reference in each of the Notes of this Agreement.  The making of any Loans hereunder by any Lender during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default.  Any waiver or consent granted by Lenders hereunder shall be effective only if in writing and then only in the specific instance and for the specific purpose for which it was given.

12.9.2.               No Borrower will, directly or indirectly, pay or cause to be paid any remuneration or other thing of value, whether by way of supplemental or additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for or as an inducement to the consent to or agreement by such Lender with any waiver or amendment of any of the terms and provisions of this Agreement or any of the other Loan Documents to the extent that the agreement of all Lenders to any such waiver or amendment is required, unless such remuneration or thing of value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders; provided, however, that Borrowers may contract to pay a fee only to those Lenders who actually vote in writing to approve any waiver or amendment of the terms and provisions of this Agreement or any of the other Loan Documents to the extent that such waiver or amendment may be implemented by vote of the Required Lenders and such waiver or amendment is in fact approved.

12.9.3.               Any request, authority or consent of any Person who, at the time of making such request or giving such a authority or consent, is a Lender, shall be conclusive and binding upon any Assignee of such Lender.

12.9.4.               Unless otherwise directed in writing by the Required Lenders, Administrative Agent may require Lenders to honor requests by Borrowers for Out-of-Formula Loans (in which event, and notwithstanding anything to the contrary set forth in Section 1.2 or elsewhere in this Agreement, Lenders shall continue to make Revolver Loans up to their Pro Rata share of the Commitments) and to forbear from requiring Borrowers to cure an Out-of-Formula Condition, (1) when no Event of Default exists (or if an Event of Default exists, when the existence of such Event of Default is not known by Administrative Agent), if and for so long as (i) such Out-of-Formula Condition does not continue for a period of more than 30 consecutive days, following which no Out-of-Formula Condition exists for at least 30 consecutive days before another Out-of-Formula Condition exists, (ii) the amount of the Revolver Loans outstanding at any time does not exceed the aggregate of the Commitments at such time, and (iii) the Out-of-Formula Condition is not known by Administrative Agent at the time in question to exceed $6,000,000; and (2) regardless of whether or not an Event of Default exists, if Administrative Agent discovers the existence of an Out-of-Formula Condition not previously known by it to exist, Lenders shall be obligated to continue making such Revolver Loans as directed by Administrative Agent only (A) if the amount of the Out-of-Formula Condition is not increased by more than $4,000,000 above the amount determined by Administrative Agent to exist on the date of discovery thereof and (B) for a period not to exceed 15 Business Days; provided, however, that without the consent of all Lenders, the aggregate amount of the Out-of-Formula Condition permitted under this Section 12.9.4 may not exceed $10,000,000 at any time.  If any Out-of-Formula Condition shall continue to exist at any time after the expiration of the periods set forth in clauses (1) or (2) above, Administrative Agent may (and shall at the request of the Required Lenders) demand payment thereof.  In no event shall any Borrower or any other Obligor be deemed to be a beneficiary of this Section 12.9.4 or authorized to enforce any of the provisions of this Section 12.9.4.  The provisions of this Section 12.9.4 shall be in addition to the provisions of Section 1.2.7 hereof.

12.10.              Due Diligence and Non-Reliance.  Each Lender hereby acknowledges and represents that it has, independently and without reliance upon any Agent or the other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund the Loans to be made by it hereunder and to purchase participations in the LC Outstandings pursuant to Section 1.3.2 hereof, and each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary and appropriate, and has taken such care on its own behalf as would have been the case had it entered into the other Loan Documents without the intervention or participation of the other Lenders or Administrative Agent.  Each Lender hereby further acknowledges and represents that the other Lenders and Administrative Agent have not made any representations or warranties to it concerning any Obligor, any of the Collateral or the legality, validity, sufficiency or enforceability of any of the Loan Documents.  Each Lender also hereby acknowledges that it will, independently and without reliance upon the other Lenders or Administrative Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and in taking or refraining to take any other action under this Agreement or any of the other Loan Documents.  Except for notices, reports and other information expressly required to be furnished to Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Administrative Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Administrative Agent or any of Administrative Agent’s Affiliates.

12.11.              Representations and Warranties of Lenders.  By its execution of this Agreement, each Lender hereby represents and warrants to each Borrower and the other Lenders that it has the power to enter into and perform its obligations under this Agreement and the other Loan Documents, and that it has taken all necessary and appropriate action to authorize its execution and performance of this Agreement and the other Loan Documents to which it is a party, each of which will be binding upon it and the obligations imposed upon it herein or therein will be enforceable against it in accordance with the respective terms of such documents.

12.12.              The Required Lenders.  As to any provisions of this Agreement or the other Loan Documents under which action may or is required to be taken upon direction or approval of the Required Lenders, the direction or approval of the Required Lenders shall be binding upon each Lender to the same extent and with the same effect as if each Lender had joined therein.  Notwithstanding anything to the contrary contained in this Agreement, Borrowers shall not be deemed to be a beneficiary of, or be entitled to enforce, sue upon or assert as a defense to any of the Obligations, any provisions of this Agreement that requires Administrative Agent or any Lender to act, or conditions their authority to act, upon the direction or consent of the Required Lenders; and any action taken by Administrative Agent or any Lender that requires the consent or direction of the Required Lenders as a condition to taking such action shall, insofar as Borrowers are concerned, be presumed to have been taken with the requisite consent or direction of the Required Lenders.

12.13.              Several Obligations.  The obligations and commitments of each Lender under this Agreement and the other Loan Documents are several and neither Administrative Agent nor any Lender shall be responsible for the performance by the other Lenders of its obligations or commitments hereunder or thereunder.  Notwithstanding any liability of Lenders stated to be joint and several to third Persons under any of the Loan Documents, if any, such liability shall be shared, as among Lenders, Pro Rata according to the respective Commitments of Lenders.

12.14.              Agents in their Individual Capacity.  With respect to its obligation to lend under this Agreement, the Loans made by it and each Note issued to it, each Agent shall have the same rights and powers hereunder and under the other Loan Documents as any other Lender or holder of a Note and may exercise the same as though it were not performing the duties specified herein; and the terms “Lenders,” “Required Lenders,” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its capacity as a Lender.  Each Agent and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with any Borrower or any other Obligor, or any Affiliate of any Borrower or any other Obligor, as if it were any other bank and without any duty to account therefor (or for any fees or other consideration received in connection therewith) to the other Lenders.  Fleet and GECC or any of their respective Affiliates may receive information regarding any Borrower or any of such Borrower’s Affiliates and account debtors (including information that may be subject to confidentiality obligations in favor of Borrowers or any of their Affiliates) and Lenders acknowledge that no Agent nor Fleet or GECC shall be under any obligation to provide such information to Lenders to the extent acquired by Fleet or GECC in its individual capacity and not as an Agent hereunder.

12.15.              No Third Party Beneficiaries.  This Section 12 is not intended to confer any rights or benefits upon Borrowers or any other Person except Lenders and Administrative Agent, and no Person (including any or all Borrowers) other than Lenders and Administrative Agent shall have any right to enforce any of the provisions of this Section 12 except as expressly provided in Section 12.8 and Section 12.17 hereof.  As between Borrowers and Administrative Agent, any action that Administrative Agent may take or purport to take on behalf of Lenders under any of the Loan Documents shall be conclusively presumed to have been authorized and approved by Lenders as herein provided.

12.16.              Notice of Transfer.  Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Revolver Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by such Lender has been received and accepted by Administrative Agent in accordance with the terms hereof.

12.17.              Replacement of Certain Lenders.  If a Lender (“Affected Lender”) shall have (i) failed to fund its Pro Rata share of any Revolver Loan requested (or deemed requested) by Borrowers which such Lender is obligated to fund under the terms of this Agreement and which such failure has not been cured, (ii) requested compensation from Borrowers under Section 2.7 to recover increased costs incurred by such Lender (or its parent or holding company) which are not being incurred generally by the other Lenders (or their respective parents or holding companies), (iii) requested compensation from Borrowers under Section 2.8 to compensate for a reduction in the return of capital suffered by such Lender (or its parent or holding company) which are not being incurred generally by other Lenders (or their respective parents or holding companies), (iv) requested payment from Borrowers under Section 4.8 in connection with a tax gross-up payable to such Lender (or its parent or holding company) which are not incurred generally by other Lenders (or their respective parents or holding companies) or (v) delivered a notice pursuant to Section 2.6 hereof claiming that such Lender is unable to extend LIBOR Loans to Borrowers for reasons not generally applicable to the other Lenders, then, in any such case and in addition to any other rights and remedies that Administrative Agent, any other Lender or any Borrower may have against such Affected Lender, any Borrower or Administrative Agent may make written demand on such Affected Lender (with a copy to Administrative Agent in the case of a demand by Borrowers and a copy to Borrowers in the case of a demand by Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment and Acceptances within 5 Business Days after the date of such demand, to one or more Lenders willing to accept such assignment or assignments, or to one or more Eligible Assignees designated by Administrative Agent, all of such Affected Lender’s rights and obligations under this Agreement (including its Commitments and all Loans owing to it) in accordance with Section 13 hereof.  Administrative Agent is hereby irrevocably authorized to execute one or more Assignment and Acceptances as attorney-in-fact for any Affected Lender which fails or refuses to execute and deliver the same within 5 Business Days after the date of such demand.  The Affected Lender shall be entitled to receive, in cash and concurrently with execution and delivery of each such Assignment and Acceptance, all amounts owed to the Affected Lender hereunder or under any other Loan Document, including the aggregate outstanding principal amount of the Revolver Loans owed to such Lender, together with accrued interest thereon and fees and expenses accrued through the date of such assignment.  Upon the replacement of any Affected Lender pursuant to this Section 12.17, such Affected Lender shall cease to have any participation in, entitlement to, or other right to share in the Liens of Administrative Agent in any Collateral and such Affected Lender shall have no further liability to Administrative Agent, any Lender or any other Person under any of the Loan Documents (except as provided in Section 12.6 hereof as to events or transactions which occur prior to the replacement of such Affected Lender), including any commitment to make Loans or purchase participations in LC Outstandings.

12.18.              Remittance of Payments and Collections.

12.18.1.                         All payments by any Lender to Administrative Agent shall be made not later than the time set forth elsewhere in this Agreement on the Business Day such payment is due; provided, however, that if such payment is due on demand by Administrative Agent and such demand is made on the paying Lender after 11:00 a.m. on such Business Day, then payment shall be made by 11:00 a.m. on the next Business Day.  Payment by Administrative Agent to any Lender shall be made by wire transfer, promptly following Administrative Agent’s receipt of funds for the account of such Lender and in the type of funds received by Administrative Agent; provided, however, that if Administrative Agent receives such funds at or prior to 12:00 noon, Administrative Agent shall pay such funds to such Lender by 2:00 p.m. on such Business Day, but if Administrative Agent receives such funds after 12:00 noon, Administrative Agent shall pay such funds to such Lender by 2:00 p.m. on the next Business Day.

12.18.2.                         With respect to the payment of any funds from Administrative Agent to a Lender or from a Lender to Administrative Agent, the party failing to make full payment when due pursuant to the terms hereof shall, on demand by the other party, pay such amount together with interest thereon at the Federal Funds Rate.  In no event shall Borrowers be entitled to receive any credit for any interest paid by Administrative Agent to any Lender, or by any Lender to Administrative Agent, at the Federal Funds Rate as provided herein.

12.18.3.                         If Administrative Agent pays any amount to a Lender in the belief or expectation that a related payment has been or will be received by Administrative Agent from an Obligor and such related payment is not received by Administrative Agent, then Administrative Agent shall be entitled to recover such amount from each Lender that receives such amount.  If Administrative Agent determines at any time that any amount received by it under this Agreement or any of the other Loan Documents must be returned to an Obligor or paid to any other Person pursuant to any Applicable Law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement or any of the other Loan Documents, Administrative Agent shall not be required to distribute such amount to any Lender.

12.19.              No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, Participants, Transferees or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, Participant’s, Transferee’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or its agents, the Loan Documents or the transactions hereunder:  (1) any identity verification procedures, (2) any recordkeeping, (3) any comparisons with government lists, (4) any customer notices or (5) any other procedures required under the CIP Regulations or such other laws

12.20.              USA Patriot Act. Each Lender or Transferee or Participant or assignee of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “foreign shell bank” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations:  (1) within 10 days after the Closing Date and (2) at such other times as are required under the USA Patriot Act.

12.21.              Co-Agents.  Neither Administrative Agent, Syndication Agent nor any of the Persons identified on the facing page or signatures pages of this Agreement as a “co-agent” or a “co-lead arranger” shall have, in such capacities, any rights, power, obligation, liability, responsibility or duty under this Agreement or any of the other Loan Documents other than as expressly provided for herein.  Without limiting the foregoing, neither Syndication Agent nor any of the Persons so identified as a “co-agent” or a “co-lead arranger” shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, upon any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.  Each Party hereto acknowledges and agrees that Co-Lead Arrangers are not signatories to this Agreement, and that the signatures of Co-Lead Arrangers shall not be required on any amendment, extension, restatement or other modification to this Agreement or any of the other Loan Documents.

SECTION 13.                     BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1.                     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Borrowers, Agents and Lenders and their respective successors and assigns (which, in the case of

Administrative Agent, shall include any successor Administrative Agent appointed pursuant to Section 12.8 hereof), except that (i) no Borrower shall have the right to assign its rights or delegate performance of any of its obligations under any of the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 13.3 hereof.  Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 13.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with Administrative Agent.  Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of a Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

13.2.                     Participations.

13.2.1.               Permitted Participants; Effect.  Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to one or more banks or other financial institutions (each a “Participant”) a participating interest in any of the Obligations owing to such Lender, any Commitment of such Lender or any other interest of such Lender under any of the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any Note for all purposes under the Loan Documents, all amounts payable by Borrowers under this Agreement and any of the Notes shall be determined as if such Lender had not sold such participating interests, and Borrowers and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.  If a Lender sells a participation to a Person other than an Affiliate of such Lender, then such Lender shall give prompt written notice thereof to Borrowers and the other Lenders.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.9 unless Borrowers are notified of the participation sold to Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 4.9 as though such Participant were a Lender.

13.2.2.               Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than an amendment, modification or waiver with respect to any Loans or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the stated interest rate or the stated rates at which fees are payable with respect to any such Loan or Commitment, postpones the Commitment Termination Date, or any date fixed for any regularly scheduled payment of interest or fees on such Revolver Loan or Commitment, or releases from liability any Borrower or any Guarantor or releases any substantial portion of any of the Collateral.

13.2.3.               Benefit of Set-Off.  Each Borrower agrees that each Participant shall be deemed to have the right of set-off provided in Section 11.4 hereof in respect of its participating interest in amounts owing under the Loan Documents to the same extent and subject to the same requirements under this Agreement (including Section 12.5) as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided, that each Lender shall retain the right of set-off provided in Section 11.4 hereof with respect to the amount of participating interests sold to each Participant.  Lenders agree to share with each Participant, and each Participant by exercising the right of set-off provided in Section 11.4 agrees to share with each Lender, any amount received pursuant to the exercise of its right of set-off, such amounts to be shared in accordance with Section 12.5 hereof as if each Participant were a Lender.

13.2.4.               Notices.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent that any such notice may be required, and neither Administrative Agent nor any Lender shall have any obligation, duty or liability to any Participant of any other Lender.  Without limiting the generality of the foregoing, neither Administrative Agent nor any Lender shall have any obligation to give notices or to provide documents or information to a Participant of another Lender.

13.3.                     Assignments.

13.3.1.               Permitted Assignments.  Subject to its compliance with Section 13.3.2, a Lender may, in accordance with Applicable Law, at any time assign to any Eligible Assignee all or any part of its rights and obligations under the Loan Documents, so long as (i) each assignment is of a constant, and not a varying, ratable percentage of all of the transferor Lender’s rights and obligations under the Loan Documents with respect to the Loans and the LC Outstandings and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Administrative Agent in its sole discretion) and integral multiples of $5,000,000 in excess of that amount; (ii) except in the case of an assignment in whole of a Lender’s rights and obligations under the Loan Documents or an assignment by one original signatory to this Agreement to another such signatory, immediately after giving effect to any assignment, the aggregate amount of the Commitments retained by the transferor Lender shall in no event be less than $15,000,000 (unless otherwise agreed by Administrative Agent in its sole discretion); and (iii) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording, an Assignment and Acceptance.  Nothing contained herein shall limit in any way the right of a Lender to assign all or any portion of the Obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, provided, that any payment by Borrowers to the assigning Lender in respect of such assigned Obligations in accordance with the terms of this Agreement shall satisfy Borrowers’ obligations hereunder in respect of such assigned Obligations to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2.               Effect; Effective Date.  Upon (i) delivery to Administrative Agent of a notice of assignment substantially in the form attached as Exhibit H hereto, together with any consents required by Section 13.3.1, and (ii) payment of a $5,000 fee to the Administrative Agent for processing any assignment to an Eligible Assignee that is not an Affiliate of the transferor Lender, such assignment shall become effective on the effective date specified in such notice of assignment.  On and after the effective date of such assignment, such Eligible Assignee shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of the Lender under the Loan Documents to the same extent as if it were an original party thereto, and no further consent or action by Borrowers, Lenders or Administrative Agent shall be required to release the transferor Lender with respect to the Commitment (or portion thereof) of such Lender and Obligations assigned to such Eligible Assignee.  Upon the consummation of any assignment to an Eligible Assignee pursuant to this Section 13.3, the transferor Lender, Administrative Agent and Borrowers shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Eligible Assignee, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.  If the transferor Lender shall have assigned all of its interests, rights and obligations under this Agreement pursuant to Section 13.3.1 hereof, such transferor Lender shall no longer have any obligation to indemnify any Agent Indemnitee with respect to any transactions, events or occurrences that transpire after the effective date of such assignment, and each Eligible Assignee to which such transferor shall make an assignment shall be responsible to Agents to indemnify Agents in accordance with this Agreement with respect to transactions, events and occurrences transpiring on and after the effective date of such assignment to it.

13.3.3.               Dissemination of Information.  Each Borrower authorizes each Lender and Administrative Agent to disclose to any Participant, any Eligible Assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”), and any prospective Transferee, any and all information in Administrative Agent’s or such Lender’s possession concerning each Borrower, the Subsidiaries of each Borrower or the Collateral, subject to appropriate and customary confidentiality undertakings on the part of such Transferee.

13.4.                     Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee that is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 4.9 hereof.

SECTION 14.                     MISCELLANEOUS

14.1.                     Power of Attorney.  Each Borrower hereby irrevocably designates, makes, constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) and Administrative Agent, or Administrative Agent’s designee, may, without notice to such Borrower and in either such Borrower’s or Administrative Agent’s name, but at the cost and expense of Borrowers:

14.1.1.               At such time or times as Administrative Agent or said designee, may determine, endorse such Borrower’s name on any Payment Item or proceeds of the Collateral which come into the possession of Administrative Agent or under Administrative Agent’s control.

14.1.2.               At any time that an Event of Default exists: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of such Borrower’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Administrative Agent deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign such Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral; (vi) receive, open and deal with of all mail addressed to such Borrower and to notify postal authorities to change the address for delivery thereof to such address as Administrative Agent may designate; (vii) endorse the name of such Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Administrative Agent on account of the Obligations; (viii) endorse the name of such Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Accounts or Inventory of any Obligor and any other Collateral; (ix) use such Borrower’s stationery and sign the name of such Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment or any other Collateral; (xi) make and adjust claims under policies of insurance; (xii) sign the name of such Borrower on any proof of claim in bankruptcy against Account Debtors and on notices of Liens, claims of mechanic’s Liens or assignments or releases of mechanic’s Liens securing any Accounts; (xiii) take all action as may be necessary to obtain the payment of any letter of credit or banker’s acceptance of which such Borrower is a beneficiary; and (xiv) do all other acts and things necessary, in Administrative Agent’s determination, to fulfill such Borrower’s obligations under this Agreement.

14.2.                     General Indemnity.  Each Borrower hereby agrees to indemnify and defend the Indemnitees against and to hold the Indemnitees harmless from any Indemnified Claim that may be instituted or asserted against or incurred by any of the Indemnitees and that either (i) arises out of or relates to this Agreement or any of the other Loan Documents (including any transactions entered into pursuant to any of the Loan Documents, Administrative Agent’s Lien upon the Collateral, or the performance by Administrative Agent or Lenders of their duties or the exercise of any of their rights or remedies under this Agreement or any of the other Loan Documents), or (ii) results from a Borrower’s failure to observe, perform or discharge any of such Borrower’s covenants or duties hereunder.  Without limiting the generality of the foregoing, this indemnity shall extend to any Indemnified Claims instituted or asserted against or incurred by any of the Indemnitees by any Person under any Environmental Laws by reason of any Borrower’s or any other Person’s failure to comply with Environmental Laws applicable to solid or hazardous waste materials or other toxic substances or any Real Estate.  Additionally, if any Taxes (excluding Taxes imposed upon or measured solely by the net income or gross receipts of Administrative Agent and Lenders, but including any intangibles tax, stamp tax or recording tax) shall be payable by Administrative Agent or any Obligor on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Administrative Agent and Lenders for the payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Indemnitees harmless from and against all liability in connection therewith.  The foregoing indemnities shall not apply to Indemnified Claims incurred by any Indemnitee as a direct and proximate result of its own gross negligence or willful misconduct.

14.3.                     Survival of All Indemnities.  Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the obligation of each Borrower and each Lender with respect to each indemnity given by it in this Agreement, whether given by any or all Borrowers to Agent Indemnitees, Lender Indemnitees or Fleet Indemnitees or by any Lender to any Agent Indemnitees or Fleet Indemnitees, shall survive the Full Payment of the Obligations and the termination of any of the Commitments.

14.4.                     Modification of Agreement.  This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrowers, Administrative Agent and Lenders (or, where otherwise expressly allowed by Section 12 hereof, the Required Lenders in lieu of Administrative Agent and Lenders); provided, however, that no consent, written or otherwise, of Borrowers shall be necessary or required in connection with any amendment of any of the provisions of Sections 1.3.2, 3.1.3, 4.5, or 12 (other than Section 12.8.1, the definition of “Required Lenders” or Section 12.17), or any other provision of this Agreement that affects only the rights, duties and responsibilities of Lenders and Administrative Agent as among themselves so long as no such amendment imposes any additional obligations on Borrowers.

14.5.                     Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

14.6.                     Cumulative Effect; Conflict of Terms.  The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement.  Without limiting the generality of the foregoing, the parties acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters and that such limitations, tests and measures are cumulative and each must be performed, except as may be expressly stated to the contrary in this Agreement.  Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

14.7.                     Execution in Counterparts.  This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

14.8.                     Consent.  Whenever Administrative Agent’s, Lenders’ or Required Lenders’ consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, Administrative Agent and each Lender shall be authorized to give or withhold its consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

14.9.                     Notices. All notices, requests and demands to or upon a party hereto shall be in writing and shall be sent by certified or registered mail, return receipt requested, personal delivery against receipt or by telecopier or other facsimile transmission and shall be deemed to have been validly served, given or delivered when delivered against receipt or, in the case of facsimile transmission, when received (if on a Business Day and, if not received on a Business Day, then on the next Business Day after receipt) at the office where the noticed party’s telecopier is located, in each case addressed to the noticed party at the address shown for such party on the signature page hereof or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on the Assignment and Acceptance by which such Person became a Lender.  Notwithstanding the foregoing, no notice to or upon Administrative Agent pursuant to Sections 1.3, 2.1.2, 3.1 or 5.2.2 shall be effective until after actually received by the individual to whose attention at Administrative Agent such notice is required to be sent.  Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent.

14.10.              Performance of Borrowers’ Obligations.  If any Borrower shall fail to discharge any covenant, duty or obligation hereunder or under any of the other Loan Documents, Administrative Agent may, in its sole discretion at any time or from time to time, for such Borrower’s account and at Borrowers’ expense, pay any amount or do any act required of Borrowers hereunder or under any of the other Loan Documents or otherwise lawfully requested by Administrative Agent to (i) enforce any of the Loan Documents or collect any of the Obligations, (ii) preserve, protect, insure or maintain or realize upon any of the Collateral, or (iii) preserve, defend, protect or maintain the validity or priority of Administrative Agent’s Liens in any of the Collateral, including the payment of any judgment against any Borrower, any insurance premium, any warehouse charge, any finishing or processing charge, or any landlord claim, any other Lien upon or with respect to any of the Collateral (whether or not a Permitted Lien).  All payments that Administrative Agent may make under this Section and all out-of-pocket costs and expenses (including Extraordinary Expenses) that Administrative Agent pays or incurs in connection with any action taken by it hereunder shall be reimbursed to Administrative Agent by Borrowers on demand with interest from the date such payment is made or such costs or expenses are incurred to the date of payment thereof at the Default Rate applicable for Revolver Loans that are Base Rate Loans. Any payment made or other action taken by Administrative Agent under this Section shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and to without prejudice to Administrative Agent’s right proceed thereafter as provided herein or in any of the other Loan Documents.  To the extent that Administrative Agent makes any payment on Borrowers’ behalf as permitted under this Section, Administrative Agent shall endeavor in good faith to provide prompt notice thereof to Borrowers, but the failure to provide such notice shall not effect Borrowers reimbursement obligations hereunder.

14.11.              Credit Inquiries.  Subject to Section 14.18 and Section 14.19, each Borrower hereby authorizes and permits Administrative Agent and Lenders (but Administrative Agent and Lenders shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning such Borrower or any of its Subsidiaries.

14.12.              Time of Essence.  Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

14.13.              Indulgences Not Waivers.  Administrative Agent’s or any Lender’s failure at any time or times hereafter, to require strict performance by Borrowers of any provision of this Agreement shall not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance therewith.

14.14.              Entire Agreement; Appendix A, Exhibits and Schedules.  This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.  Appendix A, each of the Exhibits and each of the Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof.

14.15.              Interpretation.  No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having, or being deemed to have, structured, drafted or dictated such provision.

14.16.              Obligations of Lenders Several.  The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitment of any other Lender.  Nothing contained in this Agreement and no action taken by Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, association, joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of this Agreement and any of the other Loan Documents and it shall not be necessary for Administrative Agent or any other Lender to be joined as an additional party in any proceeding for such purpose.

14.17.              Advertising and Publicity.  With the prior consent of Borrowers (which shall not be unreasonably withheld or delayed), Administrative Agent, on behalf of Lenders, may issue and disseminate to the public (by advertisement or otherwise) information describing the credit accommodations made available by Lenders pursuant to this Agreement, including the name and address of each Borrower, the amount and security for the credit accommodations and the general nature of each Borrower’s business, provided, that detail regarding terms (such as interest rate) may be provided only to industry publications, such as the “LPC Gold Sheets.”

14.18.              Confidentiality.  Subject to Section 14.19 below, Administrative Agent and Lenders each agrees to take normal and reasonable precautions to keep any confidential or non-public information that is delivered or made available by Borrowers to it, including information made available to Administrative Agent or any Lender in connection with a visit or investigation by any Person contemplated in Section 9.1.1 hereof, confidential from any Person other than their respective Affiliates and individuals employed or retained by Administrative Agent or such Lender who are or are expected to become engaged in evaluating, approving, structuring, administering or otherwise giving professional advice with respect to any of the Loans or Collateral, including any of their respective legal counsel, auditors or other professional advisors; provided, however, that nothing herein shall prevent

Administrative Agent or any Lender from disclosing such confidential information (i) to any party to this Agreement from time to time or any Participant, (ii) pursuant to the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over Administrative Agent or such Lender, (iv) which has been publicly disclosed other than by an act or omission of Administrative Agent or any Lender (or any of their agents), except as permitted herein or which becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than Obligors, (v) to the extent reasonably required in connection with any litigation (with respect to any of the Loan Documents or any of the transactions contemplated thereby) to which Administrative Agent, any Lender or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedies hereunder, (vii) to any Agent Professionals or any Lender’s legal counsel or auditors, (viii) to any actual or proposed Participant, Assignee, counterparty or advisors to any swap or derivative transactions relating to Obligors and the Obligations, or any other Transferee of all or part of a Lender’s rights hereunder so long as such Person has agreed in writing to be bound by the provisions of this Section, (viii) to the National Association of Insurance Commissioners or any similar organization or to any nationally recognized rating agency that requires access to information about a Lender’s portfolio in connection with ratings issued with respect to such Lender, (ix) to the extent reasonably required by Applicable Law or (x) with the consent of Borrowers.  Notwithstanding the foregoing, the terms of the confidentiality provisions set forth in this Section 14.18 shall terminate on the second anniversary of the effective date of the termination of the Commitments.

14.19.              Disclosure.  Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (any employee, representative or other agent of such party) may disclose to any Governmental Authority, without limitation of any kind, the U.S. federal income tax treatment of the U.S. federal income tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.

14.20.              Governing Law; Consent to Forum. This Agreement has been negotiated and delivered at and shall be deemed to have been made in Atlanta, Georgia.  This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia; provided, however, that, if any of the Collateral shall be located in any jurisdiction other than Georgia, the laws of such jurisdiction shall govern the method, manner and procedure for foreclosure of Administrative Agent’s Lien upon such Collateral and the enforcement of Administrative Agent’s other remedies in respect of such Collateral to the extent that the laws of such jurisdiction are different from or inconsistent with the laws of the State of Georgia.  As part of the consideration for new value received, and regardless of any present or future domicile or principal place of business of any Borrower, any Lender or Administrative Agent, each Borrower hereby consents and agrees that the Superior Court of Cobb County, Georgia, or, at Administrative Agent’s option, the United States District Court for the Northern District of Georgia, Atlanta Division, shall have jurisdiction to hear and determine any claims or disputes among any or all Borrowers,  Administrative Agent and Lenders pertaining to this Agreement or to any matter arising out of or related to this Agreement.  Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such Court, and each Borrower hereby waives any objection that such Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such Court.  Each Borrower hereby waives personal service of the summons, complaint and other process issued in any such action or suit and agrees that service of such summons, complaint and other process may be made by certified mail addressed to such Borrower at the address set forth in this Agreement and that service so made shall be deemed completed upon the earlier of such Borrower’s actual receipt thereof or 3 days after deposit in the U.S. mails, proper postage prepaid.  Nothing in this Agreement shall be deemed or operate to affect the right of

Administrative Agent to serve legal process in any other manner permitted by law, or to preclude the enforcement by Administrative Agent of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

14.21.              Waivers by Borrowers.  To the fullest extent permitted by Applicable Law, each Borrower waives (i) the right to trial by jury (which Administrative Agent and each Lender hereby also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or related to any of the Loan Documents, the Obligations or the Collateral; (ii) presentment, demand and protest and notice of presentment, protest, default, non payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Administrative Agent on which such Borrower may in any way be liable and hereby ratifies and confirms whatever Administrative Agent may do in this regard; (iii) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing Administrative Agent to exercise any of Administrative Agent’s remedies; (iv) the benefit of all valuation, appraisement and exemption laws; (v) any claim against Administrative Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any of the Loan Documents, any transaction thereunder or the use of the proceeds of any Loans; and (vi) notice of acceptance hereof.  Each Borrower acknowledges that the foregoing waivers are a material inducement to Agents’ and Lenders’ entering into this Agreement and that Agents and Lenders are relying upon the foregoing waivers in their future dealings with Borrowers.  Each Borrower warrants and represents that it has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the Court.

[Remainder of page intentionally left blank; signatures on the following page]

IN WITNESS WHEREOF,  this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

BORROWERS:

ATTEST:	SUPERIOR ESSEX COMMUNICATIONS LLC

/s/ Stewart H. Wahrsager	By:	/s/ David S. Aldridge
Secretary	Title:	Vice President

[COMPANY SEAL]	Address:
150 Interstate North Parkway, Suite 300
Atlanta, Georgia 30339
	Attention:	Chief Financial Officer
	Telecopier No.:	(770) 303-8892

ATTEST:	ESSEX GROUP, INC.

/s/ Stewart H. Wahrsager	By:	/s/ David S. Aldridge
Secretary	Title:	Vice President

[COMPANY SEAL]	Address:
c/o Superior Essex Communications LLC
150 Interstate North Parkway, Suite 300
Atlanta, Georgia 30339
	Attention:	Chief Financial Officer
	Telecopier No.:	(770) 303-8892

LENDERS:

FLEET CAPITAL CORPORATION

Revolver Commitment: $60,000,000	By:	/s/ John Getz
	Title:	Senior Vice President

LIBOR Lending Office:
300 Galleria Parkway, Suite 800 Atlanta, Georgia 30339 Attention: Loan Administration Manager
Telecopier No.: (770) 839-2483

GENERAL ELECTRIC CAPITAL CORPORATION

Revolver Commitment: $60,000,000	By:	/s/ Curtis J. Correa
	Title:	Duly Authorized Signatory

LIBOR Lending Office:
1100 Abernathy Road, Suite 900 Atlanta, Georgia 30328
Attention: Superior Telecommunications Account Manager
Telecopier No.: (678) 320-8902

ADMINISTRATIVE AGENT:

FLEET CAPITAL CORPORATION as Administrative Agent

By:	/s/ John Getz
Title:	Senior Vice President

Address:
300 Galleria Parkway, Suite 800 Atlanta, Georgia 30339
Attention: Loan Administration Manager Telecopier No.: (770) 859-2483

SYNDICATION AGENT:

GENERAL ELECTRIC CAPITAL CORPORATION, as Syndication Agent

By:	/s/ Curtis J. Correa
Title:	Duly Authorized Signatory

Addresses:
1100 Abernathy Road, Suite 900 Atlanta, Georgia 30328
Attention: Superior Telecommunications Account Manager
Telecopier No.: (678) 320-8902 201 High Ridge Road Stamford, Connecticut 06926-5100
Attention: Corporate Counsel – Commercial Finance
Telecopier: (203) 316-7889

APPENDIX A

GENERAL DEFINITIONS

When used in the Credit Agreement dated November 10, 2003 (as at any time amended, the “Agreement”), by and among SUPERIOR ESSEX COMMUNICATIONS LLC (individually “Superior”, and in its capacity as the representative of the other Borrowers pursuant to Section 3.4 of the Agreement, “Borrower Agent”), a Delaware limited liability company; ESSEX GROUP, INC., a Michigan corporation (“Essex”; Superior and Essex being referred to collectively as “Borrowers,” and individually as a “Borrower”); each financial institution listed on the signature pages attached thereto and its successors and assigns which become “Lenders” as provided therein (such financial institutions and their respective successors and assigns referred to collectively herein as “Lenders” and individually as a “Lender”); FLEET CAPITAL CORPORATION, a Rhode Island corporation, in its capacity as collateral and administrative agent for the Lenders (together with its successors in such capacity, “Administrative Agent”); GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, in its capacity as syndication agent for the Lenders (together with its successors in such capacity, “Syndication Agent”; Administrative Agent and Syndication Agent are each hereafter referred to from time to time individually as an “Agent” and collectively as “Agents”); and FLEET SECURITIES, INC., a Delaware corporation, and GECC CAPITAL MARKETS GROUP, INC., a Delaware corporation, in their joint capacities as co-lead arrangers (in such capacities, the “Co-Lead Arrangers”), the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

Account - shall have the meaning ascribed to “account” in the UCC and shall include any and all rights of a Borrower to payment for goods sold or leased or for services rendered that are not evidenced by an Instrument or Chattel Paper, whether or not they have been earned by performance.

Account Debtor - a Person who is or becomes obligated under or on account of an Account.

Accounts Formula Amount - on any date of determination thereof, an amount equal to the lesser of (i) the Revolver Commitments on such date or (ii) 85% of the net amount of Eligible Accounts on such date.  As used herein, the phrase “net amount of Eligible Accounts” shall mean the face amount of such Accounts on any date less any and all returns, rebates, discounts (which may, at Administrative Agent’s option, be calculated on shortest terms then being offered by the applicable Borrower), credits, allowances or Taxes (including sales, excise or other taxes, but excluding income or franchise taxes of the Account Debtor) at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with, or any interest accrued on the amount of, such Accounts at such date.  Administrative Agent shall have the right at any time to decrease the advance rate percentage in its reasonable credit judgment; provided, that any such decrease in the advance rate percentages shall not be effective until 3 Business Days after written notice thereof is provided to Borrowers by Administrative Agent.

ACH Transactions - any cash management or related services including the automated clearinghouse transfer of funds by Bank or Fleet or any of their Affiliates for the account of a Borrower pursuant to an agreement.

Acquisition - any transaction, or any series of transactions, by which a Borrower or any Subsidiary Guarantor directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person, whether through the purchase of assets, merger or otherwise, (b) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in voting power of the Equity Interests of any Person or (c) acquires control of 50% or more ownership interest in any partnership or joint venture (excluding any Foreign Venture Investment).

Adjusted LIBOR Rate - with respect to each Interest Period for a LIBOR Loan, an interest rate per annum (rounded upwards, to the next 1/16th of 1%) equal to the quotient of (a) the LIBOR Rate in effect for such Interest Period divided by (b) a percentage (expressed as a decimal) equal to 100% minus Statutory Reserves.

Affiliate - a Person (other than a Subsidiary):  (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (ii) which beneficially owns or holds 10% or more of any class of the Equity Interests of a Person; or (iii) 10% or more of the Equity Interests with power to vote of which is beneficially owned or held by another Person or a Subsidiary of another Person.  For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interest, by contract or otherwise.  Notwithstanding the foregoing, for purposes of this Agreement, none of Fleet Capital Corporation, General Electric Capital Corporation or AP-ST LLC (or their respective affiliates) or Essex Electric, Inc. shall constitute an “Affiliate” of any Borrower.

Agent Indemnitees - Administrative Agent in its capacity as collateral and administrative agent for the Lenders under the Loan Documents and all of Administrative Agent’s present and future officers, directors, agents and attorneys and Syndication Agent in its capacity as syndication agent for the Lenders under the Loan Documents and all of Syndication Agent’s present and future officers, directors, agents and attorneys.

Agent Professionals - attorneys, accountants, appraisers, business valuation experts, environmental engineers or consultants, turnaround consultants and other professionals or experts retained by Administrative Agent or Syndication Agent.

Agreement - the Credit Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A.

Anti-Terrorism Laws - any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

Applicable Law - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Loan Document or Material Contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of Governmental Authorities; and all orders, judgments and decrees of all courts and arbitrators.

Applicable Margin - a percentage equal to 0.75% with respect to Revolver Loans that are Base Rate Loans, 2.25% with respect to Revolver Loans that are LIBOR Loans,  and 0.50% with respect to the unused line fee payable to Lenders pursuant to Section 2.2.2 of the Agreement), provided, that, commencing May 10, 2004, the Applicable Margin shall be increased or decreased, based upon Average Availability, as follows:

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	Revolver Loans Outstanding as		Unused Line Fee
Average Availability	Base Rate Loan	LIBOR Loan
Less than $30,000,000	1.25%	2.75%	0.625%
If equal to or less than $40,000,000 but greater than or equal to $30,000,000	1.00%	2.50%	0.500%
If equal to or less than $50,000,000 but greater than $40,000,000	0.75%	2.25%	0.500%
If equal to or less than $60,000,000 but greater than $50,000,000	0.50%	2.00%	0.500%
If greater than $60,000,000	0.25%	1.75%	0.375%

The Applicable Margin shall be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis according to the performance of Borrowers as measured by Borrowers’ Average Availability for the immediately preceding Fiscal Quarter of Borrowers.  Any such increase or reduction in the Applicable Margin provided for herein shall be effective 3 Business Days after the end of each Fiscal Quarter of Borrowers.

Assignment and Acceptance - an Assignment and Acceptance entered into by a Lender and an Eligible Assignee and accepted by Administrative Agent, in the form of Exhibit G to the Agreement.

Availability - on any date, the amount that Borrowers are entitled to borrow as Revolver Loans on such date, such amount being equal to (i) the Borrowing Base on such date, minus (ii) the principal amount of Revolver Loans then outstanding (including any amounts that Administrative Agent or Lenders may have paid for the account of Borrowers pursuant to any of the Loan Documents that have not been reimbursed by Borrowers and any outstanding Settlement Loans).  If the amount outstanding is equal to or greater than the Borrowing Base, Availability is zero.

Availability Reserve - on any date of determination thereof, an amount equal to the sum of the following (without duplication): (i) an amount equal to the product of the then applicable Inventory advance rate percentage (as set forth in the definition of “Inventory Formula Amount”) multiplied by the sum of (1) the Inventory Reserve, (2) the Toll/Price Adjustment Reserve and (3) the Forward Revaluation Reserve; (ii) the Rent Reserve and all amounts of past due rent, fees or other charges owing at such time by any Obligor to any landlord of any premises where any of the Collateral is located or to any processor, repairman, mechanic or other Person who is in possession of any Collateral or has asserted any Lien or claim thereto; (iii) any amounts which any Obligor is obligated to pay pursuant to the provisions of any of the Loan Documents that Administrative Agent or any Lender elects to pay for the account of such Obligor in accordance with authority contained in any of the Loan Documents; (iv) the LC Reserve; (v) the aggregate amount of reserves established by Administrative Agent in its reasonable discretion in respect of

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Banking Relationship Debt; (vi) an amount equal to the product of the then applicable Accounts advance rate percentage (as set forth in the definition of “Accounts Formula Amount”) multiplied by the sum of (1) all customer deposits or other prepayments held by Borrowers, (2) all sales Taxes accrued and owing by Borrowers and (3) all accrued discounts, rebates and allowances; (vii) the aggregate amount of all liabilities and obligations that are secured by Liens upon any of the Collateral that are senior in priority to Administrative Agent’s Liens if such Liens are not Permitted Liens (provided, that the imposition of a reserve hereunder on account of such Liens shall not be deemed a waiver of any Event of Default that may arise from the existence of such Liens) or are Permitted Liens under Section 9.2.5(vii) of the Agreement; (viii) an amount equal to any outstanding personal property taxes owing by Superior in the State of Kansas on the Closing Date; and (ix) such additional reserves, in such amounts and with respect to such matters, as Administrative Agent in its reasonable credit judgment may elect to impose from time to time.  Notwithstanding anything in the immediately preceding sentence to the contrary, no Availability Reserve shall be instituted with respect to clauses (i) or (vi) above to the extent that any such items are used as a basis for not classifying an Account or any Inventory as an Eligible Account or as Eligible Inventory, as the case may be.

Average Availability - for any period, an amount obtained by adding the aggregate of the actual amount of Availability on each day during such period (as determined in good faith by Administrative Agent) and by dividing such sum by the number of days in such period.

Average Revolver Loan Balance - for any period, the amount obtained by adding the aggregate of the unpaid balance of Revolver Loans and LC Outstandings at the end of each day for the period in question and by dividing such sum by the number of days in such period.

Bank - Fleet National Bank.

Bank Products - any one or more of the following types of services or facilities extended to any Borrower by Bank or any Affiliate of Bank or Fleet in reliance on Fleet’s agreement to indemnify Bank or such Affiliate: (i) credit cards; (ii) merchant card services; (iii) ACH Transactions; (iv) Cash Management Agreements; (v) Currency Contracts; (vi) Hedging Agreements; and (vii) such other banking products or services provided by Bank or any Affiliate of Bank or Fleet as may be requested by any Borrower (on behalf of itself or its Subsidiaries).

Banking Relationship Debt - Debt or other obligations of a Borrower to Bank or Fleet (or any Affiliate of Bank or Fleet) arising out of or relating to Bank Products.

Bankruptcy Code - title 11 of the United States Code.

Bankruptcy Court - the United States Bankruptcy Court for the District of Delaware.

Bankruptcy Rules - the Federal Rules of Bankruptcy Procedure, as prescribed by the United States Supreme Court, and local rules of the Bankruptcy Court, as the context may require.

Base Rate - the rate of interest announced or quoted by Bank from time to time as its prime rate. The prime rate announced by Bank is a reference rate and does not necessarily represent the lowest or best rate charged by Bank.  Bank may make loans or other extensions of credit at, above or below its announced prime rate.  If the prime rate is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

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Base Rate Loan - a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Base Rate.

Blocked Person - shall have the meaning set forth in Section 8.1.34 of the Agreement.

Board of Governors - the Board of Governors of the Federal Reserve System.

Borrower Agent - shall have the meaning given to such term in the introductory paragraph to this Agreement and in Section 3.4 of this Agreement.

Borrowing - a borrowing consisting of Loans of one Type made on the same day by Lenders (or by Fleet in the case of a Borrowing funded by Settlement Loans) or a conversion of a Loan or Loans of one Type from Lenders on the same day.

Borrowing Base - on any date of determination thereof, an amount equal to the lesser of: (a) the aggregate amount of the Revolver Commitments on such date minus the LC Outstandings on such date, or (b) an amount equal to (i) the sum of the Accounts Formula Amount plus the Inventory Formula Amount on such date minus (ii) the Availability Reserve on such date.

Borrowing Base Certificate - a certificate, in the form requested by Administrative Agent (which certificate shall be substantially consistent with certificates required by Administrative Agent from its other customers in the same or similar business as Borrowers (other than changes necessary due to Borrowers’ specific business operations)), by which Borrowers shall certify to Administrative Agent and Lenders, with such frequency as provided in Section 7.5 of the Agreement, the amount of the Borrowing Base as of the date of the certificate (which date shall be no earlier than the last Business Day of the immediately preceding week) and the calculation of such amount.

Brownwood Lease - the Lease Agreement, dated as of December 16, 1993, as amended, between Superior (f/k/a Superior Telecommunications Inc.) and ST (TX) LP.

Business Day - any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of Georgia or the State of New York or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a LIBOR Loan (including the making, continuing, prepaying or repaying of any LIBOR Loan), the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London interbank market.

Business Interruption Insurance Assignment - the Collateral Assignment of Business Interruption Insurance to be executed by Borrowers on or after the Closing Date in favor of Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, as security for the payment of the Obligations.

Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, but excluding the Insurance Expenditure Amount.

Capitalized Lease Obligation - any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

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Cash Collateral - cash or Cash Equivalents, and any interest or other income earned thereon, that is deposited with Administrative Agent in accordance with the Agreement for the Pro Rata benefit of Lenders in order to Cash Collateralize any LC Outstandings.

Cash Collateral Account - a demand deposit, money market or other account established by Administrative Agent at such financial institution as Administrative Agent may select in its discretion, which account shall be in Administrative Agent’s name and subject to Administrative Agent’s Liens for the Pro Rata benefit of Lenders.

Cash Collateralize - with respect to a Letter of Credit outstanding on any date, the deposit of immediately available funds into the Cash Collateral Account in an amount equal to 105% of the Stated Amount of such Letter of Credit plus all related fees and other amounts due or to become due in connection with such Letter of Credit.

Cash Equivalents - (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than 12 months from the date of acquisition; (ii) domestic certificates of deposit and time deposits having maturities of not more than 12 months from the date of acquisition, bankers’ acceptances having maturities of not more than 12 months from the date of acquisition and overnight bank deposits, in each case issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, which at the time of acquisition are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and (unless issued by a Lender) not subject to offset rights in favor of such bank arising from any banking relationship with such bank; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above; (iv) commercial paper having at the time of investment therein or a contractual commitment to invest therein a rating of A-1 (or better) by S&P or P-1 (or better) by Moody’s, and having a maturity within 9 months after the date of acquisition thereof; and (v) shares of any money market fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) - (iv), (b) has net assets not less than $500,000,000 and (c) has the highest rating obtainable from either Moody’s or S&P.

Cash Management Agreements - any agreement entered into from time to time between any Borrower or any of its Subsidiaries, on the one hand, and Bank, Fleet, or any of their Affiliates or any other banking or financial institution, on the other, in connection with cash management services for demand deposit, operating, collections, payroll and trust accounts of such Borrower or its Subsidiaries provided by such banking or financial institution, including automated clearinghouse services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

Catch-up Pension Contributions – any contributions made by Borrowers to the Underfunded Pension Plans over the amount of any contributions with respect to the Underfunded Pension Plan shown as expenses on Borrowers’ income statements for such period and/or calculated in Borrowers’ Consolidated net income for such period.

CERCLA - the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and its implementing regulations.

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Change of Control  –  the occurrence of any of the following events after the date of this Agreement: (a) New Parent shall cease to own 100% of the common stock of New Subsidiary, (b) New Subsidiary shall cease to own directly or indirectly 100% of the common stock of Superior or Essex; (c) Essex shall cease to own 100% of any of its now existing and wholly-owned Subsidiaries (other than as a result of (i) the merger of any such Subsidiary with Essex and/or any Subsidiary Guarantor, (ii) the merger, dissolution or liquidation of any Dissolving Debtor in accordance with or as contemplated by the Plan of Reorganization or (iii) the dissolution of Essex Services, Inc.); or (d) any “Change of Control,” “Change in Control” or similar event or circumstance, however defined or designated, under the New Senior Secured Note Indenture.

Chapter 11 Case - the bankruptcy cases commenced by each of the Debtors, being jointly administered and being styled:  In re:  Superior TeleCom Inc., et al., Case No. 03-10607 (JWV).

Chattel Paper - shall have the meaning given to “chattel paper” in the UCC.

CIP Regulations - shall have the meaning set forth in Section 12.19 of the Agreement.

Closing Date - the date on which all of the conditions precedent in Section 10 of the Agreement are satisfied or waived and the initial Loans are made under the Agreement.

Co-Lead Arranger – each of the Persons identified as co-lead arrangers in the initial paragraph of the Agreement.

Collateral - all of the Property and interests in Property described in the Security Agreement; all Property described in any of the other Security Documents as security for the payment or performance of any of the Obligations; and all other Property and interests in Property that now or hereafter secure (or are intended to secure) the payment and performance of any of the Obligations.

Commitment - at any date for any Lender, the Revolver Commitment on such date, and “Commitments” means the aggregate amount of all Revolver Commitments.

Commitment Termination Date - the date that is the soonest to occur of (i) the last day of the Term; (ii) the date on which either Borrowers or Administrative Agent terminates the Commitments pursuant to Section 5.2 of the Agreement; or (iii) the date on which the Commitments are automatically terminated pursuant to Section 11.2 of the Agreement.

Compliance Certificate - a Compliance Certificate to be provided by Borrowers to Administrative Agent in accordance with, and in the form annexed as Exhibit E to, the Agreement, and the supporting schedules to be annexed thereto, which Compliance Certificate shall include a calculation of Borrowers’ Consolidated Fixed Charge Coverage Ratio, regardless of whether such ratio is to be tested for such period pursuant to Section 9.3.

Confirmation Order - the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code.

Consigned Inventory - Inventory of a Borrower that is in the possession of another Person on a consignment or other basis that does not constitute a final sale and acceptance of such Inventory.

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Consigned Inventory Conditions – the following conditions:  (i) the Inventory is owned by a Borrower, (ii) the Inventory has been consigned to an Eligible Consignee, (iii) the Inventory is located at a location set forth on Schedule 7.1.1, and (iv) the Inventory would otherwise constitute Eligible Inventory if it were not Consigned Inventory.

Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

Consolidated Adjusted Net Earnings - with respect to any fiscal period, means the net earnings (or loss) for such fiscal period of Borrowers, all as reflected on the financial statement of such Borrower supplied to Administrative Agent pursuant to Section 9.1.3 of the Agreement, but excluding, without duplication: (i) any gain or loss arising from the sale of capital assets; (ii) any gain arising from any write-up of assets during such period; (iii)  earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iv) earnings of any Person, substantially all the assets of which have been acquired in any manner by such Borrower, realized by such Person prior to the date of such acquisition; (v) net earnings of any entity (other than a Subsidiary of such Borrower) in which such Borrower has an ownership interest unless such net earnings have actually been received by such Borrower in the form of cash Distributions; (vi)  any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of Distributions to such Borrower; (vii) the earnings of any Person to which any assets of such Borrower shall have been sold, transferred or disposed of, or into which such Borrower shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (viii) any gain arising from the acquisition of any Securities of such Borrower; and (ix)  any gain arising from extraordinary or non-recurring items, all as determined in accordance with GAAP.

Consolidated EBITDA - for any period of Borrowers, on a Consolidated basis (without duplication), an amount equal to the sum for such fiscal period of (i) Consolidated Adjusted Net Earnings plus (ii) provision for Taxes based on income plus (iii) Consolidated Interest Expense, plus (iv) depreciation and amortization plus (v) other non-cash expenses (including non-cash compensation expenses relating to restricted stock and stock-option grants) plus (vi) any non-cash charge attributable to a loss or write-off incurred in connection with the sale, transfer, disposition or liquidation of Essex’s investment in Essex International Ltd. and Temple Electrical Ltd. (or the property and assets thereof), but not to exceed $7,000,000 plus (vii) to the extent deducted in determining Consolidated Adjusted Net Earnings, any non-recurring charge or restructuring charge in connection with the implementation of the Plan of Reorganization (including, without limitation, (1) all fees and expenses incurred in connection with the execution, delivery and performance of the Indenture; (2) payments made to Rothschild Inc. in its capacity as financial advisor to the Debtors; and (3) all other reorganization and restructuring costs and expenses incurred prior to the Effective Date); plus (viii) plus fees and expenses (including any signing bonus and the fees and expenses of any executive search firm) in respect of the retention of a Chief Executive Officer of New Parent and the selection of the members of the Board of Directors of New Parent plus (ix) fees and expenses (including SEC filing fees, New York Stock Exchange or other exchange or market listing fees and related professional fees) incurred in connection with the initial filing on Form 10 of New Parent and the other filings required to be made by New Parent pursuant to (1) the Registration Rights Agreement, dated the Closing Date, entered into by and among New Parent, the New Senior Secured Noteholders and the other signatories thereto with respect to the common stock of New Parent and (2) the Registration Rights Agreement dated the Closing Date entered into by and among Superior, Essex, the other signatories thereto and certain holders of the New Senior Secured Notes with respect to the New Senior Secured Notes; provided, that for purposes of this definition the amount of clauses (vii)

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through (ix), including all accrued but unpaid expenses referred to therein as of the Closing Date and all such expenses accrued and paid after the Closing Date, shall not exceed $16,000,000 in the aggregate.

Consolidated Fixed Charge Coverage Ratio - with respect to any period, the ratio of (a) the sum of (i) Consolidated EBITDA for such period minus (ii) Unfinanced Capital Expenditures made during such period minus (iii) cash expended on Foreign Venture Investments during such Period minus (iv) Tax Distributions during such period minus (v) Catch-up Pension Contributions made during such period to (b) all principal and cash interest payments on Money Borrowed for such period.

Consolidated Interest Expense - for any period, the total interest expense of Borrowers during such period, determined on a Consolidated basis in accordance with GAAP.

Contingent Obligation - with respect to any Person, any obligation of such Person arising from any guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligations or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase Property, Securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include (i) any product warranties extended in the Ordinary Course of Business, (ii) indemnities made to officers and directors of any such Person whether pursuant to the governing organizational documents of such Person or otherwise and (iii) any environmental indemnities identified on Schedule 8.1.29.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

Control or controlled by or under common control - possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise, but not solely by being an officer or director of that Person); provided, however, that any Person which beneficially owns, directly or indirectly, 25% or more (in number of votes) of the Equity Interests having ordinary Voting Power with respect to a corporation shall be conclusively presumed to control such corporation.

Controlled Disbursement Account - a demand deposit account maintained by Borrowers at Bank and to which proceeds of Loans will be wired from time to time.

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Copyright Security Agreement - each copyright security agreement to be executed by an Obligor in favor of Administrative Agent or before the Closing Date and by which such Obligor shall grant to Administrative Agent, for its benefit as Administrative Agent and for the Pro Rata Benefit of Lenders, on security for the obligations, a Lien on all of the right, title and interest of such Obligor in and to the copyrights described therein.

Currency Contract - any forward contract, futures contract, foreign exchange contract, currency swap agreement and other similar agreements and arrangements at any time entered into by a Borrower with Fleet, Bank or any Affiliate of Fleet that is designed to protect such Borrower against fluctuations in foreign exchange rates.

Customer Contract Inventory – inventory of another Person at any time in the possession of any Borrower for processing, repairing or otherwise.

CWA - the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt - as applied to a Person means, without duplication:  (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which Debt is to be determined, including Capitalized Lease Obligations; (ii) all Contingent Obligations of such Person; (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person; and (iv) in the case of a Borrower (without duplication), the Obligations.  The Debt of a Person shall include any recourse Debt of any partnership or joint venture in which such Person is a general partner or joint venturer.

Debtor – each of Superior TeleCom Inc., Superior Telecommunications Inc., Superior Telecommunications Realty Company, Essex International Inc., Essex Group, Inc., Superior Essex Realty Company, Active Industries, Inc., Diamond Wire & Cable Co., Essex Funding, Inc., Essex Services, Inc., Essex Canada, Inc., Essex Technology, Inc., Essex Wire Corporation, Essex Group, Inc., Essex Group Mexico Inc. and Essex Mexico Holdings, L.L.C., and, collectively, “Debtors”.

Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Default Rate - on any date, a rate per annum that is equal to (i) in the case of each Loan outstanding on such date, 2.0% in excess of the rate otherwise applicable to such Loan on such date, and (ii) in the case of any of the other Obligations outstanding on such date, the Base Rate in effect on such date, plus the highest Applicable Margin for Base Rate Loans plus 2.0%.

Deposit Account – shall have the meaning ascribed to “deposit account” in the UCC and shall include all of a Person’s demand, time, savings, passbook, money market or other depository accounts, and all certificates of deposit, maintained by such Person with any bank, savings and loan association, credit union or other depository institution.

Deposit Account Control Agreements - the Deposit Account Control Agreements at any time executed by each Borrower, Administrative Agent, and each depository bank at which such Borrowers’ Deposit Accounts are maintained and pursuant to which Administrative Agent shall be granted “control” sufficient under the UCC and otherwise reasonably acceptable to Administrative Agent to perfect Administrative Agent’s Lien in such Deposit Accounts and all monies at any time deposited therein.

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DIP Loan Agreement – the Revolving Credit, Guarantee and Security Agreement among Superior, as Borrower, certain Debtors, as Guarantors, certain financial institutions, as Lenders, GECC, as Syndication Agent and Deutsche Bank Trust Company Americas, as Administrative Agent, dated as of March 4, 2003.

Disclosure Statement - the Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated August 28, 2003, filed by Borrowers with the Bankruptcy Court in the Chapter 11 Case.

Dissolving Debtors – Each of Diamond Wire & Cable Co., an Illinois corporation; Essex Funding, Inc., a Delaware corporation; Active Industries, a Delaware corporation; Superior Essex Realty Company, a Delaware corporation; and Superior Telecommunications Realty Company, a Delaware corporation.

Distribution - in respect of any entity, (i) any payment of any dividends or other distributions on Equity Interests of the entity (except distributions made by means of any such Equity Interests) and (ii) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of the entity or any Affiliate of the entity unless (x) made substantially contemporaneously from the net proceeds of the sale of Equity Interests or (y) such purchase, redemption or other acquisition or retirement was effected solely by the exchange of other Equity Interests therefor.

Document - shall have the meaning given to” document” in the UCC.

Dollar Equivalent - with respect to any monetary amount in any foreign currency at any date for the determination thereof, the amount of Dollars obtained by converting such foreign currency into Dollars at the spot rate for the purchase of Dollars with such foreign currency as quoted by Bank at approximately 11:00 a.m. on the date of determination thereof.

Dollars and the sign $ - lawful money of the United States of America.

Domestic Subsidiary - a Subsidiary of a Borrower (other than a Subsidiary that is a Borrower) that is incorporated under the laws of a state of the United States or the District of Columbia.

Dominion Account - a special account of Administrative Agent established by Borrowers at a bank selected by Borrowers, but reasonably acceptable to Administrative Agent and Lenders in their discretion, and over which Administrative Agent shall have sole and exclusive access and control for withdrawal purposes.

Effective Date - shall have the meaning given to the term “Effective Date” in the Plan of Reorganization.

Eligible Account - an Account which arises in the Ordinary Course of Business of a Borrower from the sale of goods, is payable in Dollars, is subject to Administrative Agent’s duly perfected Lien, and is deemed by Administrative Agent, in its reasonable credit judgment, to be an Eligible Account.  Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:  (i) it arises out of a sale made by a Borrower to a Subsidiary or an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower; (ii) it is unpaid for more than 60 days after the original due date shown on the invoice; (iii) it is due or unpaid more

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than 120 days after the original invoice date; (iv) 50% or more of the Accounts from the applicable Account Debtor do not constitute Eligible Accounts hereunder at any time of determination; (v) the total unpaid Accounts of the Account Debtor exceed 20% of the aggregate amount of all Eligible Accounts, to the extent of such excess; (vi) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; (vii) the Account Debtor is also such Borrower’s creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to such Borrower, or the Account otherwise is subject to any right of setoff, counterclaim, recoupment, reserve or chargeback, provided, that, the Accounts of such Account Debtor shall be ineligible only to the extent of such offset, counterclaim, disputed amount, reserve or chargeback; (viii) an Insolvency Proceeding has been commenced by or against the Account Debtor or the Account Debtor has failed, suspended business or ceased to be Solvent; (ix) it arises from a sale to an Account Debtor with its principal office, assets or place of business outside the United States or the Commonwealth of Puerto Rico, unless the sale is backed (A) by an irrevocable letter of credit issued or confirmed by a bank reasonably acceptable to Administrative Agent and that is in form and substance reasonably acceptable to Administrative Agent and payable in the full amount of the Account in freely convertible Dollars at a place of payment within the United States and, if requested by Administrative Agent, such letter of credit, or amounts payable thereunder, is assigned to Administrative Agent (with such assignment acknowledged by the issuing or confirming bank) or (B) is backed by credit insurance in form and substance acceptable to all Lenders and Administrative Agent is named as sole loss payee with respect thereto; (x) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; (xi) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower is not prohibited from assigning the Account and does assign its right to payment of such Account to Administrative Agent, in a manner reasonably satisfactory to Administrative Agent, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727 and 41 U.S.C. §15), or is a state, county or municipality, or a political subdivision or agency thereof and Applicable Law disallows or restricts an assignment of Accounts on which it is the Account Debtor; (xii) the Account Debtor is located in any state which imposes conditions on the right of a creditor to collect accounts receivable unless the applicable Borrower has either qualified to transact business in such state as a foreign entity or filed a Notice of Business Activities Report or other required report with the appropriate officials in those states for the then current year; (xiii) the Account Debtor is located in a state in which such Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless such Borrower has qualified as a foreign entity authorized to transact business in such state or has filed all required reports; (xiv) the Account is subject to a Lien other than a Permitted Lien; (xv) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by such Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; (xvi) the Account is evidenced by a “memo” or is otherwise the subject of memo billing; (xvi) the Account is evidenced by Chattel Paper or an Instrument of any kind (unless such Chattel Paper or Instrument has been created in the Ordinary Course of Business and not as a result of credit problems, has been delivered to Administrative Agent fully endorsed, and is subject to a first priority perfected Lien in favor of Administrative Agent) or has been reduced to judgment; (xviii) the Account represents a progress billing or a retainage; (xix) such Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the Ordinary Course of Business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each

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invoice related to such Account; (xx) such Borrower has made an agreement with the Account Debtor to extend the time of payment thereof beyond the periods provided in clauses (ii) and (iii) above; (xxi) the Account represents, in whole or in part, a billing for interest, fees or late charges, provided, that such Account shall be ineligible only to the extent of the amount of such billing; (xxii) the Account Debtor has made a partial payment with respect to such Account; (xxiii) it arises from the sale of any Inventory that is not Eligible Inventory pursuant to clause (ii) of the definition of “Eligible Inventory”; (xxiv) the Account is an Account acquired pursuant to a Permitted Acquisition, unless Administrative Agent has completed a field audit and examination with respect to such Account and has satisfied itself that such Account should be treated as an Eligible Account; (xxv) it arises from a retail sale of Inventory to a Person who is purchasing the same primarily for personal, family or household purposes; or (xxvi) upon and at all times after the exercise by Borrowers of the warrant to purchase shares of the common stock of Essex Electric Inc., the total unpaid Accounts for which the Account Debtor is Essex Electric Inc. exceed $8,000,000, to the extent of such excess.  For the purposes of Borrowers’ reporting requirements and representations contained herein, “Eligible Accounts” shall be based on the criteria set forth herein without regard to Accounts included or excluded solely in the exercise of Administrative Agent’s reasonable credit judgment, except to the extent that Borrowers are notified of such determination in writing.

Eligible Assignee - a Person that is a Lender or a U.S. based Affiliate of a Lender; a commercial bank, finance company, insurance company or other financial institution, in each case that is organized under the laws of the United States or any state, has total assets in excess of $5 billion, extends credit of the type contemplated herein in the Ordinary Course of Business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code, Section 406 of ERISA or any other Applicable Law, is acceptable to Administrative Agent (such acceptance not to be unreasonably withheld or delayed) and, unless a Default or an Event of Default exists, Borrowers (such approval by Borrowers, when required, not to be unreasonably withheld or delayed and to be deemed given by Borrowers if no objection is received by the assigning Lender and Administrative Agent from Borrowers within 2 Business Days after notice of such proposed assignment has been provided by the assigning Lender as set forth in Section 13.3 of the Agreement); and, at any time that an Event of Default exists, any other Person acceptable to Administrative Agent in its reasonable business judgment.

Eligible Consignee - a consignee which Administrative Agent, in its reasonable credit judgment, deems to be an eligible consignee.  Without limiting the generality of the foregoing, no consignee will be an Eligible Consignee unless:  (i) such consignee shall have executed a consignment agreement, in form and scope acceptable to Administrative Agent, granting the applicable Borrower and its assigns a purchase money lien and security interest in all Consigned Inventory that is consigned by such Borrower to such consignee, together with the cash and non-cash proceeds thereof; (ii) consignee and such Borrower shall have executed or otherwise authorized the filing of UCC financing statements, in form acceptable to Administrative Agent, based upon the requirements of the filing jurisdiction, naming such consignee as debtor and such Borrower as secured party (and, if requested by Administrative Agent, naming Administrative Agent as assignee), covering the Consigned Inventory and the cash and non-cash proceeds thereof; such financing statement shall have been filed of record in all appropriate filing locations for the perfection of a first priority security interest in such Consigned Inventory and the cash and non-cash proceeds thereof; and, after filing of such financing statements, such Borrower shall have conducted searches of all filings made against such consignee in such filing offices and taken such other action as Administrative Agent may reasonably request, including notification pursuant to Section 9-324 of the UCC to each holder of a conflicting Lien in such Consigned Inventory, which shall confirm that the security interest in the Consigned Inventory in favor of

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such Borrower that such Borrower has assigned to Administrative Agent, together with the cash and non-cash proceeds thereof, is and shall be a first priority Lien;  (iii) if requested by Administrative Agent, Administrative Agent shall have received the originals of the consignment agreement, the filed UCC financing statements and the UCC searches referred to in clauses (i) and (ii) above, and such other instruments, documents, certificates, opinions or assurances, and such Borrower shall have taken such other action as Administrative Agent may have reasonably requested in connection with the consignee; (iv) consignee shall maintain the Consigned Inventory at a location set forth on Schedule 7.1.1; and (v) the creditworthiness of such consignee is acceptable to Administrative Agent, in Administrative Agent’s reasonable credit judgment.

Eligible Inventory - Inventory which is owned by a Borrower (other than packaging materials, labels, samples, bags, scrap, reels and supplies) and which Administrative Agent, in its reasonable credit judgment, deems to be Eligible Inventory.  Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless: (i) it is raw materials or finished goods, or work-in-process that is, in Administrative Agent’s reasonable credit judgment, readily marketable in its current form; (ii) it is owned by a Borrower and it is not held by such Borrower on consignment from or subject to any guaranteed sale, sale-or-return, sale-on-approval or repurchase agreement with any supplier; (iii) it is in saleable condition and is not damaged or defective; (iv) it does not constitute Customer Contract Inventory or Toll Copper Inventory; (v) it is not slow-moving, obsolete or unmerchantable; (vi) it meets all standards imposed by any Governmental Authority; (vii) it conforms in all respects to the warranties and representations set forth in the Agreement and is fully insured in the manner required by the Agreement; (viii) it is at all times subject to Administrative Agent’s duly perfected, first priority security interest and no other Lien except a Permitted Lien; (ix) it is in such Borrower’s possession and control at an Eligible Inventory Location in compliance with the Agreement, is not in transit or outside the continental United States and is not consigned to any Person unless all of the Consigned Inventory Conditions are satisfied with respect to such Inventory; (x) it is not the subject of a negotiable warehouse receipt or other negotiable Document; (xi) it has not been sold or leased and such Borrower has not received any deposit or down payment in respect thereof in anticipation of a sale; (xii) it is not subject to any License Agreement or other agreement that limits, conditions or restricts such Borrower’s or Administrative Agent’s right to sell or otherwise dispose of such Inventory unless the Licensor has entered into a Licensor/Lender Agreement with Administrative Agent; (xiii) it is not the subject of an Intellectual Property Claim; (xv) in the case of Inventory acquired pursuant to a Permitted Acquisition, Administrative Agent has completed a field audit and examination with respect to such Inventory and has satisfied itself that such Inventory should be treated as Eligible Inventory; and (xiv) it is not the subject of a store closing, liquidation, going-out-of business or similar sale.  For the purposes of Borrowers’ reporting requirements and representations contained herein, “Eligible Inventory” shall be based upon the criteria set forth herein without regard to Inventory included or excluded solely in the exercise of Agent’s reasonable credit judgment, except to the extent that Borrowers are notified of such determination in writing.

Eligible Inventory Location – any location at which Borrowers maintain Inventory with a Value of more than $100,000.

Environmental Laws - all federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders and consent decrees (together with all permits and guidance documents promulgated by regulatory agencies, to the extent having the force of law), now or hereafter in effect,  that relate to public health (but excluding occupational safety and health, to the extent

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regulated by OSHA) or the protection or pollution of the environment, whether new or hereafter in effect, including CERCLA, RCRA and CWA.

Environmental Lien - a Lien imposed by and in favor of any Governmental Authority for any (i) liabilities arising under any Environmental Laws or (ii) environmental damages arising from, or costs incurred by such Governmental Authority in response to, a contamination or threatened contamination.

Environmental Release - a release as defined in CERCLA or under any other applicable Environmental Laws.

Equipment - all of a Borrower’s machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description, whether now owned or hereafter acquired by such Borrower and wherever located, and all parts, accessories and special tools therefor, all accessions thereto, and all substitutions and replacements thereof.

Equity Interest - the interest of (i) a shareholder in a corporation, (ii) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (iii) a member in a limited liability company, or (iv) any other Person having any other form of equity security or ownership interest.

ERISA - the Employee Retirement Income Security Act of 1974 and all rules and regulations from time to time promulgated thereunder.

ERISA Affiliate - any entity that would be deemed a “single employer” with any Borrower or any of its subsidiaries under sections 414(b) and (c) of the Internal Revenue Code.

Event of Default - as defined in Section 11 of the Agreement.

Executive Order No. 13224 - Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Extraordinary Expenses - all costs, expenses, fees (including fees incurred to Agent Professionals) or advances that Administrative Agent or any Lender may suffer or incur, whether prior to or after the occurrence of an Event of Default, and whether prior to, after or during the pendency of an Insolvency Proceeding of an Obligor, on account of or in connection with (i) the audit, inspection, repossession, storage, repair, appraisal, insuring, completion of the manufacture of, preparing for sale, advertising for sale, selling, collecting or otherwise preserving or realizing upon any Collateral; (ii) the defense of Administrative Agent’s Lien upon any Collateral or the priority thereof or any adverse claim with respect to the Loans, the Loan Documents or the Collateral asserted by any Obligor, any receiver or trustee for any Obligor or any creditor or representative of creditors of any Obligor; (iii) the settlement or satisfaction of any Liens upon any Collateral (whether or not such Liens are Permitted Liens); (iv) the collection or enforcement of any of the Obligations; (v) the negotiation, documentation, and closing of any restructuring or forbearance agreement with respect to the Loan Documents or Obligations; (vi) amounts advanced by Administrative Agent pursuant to Section 7.1.3 of the Agreement; (vii) the enforcement of any of the provisions of any of the Loan Documents; or (viii) any payment under a guaranty, indemnity or other payment agreement provided by Administrative Agent or (with Administrative Agent’s consent) any Lender, which is reimbursable to Administrative Agent or

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such Lender by Borrowers pursuant to Section 2.4.2 of the Agreement.  Such costs, expenses and advances may include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Borrower or independent contractors in liquidating any Collateral, travel expenses, all other fees and expenses payable or reimbursable by Borrowers or any other Obligor under any of the Loan Documents, and all other fees and expenses associated with the enforcement of rights or remedies under any of the Loan Documents, but excluding compensation paid to employees (including inside legal counsel who are employees) of Administrative Agent.

Federal Funds Rate - for any period, a fluctuating interest rate per annum equal for each date during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) in Atlanta, Georgia by the Federal Reserve Bank of Atlanta, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from 3 federal funds brokers of nationally recognized standing selected by Administrative Agent.

Fee Letter - the fee letter agreement between Administrative Agent and Superior TeleCom Inc. dated October 22, 2003, as superseded by the fee letter agreement among Administrative Agent and Borrowers dated on or about the date hereof.

FEIN - with respect to any Person, the Federal Employer Identification Number of such Person.

Final Order - an order or judgment of a court of competent jurisdiction as entered on its docket that has not been reversed, stayed pursuant to Bankruptcy Rule 8005 or any other applicable rule of civil or appellate procedure, modified or amended, and as to which the time to appeal, petition for certiorari, or seek reargument or rehearing has expired, and as to which no notice of appeal, petition for certiorari or motion for reargument or rehearing has been timely filed, or as to which any right to appeal, petition for certiorari or reargument or rehearing has been waived in writing in a manner satisfactory to Administrative Agent or, if a notice of appeal, petition for certiorari or motion for reargument or rehearing was timely filed, the order or judgment has been affirmed by the highest court to which the order or judgment was appealed or from which the reargument or rehearing was sought, or certiorari has been denied, and the time to file any further appeal or to petition for certiorari or to seek further reargument or rehearing has expired; provided, however, that the possibility that a motion under Rule 59 or 60 of the Federal Rules of Civil Procedure or analogous rule under the Federal Rules of Bankruptcy Procedure could be filed shall not cause such order not to be a Final Order (for so long as such motion has not been actually filed).

Fiscal Quarter - each consecutive period of 13 weeks beginning on the first day of a Fiscal Year (and, in the case of any Fiscal Year of 53 weeks, the 14-week period occurring at the end thereof).

Fiscal Year - the fiscal year of Borrowers and their Subsidiaries for accounting and tax purposes, which ends on December 31 of each calendar year.

Fleet - Fleet Capital Corporation, a Rhode Island corporation.

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Fleet Indemnitees - Fleet and all of its present and future officers, directors and agents.

FLSA - the Fair Labor Standards Act of 1938.

Foreign Lender - any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, any state thereof or the District of Columbia.

Foreign Subsidiary - a Subsidiary that is not a Domestic Subsidiary.

Foreign Venture Investment – investments made in any Person by one or more Borrowers in connection with the development, construction and operation of a joint venture which will produce magnet wire in China and abroad; provided, however, that (i) the total investment of Borrowers in any such joint venture shall not exceed $15,000,000 in the aggregate at any time, and (ii) Administrative Agent shall be granted a perfected, first priority Lien in such Foreign Venture Investment as Collateral for the Obligations, unless and to the extent such a Lien would (A) cause the imposition of taxes under Section 956 or any other applicable provision of the Internal Revenue Code of 1986 as amended (B) violate the documents governing such Joint Venture Investment (provided that Borrowers do not request any provision prohibiting such a Lien for the purpose of avoiding any obligation to grant such Lien) or (C) would otherwise violate Applicable Law.

Forward Revaluation Amount - an amount equal to any positive difference between the standard cost at which Borrowers purchase copper Inventory and the actual cost paid for forward copper contracts.

Forward Revaluation Reserve – a reserve equal to the amount, if any, by which the Value of Borrowers’ Inventory consisting of copper has been reduced by the Forward Revaluation Amount.

Full Payment - with respect to any of the Obligations the full, final and indefeasible payment in full of all of such Obligations, which, (i) in the case of any Contingent Obligations owing by Obligors to Fleet or any other Lender with respect to any outstanding Letters of Credit, shall not be deemed to have occurred until Obligors shall Cash Collateralize each such outstanding Letter of Credit or obtained a “back-to-back” letter of credit in respect thereof in an amount equal to 105% of the face amount of such outstanding Letter of Credit in form and substance and from a bank reasonably acceptable to the Administrative Agent and (ii) in the case of any other Contingent Obligations for which no demand has been made shall not be deemed to have occurred until Obligors have provided security or other customary assurances of payment reasonably satisfactory to Administrative Agent and Lenders in their sole and absolute discretion.

GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

GECC – General Electric Capital Corporation, a Delaware corporation.

Governmental Approvals - all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

Governmental Authority -  any federal, state, municipal, national, foreign or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial,

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regulatory or administrative functions of or pertaining to any government or any court, in each case, whether associated with a state of the United States, the District of Columbia or a foreign entity or government.

Guarantors – New Parent; New Subsidiary; Essex International, Inc., a Delaware corporation; each direct and indirect Domestic Subsidiary of each Borrower, and each other Person who guarantees payment or performance of the whole or any part of the Obligations.

Guaranty - each guaranty agreement now or hereafter executed by a Guarantor in favor of Administrative Agent with respect to any of the Obligations.

Hedging Agreement - any Interest Rate Contract, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

Indemnified Amount - in the case of Agent Indemnitees, the amount of any loss, cost, expenses or damages suffered or incurred by Agent Indemnitees and against which Lenders or any Obligor have agreed to indemnify Agent Indemnitees pursuant to the terms of the Agreement or any of the other Loan Documents; in the case of Lender Indemnitees, the amount of any loss, cost, expenses or damages suffered or incurred by Lender Indemnitees and against which Lender or any Obligor have agreed to indemnify Lender Indemnitees pursuant to the terms of the Agreement or any of the other Loan Documents; and, in the case of Fleet Indemnitees, the amount of any loss, cost, expenses or damages suffered or incurred by Fleet Indemnitees and against which Lenders or any Obligor have agreed to indemnify Fleet Indemnitees pursuant to the terms of the Agreement or any of the other Loan Documents.

Indemnified Claim - any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, remedial response costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’, accountants’, consultants’ or paralegals’ fees and expenses), whether arising under or in connection with the Loan Documents, any Applicable Law (including any Environmental Laws) or otherwise, that may now or hereafter be suffered or incurred by any Indemnitee and whether suffered or incurred in or as a result of any investigation, litigation, arbitration or other judicial or non-judicial proceeding or any appeals related thereto, except to the extent resulting from the gross negligence or willful misconduct of any Indemnitee.

Indemnitees - the Agent Indemnitees, the Lender Indemnitees and the Fleet Indemnitees.

Initial Lenders - Fleet and GECC, each in its capacity as a Lender under the Agreement on the Closing Date.

Insolvency Proceeding - any action, case or proceeding commenced by or against a Person under any state, federal or foreign law, or any agreement of such Person, for (i) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (ii) the appointment of a receiver (or administrative receiver), trustee, liquidator administrator, conservator or other custodian for such Person or any part of its Property, (iii) an assignment or trust mortgage for the benefit of creditors of such Person, or (iv) the liquidation, dissolution or winding up of the affairs of such Person.

Instrument - shall have the meaning ascribed to the term “instrument” in the UCC.

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Insurance Expenditure Amount – an amount equal to the amount expended by Borrowers’ to repair or replace damaged or destroyed fixed assets to the extent of insurance proceeds received in respect of such damaged or destroyed fixed assets.

Intellectual Property - all intellectual and similar Property of a Person of every kind and description, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, tradenames, mask works, trade secrets, confidential or proprietary information, know-how, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, all books and records describing or used in connection with the foregoing and all licenses, or other rights to use any of the foregoing.

Intellectual Property Claim - the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property is violative of any ownership or right to use any Intellectual Property of such Person.

Intercreditor Agreement – the Intercreditor Agreement among Administrative Agent, on behalf of itself and the Lenders, the New Senior Secured Note Holder Agent, on behalf of itself and the New Senior Secured Note Holders, and the New Senior Secured Note Trustee dated on or about the date hereof, as at any time amended.

Interest Period - shall have the meaning ascribed to it in Section 2.1.3 of the Agreement.

Interest Rate Contract - any interest rate agreement, interest rate collar agreement, interest rate swap agreement, or other agreement or arrangement at any time entered into by any or all Borrowers with Fleet, Bank or any of their Affiliates that is designed to protect against fluctuations in interest rates.

Inventory - shall have the meaning ascribed to the term “inventory” in the UCC and shall include all goods intended for sale or lease by a Borrower, or for display or demonstration; all work in process, all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing such goods or otherwise used or consumed in such Borrower’s business (but excluding Equipment).

Inventory Formula Amount - on any date of determination thereof, an amount equal to the lesser of (a) $60,000,000 or (b) the sum of (i) the lesser of (A) 65% of the Value of Eligible Inventory on such date consisting of raw materials, work in process and finished goods and (B) the product of 85% multiplied by the Net Orderly Liquidation Value Percentage multiplied by the Value of Eligible Inventory on such date consisting of raw materials, work in process and finished goods.  Administrative Agent shall have the right at any time to decrease the advance rate percentage in its reasonable credit judgment; provided, that any such decrease in the advance rate percentages shall not be effective until 3 Business Days after written notice thereof is provided to Borrowers by Administrative Agent.

Inventory Reserve - such reserves as may be established from time to time by Administrative Agent in its reasonable credit judgment to reflect changes in the salability of any Eligible Inventory in the Ordinary Course of Business or such other factors as may negatively impact the Value of any Eligible Inventory.  Without limiting the generality of the foregoing, such reserves may include reserves based on obsolescence, seasonality, theft or other shrinkage, imbalance, change in composition or mix, or markdowns.

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LC Application - an application by any or all Borrowers to Bank (on which Fleet may be a co-applicant), pursuant to a form approved by Bank, for the issuance of a Letter of Credit, that is submitted to Bank at least 5 Business Days prior to the requested issuance of such Letter of Credit.

LC Conditions - the following conditions, the satisfaction of each of which is required before Fleet shall be obligated to provide any LC Support to Bank for the issuance of a Letter of Credit: (i) each of the conditions set forth in Section 10 of the Agreement has been and continues to be satisfied, including the absence of any Default or Event of Default; (ii) after giving effect to the issuance of the requested Letter of Credit and all other unissued Letters of Credit for which an LC Application has been signed by Fleet, the LC Outstandings would not exceed $25,000,000 and no Out-of-Formula Condition would exist, and, if no Revolver Loans are outstanding, the LC Outstandings do not, and would not upon the issuance of the requested Letter of Credit, exceed the Borrowing Base; (iii) such Letter of Credit has an expiration date that is no more than 365 days from the date of issuance in the case of standby letters of credit and no more than 150 days from the date of issuance in the case of documentary letters of credit and, in either event, such expiration date is at least 10 days prior to the last Business Day of the Term; and (iv) the currency in which payment is to be made under the Letter of Credit is Dollars.

LC Documents - any and all agreements, instruments and documents (other than an LC Application or an LC Support) required by Bank to be executed by Borrowers or any other Person and delivered to Bank for the issuance of a Letter of Credit.

LC Facility - a subfacility of the Revolver Facility established pursuant to Section 1.3 of the Agreement.

LC Outstandings - on any date of determination thereof, an amount (in Dollars) equal to the sum of (i) all amounts then due and payable by any Obligor on such date by reason of any (without duplication) payment that is made by Bank under a Letter of Credit and that has not been repaid to Bank by Fleet under an LC Support, (ii) all amounts then due and payable by any Obligor on such date by reason of any payment that is made on or before such date by Fleet under any LC Support and that has not been repaid to Fleet, on or before such date by Fleet under any LC Support (iii) the aggregate undrawn amount of all Letters of Credit which are then outstanding or for which an LC Application has been delivered to and accepted by Bank under an LC Application theretofore submitted to Bank and (iv) all fees and other amounts due or to become due in respect of Letters of Credit outstanding on such date pursuant to the Agreement.

LC Request - a Letter of Credit Procurement Request from Borrowers to Fleet in the form of Exhibit I annexed hereto.

LC Reserve - at any date, the aggregate of all LC Outstandings on such date, other than LC Outstandings that are fully secured by Cash Collateral.

LC Support - a guaranty or other support agreement from Fleet in favor of Bank pursuant to which Fleet shall guarantee or otherwise assure the payment or performance by the parties (other than Fleet, if a party) to an LC Application of such parties’ obligations with respect to such Letter of Credit, including the obligation of such parties to reimburse Bank for any payment made by Bank under such Letter of Credit.

Lender Indemnitee - a Lender in its capacity as a lender under the Agreement and its present and future officers, directors, agents and attorneys.

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Lenders - Fleet (whether in its capacity as a provider of Loans under Section 1 of the Agreement, as the provider of Settlement Loans under Section 3.1.3 of the Agreement, or as the procurer of Letters of Credit under Section 1.3 of the Agreement) and any other Person who may from time to time become a “Lender” under the Agreement.

Letter of Credit - any standby letter of credit or documentary letter of credit issued by Bank for the account of Borrowers.

LIBOR Lending Office - with respect to a Lender, the office designated as a LIBOR Lending Office for such Lender on the signature page hereof (or on any Assignment and Acceptance, in the case of an assignee) and such other office of such Lender or any of its Affiliates that is hereafter designated by written notice to Administrative Agent.

LIBOR Loan - a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the applicable Adjusted LIBOR Rate.

LIBOR Rate - with respect to an Interest Period, the rate per annum reported to Administrative Agent by Bank as the rate at which deposits of U.S. Dollars approximately equal in principal amount to or comparable to the amount of the LIBOR Loan to which such Interest Period relates and for a term comparable to such Interest Period are offered to Bank by prime banks in the London interbank foreign currency deposits market at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such Interest Period.  Each determination by Administrative Agent of any LIBOR Rate shall, in the absence of any manifest error, be conclusive.

License Agreement - any agreement between a Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower, except for any “off the shelf” Intellectual Property generally available to the public.

Licensor - any Person from whom a Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory, except for any “off the shelf” Intellectual Property generally available to the public.

Licensor/Lender Agreement - an agreement between Administrative Agent and a Licensor by which Administrative Agent is given the right, vis-à-vis such Licensor, to enforce Administrative Agent’s Liens with respect to and to dispose of a Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor and which is otherwise in form and substance satisfactory to Administrative Agent.

Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract.  The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property.  For the purpose of the Agreement, a Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

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Lien Waiver -  an agreement duly executed in favor of Administrative Agent, in form and content reasonably acceptable to Administrative Agent, by which (i) for locations leased by an Obligor, an owner or mortgagee of premises upon which any Property of an Obligor is located agrees to waive or subordinate any Lien it may have with respect to such Property in favor of Administrative Agent’s Lien therein and to permit Administrative Agent to enter upon such premises and remove such Property or to use such premises to store or dispose of such Property, or (ii) for locations at which any Obligor places Inventory with a warehouseman or a processor, such warehouseman or processor agrees to waive or subordinate any Lien it may have with respect to such Property in favor of Administrative Agent’s Lien therein and to permit Administrative Agent to enter upon such premises and remove such Property or to use such premises to store or dispose of such Property.

Loan - a Revolver Loan (and each Base Rate Loan or LIBOR Loan comprising such Loan).

Loan Account - the loan account established by each Lender on its books pursuant to Section 4.7 of the Agreement.

Loan Documents - the Agreement, the Other Agreements and the Security Documents.

Loan Year - a period commencing each calendar year on the same month and day as the Closing Date and ending on the same month and day in the immediately succeeding calendar year, with the first such period (i.e. the first Loan Year) to commence on the Closing Date.

LP Conversion Conditions - each of the following conditions the satisfaction of each of which is a condition to Superior’s conversion from a limited liability company to a limited partnership (such converted entity being referred to herein as “Converted LP”):  (i) no Default or Event of Default exists prior to or after giving effect to such conversion, (ii) Borrowers’ shall have provided Administrative Agent with written notice of such conversion not less than 15 days prior to the effective date of such conversion, (iii) such conversion shall be effectuated under Chapter 389, Section 18-216 of the Delaware Limited Liability Company Act; (iv) such conversion shall be effectuated in compliance with all other Applicable Laws, (v) Converted LP shall have entered into such documents as Administrative Agent and Lenders shall request, in their sole and absolute discretion, to evidence Converted LP’s obligations and indebtedness under the Loan Documents to the same extent and on the same terms as are applicable to Superior, including the execution by Converted LP and delivery to Administrative Agent of a joinder agreement pursuant to which Converted LP shall become a Borrower under the Credit Agreement and other Loan Documents and shall ratify and affirm all representations and warranties, covenants, indebtedness and obligations of Converted LP as a Borrower under the Loan Documents, and which other documents and agreement shall be acknowledged and agreed to by all Obligors; (vi)  Administrative Agent shall have received evidence satisfactory to it and the Lenders that Administrative Agent’s Liens in the Collateral (as supplemented with the assets of Converted LP) constitute duly perfected and first priority Liens; (vii) Administrative Agent shall have received opinions of legal counsel for Converted LP (which shall be from Proskauer Rose LLP, Richards, Layton & Finger, LLP, or such other counsel reasonably satisfactory to Administrative Agent) relating to such conversion and all matters on which legal opinions are delivered to Agent for Borrowers on the Closing Date.

Margin Stock - shall have the meaning ascribed to it in Regulation U and of the Board of Governors.

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Material Adverse Effect - the effect of any event, condition, action, omission or circumstance, which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing concurrently therewith, (i) has a material adverse effect upon the business, operations, Properties or condition (financial or otherwise) of any Borrower, individually, or any of the Obligors, taken as a whole; (ii) has or could be reasonably expected to have any material adverse effect whatsoever upon the validity or enforceability of the Agreement or any of the other Loan Documents; (iii) has any material adverse effect upon the value of the whole or any material part of the Collateral, the Liens of Administrative Agent with respect to the Collateral or the priority of any such Liens; (iv) materially impairs the ability of any other Obligor to perform its obligations under this Agreement or any of the other Loan Documents, including repayment of any of the Obligations when due; or (v) materially impairs the ability of Administrative Agent or any Lender to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Loan Documents and Applicable Law.

Material Contract - an agreement to which an Obligor is a party (other than the Loan Documents) (i) which is deemed to be a material contract as provided in Regulation S-K promulgated by the SEC under the Securities Act of 1933 or (ii) for which breach, termination, cancellation, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

Maximum Rate - the maximum non-usurious rate of interest permitted by Applicable Law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Debt in question or, to the extent that at any time Applicable Law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate.  Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 365 or 366 days, as the case may be).

Money Borrowed - as applied to any Obligor, without duplication, (i) Debt arising from the lending of money by any other Person to such Obligor; (ii) Debt, whether or not in any such case arising from the lending of money by another Person to such Obligor, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Debt that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (v) Debt of such Obligor under any guaranty of obligations that would constitute Debt for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by such Obligor.

Moody’s - Moody’s Investors Service, Inc. or any successor thereto.

Mortgage - each mortgage, deed of trust or deed to secure debt to be executed by an Obligor in favor of Administrative Agent and pursuant to which such Obligor shall grant and convey to Administrative Agent, for its benefit as Administrative Agent and for the Pro Rata benefit of Lenders, Liens upon the Real Estate of such Obligor, including the Real Estate located in (i) Tampa, Florida (ii) Rockford, Illinois, (iii) Ft. Wayne, Franklin, Kendallville and Vincennes, Indiana, (iv) Hoistington, Kansas, (v) Tarboro, North Carolina, and (vi) Chester, South Carolina, in each case, as security for the payment of the Obligations.

Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

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Net Disposition Proceeds - with respect to a disposition of any Collateral, proceeds (including cash receivable (when received) by way of deferred payment) received by a Borrower in cash from the sale, lease, transfer or other disposition of Collateral, including insurance proceeds and awards of compensation received with respect to the destruction or condemnation of all or part of the Collateral, net of: (i) the reasonable and customary costs and expenses of such sale, lease, transfer or other disposition (including legal fees, brokerage fees and sales commissions); (ii) all Taxes to the extent payable as a consequence of any such sale; (iii) amounts applied to repayment of Debt (other than the Obligations) secured by a Permitted Lien on such Collateral disposed of that is senior to Administrative Agent’s Liens; (iv) deduction of reasonable amounts, determined in accordance with GAAP, required to be provided by such Borrower as a reserve against liabilities associated with such Collateral (as of the sale date) and retained by such Borrower; and (v) in connection with any sale of Collateral, a reasonable reserve (not to exceed 10% of the total purchase price) for post-closing adjustments to the purchase price, provided, that upon the expiration of not more than 120 days after the sale any remaining reserve balance is remitted to Administrative Agent for application to the Obligations.

Net Orderly Liquidation Value Percentage – at any time, with respect to any Inventory, as determined by the most recent Orderly Liquidation Value Appraisal, the percentage of the value of such Inventory expected to be realized at an orderly negotiated sale of such Inventory held within a reasonable period of time.

New Parent – Superior Essex Inc., a Delaware corporation.

New Senior Secured Notes – the 9.5% Senior Secured Notes due 2008 in the aggregate principal amount of $145,000,000, issued on or before the Closing Date, plus any additional promissory notes of like tenor issued as a payment in kind distribution in accordance with the terms thereof and otherwise in accordance with the terms of the New Senior Secured Note Indenture.

New Senior Secured Note Holder Agent – The Bank of New York, together with its successors, in its capacity as agent for the New Senior Secured Notes Holders.

New Senior Secured Note Holder Trustee – The Bank of New York, together with its successors, in its capacity as trustee under the New Senior Secured Note Indenture for the New Senior Secured Notes Holders.

New Senior Secured Note Holders – the holders of the New Senior Secured Notes and any agent or trustee for such holders.

New Senior Secured Note Indenture – the Indenture dated on or about the Closing Date, among Superior, the other Obligors listed therein and the New Senior Secured Note Holder Trustee.

New Subsidiary - Superior Essex Holding Corp., a Delaware corporation.

New Subsidiary Preferred Stock – 5,000,000 shares of 9.5% preferred stock of New Subsidiary having a par value of at least $1 per share and representing equity of at least $5,000,000,  to be issued on or before the Closing Date, plus any additional shares of preferred stock issued as a payment in kind distribution in accordance with the Certificate of Designation thereof and otherwise on terms set forth in the Plan of Reorganization.

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Notes - each Revolver Note and any other promissory note executed by Borrowers at Administrative Agent’s request to evidence any of the Obligations.

Notice of Borrowing - as defined in Section 3.1.1(i) of the Agreement.

Notice of Conversion/Continuation - as defined in Section 2.1.2(ii) of the Agreement.

Obligations - in each case, whether now in existence or hereafter arising, (i) the principal of, and interest and premium, if any, on, the Loans; (ii) all LC Outstandings and all other obligations of any Obligor to Administrative Agent, Fleet or Bank arising in connection with the issuance of any Letter of Credit; and (iii) all other Debts, covenants, duties and obligations (including Contingent Obligations) now or at any time or times hereafter owing by any Obligor to Administrative Agent or any Lender under or pursuant to the Agreement or any of the other Loan Documents or owing by any Obligor to Bank or Fleet (or any Affiliate of Bank or Fleet) with respect to Banking Relationship Debt, whether evidenced by any note or other writing, whether arising from any extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, including all interest, charges, expenses, fees or other sums (including Extraordinary Expenses) chargeable to any or all Obligors under the Agreement or under any of the other Loan Documents.

Obligor - each Borrower and each Guarantor, and any other Person that is at any time liable for the payment of the whole or any part of the Obligations or that has granted in favor of Administrative Agent a Lien upon any of any of such Person’s assets to secure payment of any of the Obligations.

Orderly Liquidation Value Appraisal – an appraisal, in form and substance consistent with industry standards, conducted by an appraisal company acceptable to Administrative Agent, pursuant to which such appraisal company determines the expected percentage of the value of Inventory to be realized at an orderly negotiated sale of the Inventory held within a reasonable period of time.

Ordinary Course of Business - with respect to any transaction involving any Person, the ordinary course of such Person’s business (other than practices substantially modified during the pendency of the Chapter 11 Case) undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

Organic Documents - with respect to any Person, its charter, certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

OSHA - the Occupational Safety and Hazard Act of 1970.

Other Agreements - the Notes, each LC Support, the Fee Letter, each Interest Rate Contract with Fleet or with Bank and subject to credit enhancement from Fleet and any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by any Borrower, any other Obligor or any other Person and delivered to Administrative Agent or any Lender in respect of the transactions contemplated by the Agreement.

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Out-of-Formula Condition - as defined in Section 1.2.2 of the Agreement.

Out-of-Formula Loan - a Revolver Loan made or existing when an Out-of-Formula Condition exists or the amount of any Revolver Loan which, when funded, results in an Out-of-Formula Condition.

Participant - as defined in Section 13.2.1.

Participating Lender - as defined in Section 1.3.2(i) of the Agreement.

Patent Security Agreement - each Patent Security Agreement to be executed by an Obligor in favor of Administrative Agent on or before the Closing Date and by which such Obligor shall grant to Administrative Agent, for its benefit as Administrative Agent and for the Pro Rata benefit of Lenders, as security for the Obligations, a Lien on all of the right, title and interest of such Obligor in and to the patents described therein.

Payment Account - an account maintained by Administrative Agent to which all monies from time to time deposited to a Dominion Account shall be transferred and all other payments shall be sent in immediately available federal funds.

Payment Items - all checks, drafts, or other items of payment payable to a Borrower, including proceeds of any of the Collateral.

Pending Revolver Loans - at any date, the aggregate principal amount of all Revolver Loans which have been requested in any Notice of Borrowing received by Administrative Agent but which have not theretofore been advanced by Administrative Agent or Lenders.

Permitted Acquisition - any acquisition by a Borrower or any of its Subsidiaries of the assets or Equity Interests of a Person in which each of the following conditions is satisfied:  (a) the business of the Person that is the subject of such acquisition is related or substantially similar to the business of Borrowers on the Closing Date; (b) in connection with such acquisition there will be no Liens on any of such Borrower’s or such Subsidiary’s assets after the acquisition other than Permitted Liens; (c) immediately before and after giving effect to such acquisition, no Default or Event of Default shall have occurred or would result therefrom; (d) Availability during the 90 day period immediately preceding the closing date of such acquisition and on such closing date of and after giving pro forma effect to such acquisition is not less than $30,000,000; (e) Borrowers’ Consolidated Fixed Charge Coverage Ratio on and after giving pro forma effect to such acquisition is not less than 1.25 to 1.0, to be tested as of the end of the Fiscal Quarter immediately preceding the closing date of any such acquisition for the immediately preceding four Fiscal Quarters (or, during the first Loan Year, for the period commencing on the Closing Date and ending on the last day of the applicable Fiscal Quarter) (f) each Borrower is Solvent after giving pro forma effect to the consummation of such acquisition; (g) the aggregate amount of consideration for such acquisition, when added to the consideration for all other such acquisitions during the term of the Agreement shall not exceed $35,000,000; (h) any purchase price amounts payable with respect to earnouts, notes payable to the sellers, covenants not to compete, consulting contracts or other affiliated contracts are unsecured and are and will remain subordinate to the Full Payment of the Obligations on terms satisfactory to Administrative Agent; (i) Administrative Agent shall have received, by a date sufficiently in advance of the closing date of such acquisition to allow Administrative Agent to review the same, executed copies of the final purchase documents, including all exhibits and schedules thereto, among the parties to such acquisition, and Administrative Agent shall have found the terms thereof reasonably acceptable;

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and (j) Borrowers shall have delivered to Administrative Agent, not less than 3 Business Days prior to the proposed closing date of any such acquisition, written evidence of the pro forma satisfaction of the other conditions set forth above after giving effect to such acquisition.

Permitted Consigned Inventory – Consigned Inventory, the Value of which shall not exceed $18,000,000 in the aggregate at any time, and which is the subject of a properly filed UCC financing statement in favor of Borrower with respect to such Consigned Inventory.

Permitted Contingent Obligations - Contingent Obligations arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; Contingent Obligations arising from Interest Rate Contracts entered into in the Ordinary Course of Business pursuant to this Agreement or with Administrative Agent’s prior written consent; Contingent Obligations arising from Hedging Agreements (other than Interest Rate Contracts) entered into in the Ordinary Course of Business; Contingent Obligations of any Borrower and its Subsidiaries existing as of the Closing Date, including extensions and renewals thereof that do not increase the amount of such Contingent Obligations as of the date of such extension or renewal; Contingent Obligations incurred in the Ordinary Course of Business with respect to surety bonds, appeal bonds, performance bonds and other similar obligations; Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Administrative Agent title insurance policies; Contingent Obligations with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted under Section 7.4.2 of the Agreement; Contingent Obligations consisting of reimbursement obligations from time to time owing by any Borrower to Bank with respect to Letters of Credit (but in no event to include reimbursement obligations at any time owing by a Borrower to any other Person that may issue letters of credit for the account of Borrowers); Contingent Obligations incurred to support any Debt of any other Obligor if such Debt of the other Obligor is permitted to be incurred by the terms of the Agreement; and other Contingent Obligations not to exceed $5,000,000 in the aggregate at any time.

Permitted Distributions -  (i) any dividend or distribution by any Borrower directly or indirectly to New Subsidiary the proceeds of which are used by New Subsidiary to make payment of dividends with respect to the New Preferred Stock; (ii) distributions made by Subsidiaries of New Subsidiary to New Subsidiary to pay fees and expenses incurred in the ordinary course of business including, without limitation, franchise taxes and similar costs; (iii) distributions made by Subsidiaries of New Parent to New Parent solely for the purpose of paying foreign, federal, state or local taxes owed by New Parent and its consolidated Subsidiaries; (iv) distributions made by Subsidiaries of New Parent to pay fees and expenses of New Parent incurred in the Ordinary Course of Business (including, without limitation (x) franchise taxes and similar costs, (y) any such Subsidiary’s proportionate share of any fees and expenses payable to directors of New Parent and (z) insurance premiums in respect of directors’ and officers’ liability insurance) and other costs and expenses in connection with New Parent being a publicly traded company (including, without limitation, fees and expense of professional and regulatory compliance); (v) distributions made by Subsidiaries of New Parent to pay the corporate employees of New Parent; (vi)  distributions made by Subsidiaries of New Parent to New Parent to pay the exercise price under the warrant to purchase shares of the common stock of Essex Electric Inc.; provided, that, no Default or Event of Default exists at the time of and after giving effect to such distributions; and (vii) distributions or other payments provided for in the Plan of Reorganization.

Permitted Lien - a Lien of a kind specified in Section 9.2.5 of the Agreement.

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Permitted Purchase Money Debt - Purchase Money Debt of Borrowers and their Subsidiaries that is secured by no Lien or only by a Purchase Money Lien, provided, that the aggregate amount of Purchase Money Debt, together with Capitalized Lease Obligations, outstanding at any time does not exceed $12,500,000 and the incurrence of such Purchase Money Debt does not violate any limitation in the Loan Documents regarding Capital Expenditures.  For the purposes of this definition, the principal amount of any Purchase Money Debt consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

Permitted Real Estate Disposition – a sale or other disposition of an Obligor’s Real Estate; provided, that (i) at the time of and after giving effect to such sale or other disposition no Event of Default exists, (ii) Administrative Agent shall have received from Borrowers a certificate with respect to the fair market value of the relevant Real Estate, (iii) the sale or other disposition yields a cash amount not less than the fair market value of the relevant portion of the Real Estate, (iv) the sale price of any such sale or other disposition, when combined with all other Permitted Real Estate Dispositions, does not exceed $5,000,000 in the aggregate, (v) Administrative Agent shall have received and reviewed the documentation evidencing the sale or other disposition of the Real Estate, which documentation shall be in form and substance reasonably acceptable to Administrative Agent, and (vi) all Net Disposition Proceeds thereof are remitted to Administrative Agent immediately upon receipt for application to the Obligations.

Permitted Redemption – a redemption or purchase of the New Senior Secured Notes pursuant to the terms of Section 4.10 of the New Senior Secured Note Indenture, provided, that on any proposed date of any redemption or purchase, the Permitted Redemption Conditions are satisfied.

Permitted Redemption Conditions – the following conditions, the satisfaction of each of which shall be a condition precedent to any Permitted Redemption:  (i) such redemption or purchase is required to be made by the terms of Section 4.10 of the New Senior Secured Note Indenture as in effect on the Closing Date, (ii) the amount of New Senior Secured Notes proposed to be redeemed or purchased on such date shall not exceed the amount required to be redeemed by Section 4.10 of the New Senior Secured Note Indenture as in effect on the Closing Date, (iii) Average Availability during the 90 day period immediately preceding the proposed date of such redemption or purchase and on the date thereof, in each case after giving effect thereto, shall be at least $30,000,000, (iv) to the extent that the underlying disposition of Property giving rise to the proceeds to be the basis of such redemption or purchase is not otherwise permitted under this Agreement, Administrative Agent and Lenders, in their sole and absolute discretion, shall have consented to such underlying asset disposition, (v) no Event of Default shall exist on the date of and after giving effect to such redemption or purchase; and (vi) Borrowers shall have delivered to each of Administrative Agent and New Senior Secured Note Agent a certificate certifying that the above conditions have been satisfied and that the redemption or purchase is otherwise permitted by the terms of the Agreement.

Person - an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, unincorporated organization, or a Governmental Authority.

Plan - an employee benefit plan now or hereafter maintained for employees of a Borrower that is covered by Title IV of ERISA.

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Plan of Reorganization - Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated October 22, 2003, filed by Debtors with the Bankruptcy Court in the Chapter 11 Case on October 22, 2003.

Pledge Agreement - each pledge agreement pursuant to which an Obligor pledges to Administrative Agent, for the benefit of itself and Lenders, all of the Equity Interests of the Subsidiary or Subsidiaries of such Obligor, in form and substance satisfactory to Administrative Agent.

Pro Rata - a share of or in all Loans, participations in LC Outstandings, liabilities, payments, proceeds, collections, Collateral and Extraordinary Expenses, which share for any Lender on any date shall be a percentage (expressed as a decimal, rounded to the ninth decimal place) arrived at by dividing the amount of the Commitment of such Lender on such date by the aggregate amount of the Commitments of all Lenders on such date.

Projections - (i) prior to the Closing Date and thereafter until Administrative Agent and Lenders receive new projections pursuant to Section 9.1.5 hereof, the projections of Borrowers’ financial condition, results of operations, cash flow and Projected Availability, prepared on a monthly basis for the Fiscal Year ending December 31, 2003, and on an annual basis for the Fiscal Years ending 2004, 2005, 2006 and 2007; and (ii) thereafter, the projections most recently received by Administrative Agent and Lenders pursuant to and as required by Section 9.1.5 of the Agreement.

Properly Contested - in the case of any Debt of an Obligor (including any Taxes) that is not paid as and when due or payable by reason of such Obligor’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Obligor has established appropriate reserves (if any) as shall be required in conformity with GAAP; (iii) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture or sale of any material assets of such Obligor; (iv) no Lien is imposed upon any of such Obligor’s assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Administrative Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if the Debt results from, or is determined by the entry, rendition or issuance against an Obligor or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Obligor, such Obligor forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

Property - any interest in any kind of property or asset, whether real, personal or mixed and whether tangible or intangible.

Purchase Money Debt - means and includes (i) Debt (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Debt (other than the Obligations) incurred at the time of or within 20 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings (but not any increases in the principal amounts) thereof outstanding at the time.

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Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to the fixed assets acquired through the incurrence of the Purchase Money Debt secured by such Lien and such Lien constitutes a purchase money security interest under the UCC.

RCRA - the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i) and all rules and regulations promulgated pursuant thereto.

Real Estate - all right, title and interest of Obligors (whether as owner, lessor or lessee) at any time or times held by Obligors in any real Property or any buildings, structures, parking areas or other improvements thereon, including the real Property owned by Borrowers and located in (i) Tampa, Florida (ii) Rockford, Illinois, (iii) Ft. Wayne, Franklin, Kendallville and Vincennes, Indiana, (iv) Hoistington, Kansas, (v) Tarboro, North Carolina, and (vi) Chester, South Carolina.

Real Property Documents - means the following as to each parcel of Real Estate (except that the Administrative Agent may in its discretion waive or suspend the requirement for delivery of certain of the Real Property Documents for any of the Real Estate (other than, unless directed by the Required Lenders, one or more Mortgages)):

(i)                                     an owner’s/lessee’s affidavit for each parcel or tract of such Real Estate;

(ii)                                  a Mortgage for each parcel or tract of owned Real Estate;

(iii)                               such consents, acknowledgments, intercreditor or attornment and subordination agreements as Administrative Agent may require from any Person with respect to any portion of such Real Estate (but the failure to obtain any of the foregoing from any third party shall not result in a Default or Event of Default under the Agreement or any other Loan Document except to the extent otherwise expressly provided for therein);

(iv)                              a certificate as to the insurance required by the related Mortgage, to the extent not theretofore furnished pursuant to the Agreement;

(v)                                 if a Default or Event of Default exists or Administrative Agent or the Required Lenders determine in good faith that it is required by applicable banking or other regulatory law or regulations, an appraisal of such Real Estate, prepared by an appraiser satisfactory to Administrative Agent and engaged by and on behalf of the Administrative Agent and Lenders;

(vi)                              any revenue ruling or similar assurance from the department of revenue or taxation requested by the Administrative Agent with respect to any stamp, intangible or other taxes payable in connection with the filing for record of any of the Mortgages; and

(vii)                           the surveys, title insurance and flood insurance required by Sections 9.1.14 and 10.1.16.

Refinancing Conditions - the following conditions, each of which must be satisfied before Refinancing Debt shall be permitted under Section 9.2.3 of the Agreement: (i) the Refinancing Debt is in an aggregate principal amount that does not exceed the aggregate principal amount of the Debt being extended, renewed or refinanced, (ii) the Refinancing Debt has a later or equal final maturity and a longer or equal weighted average life than the Debt being extended, renewed or refinanced, (iii) the Refinancing Debt does not bear a rate of interest that exceeds a

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market rate (as determined in good faith by a Senior Officer of Borrower Agent) as of the date of such extension, renewal or refinancing, (iv) if the Debt or Liens securing such Debt being extended, renewed or refinanced or the related Liens are subordinate to the Obligations, the Refinancing Debt or Liens securing the same are subordinated to the same extent, (v) the covenants contained in any instrument or agreement relating to the Refinancing Debt are no less favorable to Borrowers than those relating to the Debt being extended, renewed or refinanced, and (vi) at the time of and after giving effect to such extension, renewal or refinancing, no Default or Event of Default shall exist.

Refinancing Debt - Debt for Money Borrowed that is permitted by Section 9.2.3 and that is the subject or the result of an extension, renewal or refinancing.

Regulated Substances - any substances, chemicals, materials or elements that are prohibited, limited or regulated by the Environmental Laws, or any other substances, chemicals, materials or elements that are defined as “hazardous” or “toxic,”  under Environmental Laws.  Without limiting the generality of the foregoing, the term “Regulated Substances” shall also include any substance, chemical, material or element (i) defined as a “hazardous substance;” (ii) defined as a “regulated substance” within the meaning of Subtitle I of the RCRA; (iii) designated as a “hazardous substance” pursuant to Section 311 of the CWA, or listed pursuant to Section 307 of the CWA; (iv) defined as “hazardous”, “toxic”, or otherwise regulated, under any Environmental Laws adopted by the state in which the Real Estate is located, or its agencies or political subdivisions; (v) which is petroleum, petroleum products or derivatives or constituents thereof; (vi) which is asbestos or asbestos-containing materials; (vii) the presence of which requires notification, investigation or remediation under any Environmental Laws; (viii) the presence of which on the Real Estate causes or threatens to cause a nuisance upon the Real Estate or to adjacent properties or poses or threatens to pose a hazard to the health or safety of Persons on or about the Real Estate; (ix) the presence of which on adjacent properties would constitute a trespass by Indemnitor; (x) which is urea formaldehyde foam insulation or urea formaldehyde foam insulation-containing materials (lead base paint or lead base paint-containing materials, polychlorinated biphenyls or polychlorinated biphenyl-containing materials, radon or radon-containing or producing materials, radioactive substances, methane or volatile hydrocarbons; or (xi) which by any Environmental Laws requires special handling in its collection, storage, treatment, or disposal.

Regulation D - Regulation D of the Board of Governors.

Register - the register maintained by Administrative Agent in accordance with Section 4.8.2 of the Agreement.

Reimbursement Date - as defined in Section 1.3.1(iii) of the Agreement.

Rent Reserve – such reserve as may be established from time to time by Administrative Agent in its reasonable credit judgment in an amount approximately equal to three (3) times the aggregate monthly rent charges and fees payable by Borrowers for leased locations at which Borrowers keep, store or maintain any Collateral and for which Administrative Agent has not received a Lien Waiver; provided, however, that in no event shall the rent reserve at any leased location exceed the value of the Collateral maintained at such location..

Reportable Event - any of the events set forth in Section 4043(c) of ERISA.

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Required Lenders - at any date of determination thereof, at least 2 Lenders (each of which holds not less than 5% of the aggregate Commitments) having Commitments representing at least 51% of the aggregate Commitments at such time; provided, however, that if any Lender shall be in breach of any of its obligations hereunder to Borrowers or Administrative Agent, including any breach resulting from its failure to honor its Commitment in accordance with the terms of this Agreement, then, for so long as such breach continues, the term “Required Lenders” shall mean at least 2 Lenders (each of which holds not less than 5% of the aggregate Commitments), but excluding each Lender that is in breach of its obligations under the Agreement, having Commitments representing at least 51% of the aggregate Commitments (excluding the Commitments of each Lender that is in breach of its obligations under the Agreement) at such time; provided further, however, that if the Commitments have been terminated, the term “Required Lenders” shall mean at least 2 Lenders (each of which holds not less than 5% of the aggregate Commitments), but excluding each Lender that is in breach of its obligations hereunder holding Loans (including Settlement Loans) representing at least 51% of the aggregate principal amount of Loans (including Settlement Loans) outstanding at such time.

Restricted Investment - any acquisition of Property by a Borrower or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of Equity Interests or Debt, or the purchase or acquisition by such Borrower or any of its Subsidiaries of any other Property, or a loan, advance, capital contribution or subscription, except acquisitions of the following: (i) fixed assets to be used in the Ordinary Course of Business of such Borrower or any of its Subsidiaries so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (ii) goods held for sale or lease or to be used in the manufacture of goods or the provision of services by such Borrower or any of its Subsidiaries in the Ordinary Course of Business (including inventory); (iii) current assets arising from the sale or lease of goods or the rendition of services in the Ordinary Course of Business of such Borrower or any of its Subsidiaries; (iv) investments in Subsidiaries and Essex Electric Inc. to the extent existing on the Closing Date (such investments in Subsidiaries being the only investments permitted to be made by a Borrower in any Subsidiary pursuant to this definition (except as set forth in clause (vi) below)), and distributions made by Subsidiaries of New Parent to New Parent in an amount not to exceed $1,000,000 in the aggregate to pay the exercise price under the warrant to purchase shares of the common stock of Essex Electric Inc.; and (v) Cash Equivalents to the extent they are not subject to rights of offset in favor of any Person other than Administrative Agent or a Lender; (vi) loans and other advances of money to the extent not prohibited by Section 9.2.2; (vii) investments in any Securities received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors, (viii) Foreign Venture Investments; (ix) deposits, prepayments and other credits to suppliers, lessors and landlords made in the Ordinary Course of Business; and (x) Permitted Acquisitions.

Restrictive Agreement - an agreement (other than any of the Loan Documents, the New Senior Secured Note Indenture and the Brownwood Lease) that, if and for so long as an Obligor or any Subsidiary of such Obligor is a party thereto, would prohibit, condition or restrict such Obligor’s or Subsidiary’s right to (i) incur or repay Debt for Money Borrowed (including any of the Obligations); (ii) grant Liens upon any of such Obligor’s or Subsidiary’s assets (including Liens granted in favor of Administrative Agent pursuant to the Loan Documents); (iii) declare or make Distributions; (iv) amend, modify, extend or renew any agreement evidencing Debt for Money Borrowed (including any of the Loan Documents); or (v) repay any Debt owed to another Obligor.

Revolver Commitment - at any date for any Lender, the obligation of such Lender to make Revolver Loans and to purchase participations in LC Outstandings pursuant to the terms

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and conditions of the Agreement, which shall not exceed the principal amount set forth opposite such Lender’s name under the heading “Revolver Commitment” on the signature pages of the Agreement or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of the Agreement or to give effect to any applicable Assignment and Acceptance; and “Revolver Commitments” means the aggregate principal amount of the Revolver Commitments of all Lenders, the maximum amount of which shall be $120,000,000, as reduced from time to time pursuant to Section 1.2.5 hereof.

Revolver Loan - a loan made by Lenders as provided in Section 1.2 of the Agreement (including any Out-of-Formula Loan) or a Settlement Loan funded solely by Fleet.

Revolver Note - a Revolver Note to be executed by Borrowers in favor of each Lender in the form of Exhibit A attached hereto, which shall be in the face amount of such Lender’s Revolver Commitment and which shall evidence all Revolver Loans (other than Settlement Loans) made by such Lender to Borrowers pursuant to the Agreement.

S&P - Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

Sarbanes-Oxley Act – the Sarbanes-Oxley Act of 2002.

Schedule of Accounts - as defined in Section 7.2.1 of the Agreement.

SEC - Securities and Exchange Commission.

Secured Parties - Agents, Lenders, Fleet as the procurer of Letters of Credit, Fleet as the provider of Settlement Loans, Bank as the issuer of Letters of Credit or Fleet, Bank or any of their Affiliates as the obligee with respect to any Banking Relationship Debt, and each counterparty to an Interest Rate Contract that it (or at the time of such Interest Rate Contract was entered into, was) a Lender or an Affiliate of a Lender.

Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933.

Security Agreement - the Security Agreement of even date herewith between Borrowers and Administrative Agent and the other parties thereto pursuant to which, among other things, each Borrower has granted a security interest in and Lien upon all of the Collateral in favor of Administrative Agent as security for the payment of Obligations.

Security Documents – the Security Agreement, the Mortgages and other Real Property Documents, each Guaranty, the Pledge Agreements,  the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements, the Deposit Account Control Agreements, the Business Interruption Insurance Assignment and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

Senior Officer - the chairman of the board of directors, the president, the chief financial officer, controller or treasurer of, or in-house legal counsel to, a Borrower.

Settlement Date - as defined in Section 3.1.3(i) of the Agreement.

Settlement Loan - as defined in Section 3.1.3(ii) of the Agreement.

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Settlement Report - a report delivered by Administrative Agent to Lenders summarizing the amount of the outstanding Revolver Loans as of the Settlement Date and the calculation of the Borrowing Base as of such Settlement Date.

Solvent - as to any Person, such Person (i) owns Property whose fair salable value (as defined below) is greater than the amount required to pay all of such Person’s debts (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) owns Property whose present fair salable value is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), of such Person as they become absolute and matured, (iii) is able to pay all of its debts as such debts mature in the ordinary course, (iv) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (v) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, and (vi) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any of the Loan Documents, or made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Subsidiaries.  As used herein, the term “fair salable value” of a Person’s assets means the amount that may be realized within a reasonable time, either through collection or sale of such assets at the regular market value, based upon the amount that could be obtained for such assets within such period by a capable and diligent seller from an interested buyer who is willing (but is under no compulsion) to purchase under ordinary selling conditions.

Stated Amount - on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit in Dollars.

Statutory Reserves - on any date, the percentage (expressed as a decimal) established by the Board of Governors which is the then stated maximum rate for all reserves (including all basic, emergency, supplemental or other marginal reserve requirements and taking into account any transitional adjustments or other scheduled in reserve requirements) actually imposed on such date on any member bank of the Federal Reserve System in respect to Eurocurrency Liabilities (or any successor category of liabilities under Regulation D).  Such reserve percentage shall include those imposed pursuant to said Regulation D.  The Statutory Reserve shall be adjusted automatically on and as of the effective date of any change in such percentage.

Subordinated Debt - unsecured Debt incurred by a Borrower that is expressly subordinated and made junior to the payment and performance in full of the Obligations and contains terms and conditions (including terms relating to interest, fees, repayment and subordination) satisfactory to Administrative Agent and the Required Lenders.

Subsidiary - any Person in which more than 50% of its outstanding Voting Securities or more than 50% of all Equity Interests is owned directly or indirectly by a Borrower, by one or more other Subsidiaries of such Borrower or by a Borrower and one or more other Subsidiaries.

Subsidiary Guarantor - any Subsidiary of a Borrower that now is or hereafter becomes a Guarantor.

Taxes - any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other Governmental Authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the

34

case of each Lender, taxes imposed on or measured by the net income, overall gross receipts or franchise of such Lender.

Term - as defined in Section 5.1 of the Agreement.

Toll Copper Inventory – “toll copper” owned by another Person at any time in the possession of any Borrower for processing or otherwise.

Toll/Price Adjustment Reserve – a reserve equal to the Borrowers’ reserve for copper billed for but not shipped or delivered to a customer plus Borrowers’ reserve for purchase price adjustments.

Trademark Security Agreement - the Trademark Security Agreement to be executed by an Obligor in favor of Administrative Agent on or before the Closing Date and by which such Obligor shall grant to Administrative Agent, for its benefit as Administrative Agent and for the Pro Rata benefit of Lenders, as security for the Obligations, a Lien on all of the right, title and interest of such Obligor in and to all of its trademarks.

Transferee - as defined in Section 13.3.3 of the Agreement.

Trigger Date – shall have the meaning ascribed to such term in Section 9.3.1 of the Agreement.

Type - any type of a Loan determined with respect to the interest option applicable thereto, which shall be either a LIBOR Loan or a Base Rate Loan.

UCC -  the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of Georgia or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

Underfunded Pension Plans – the Retirement Income Plan for Salaried Employees of Essex Group, Inc. and the Retirement Plan for Hourly Employees of Essex Group, Inc.

Unfinanced Capital Expenditures - for any period, the Capital Expenditures of a Person financed by Debt (other than Loans).

Upstream Payment - a payment or distribution of cash or other Property by a Subsidiary of a Borrower to such Borrower, whether in repayment of Debt owed by such Subsidiary to such Borrower, as a dividend or distribution on account of such Borrower’s ownership of Equity Interests, or otherwise.

USA Patriot Act - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Value - with reference to the value of Eligible Inventory, value determined by Administrative Agent in its reasonable credit judgment on the basis the lower of cost or market of such Eligible Inventory, with the cost thereof calculated on a first-in, first-out basis in accordance with GAAP; provided that the Value of Eligible Inventory shall not include the portion of the value of the Eligible Inventory equal to the profit earned by any Affiliate on the sale thereof to a Borrower.

Voting Power - with respect to any Person, the power ordinarily (without the occurrence of a contingency) to elect the members of the Board of Directors (or persons performing similar functions) of such Person.

Voting Securities - Equity Interests of any class or classes of a corporation or other entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors or Persons performing similar functions.

Accounting Terms.  Unless otherwise specified herein, all terms of an accounting character used in the Agreement shall be interpreted, all accounting determinations under the Agreement shall be made, and all financial statements required to be delivered under the Agreement shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited Consolidated financial statements of Borrowers and their Subsidiaries heretofore delivered to Administrative Agent and Lenders and using the same method for inventory valuation as used in such audited financial statements, except for any change required by GAAP; provided, however, that for purposes of determining Borrowers’ compliance with financial covenants contained in Section 9.3 of the Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP as in effect on the date of the Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 8.1.9 of the Agreement.

Other Terms.  All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

Certain Matters of Construction.  The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”  The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; to any agreement, instrument or other documents (including any of the Loan Documents and exhibits and scheduled thereto) shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms thereof; to any Person (including Administrative Agent, a Borrower, a Lender or Fleet) shall mean and include the successors and permitted assigns of such Person; to “including” and “include” shall be understood to mean “including, without limitation” (and, for purposes of the Agreement and each other Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); or to the time of day shall mean the time of day on the day in question in Atlanta, Georgia, unless otherwise expressly provided in the Agreement.  A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing by Administrative Agent pursuant to the Agreement or, in the case of a Default,  is cured within any period of cure expressly provided in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Administrative Agent.  All calculations of Value shall be in Dollars, all Loans shall be funded in Dollars and all Obligations shall be repaid in Dollars.  Whenever in the Agreement and the other Loan Documents reference is made to attorneys’ fees and expenses that are incurred by an Agent or a Lender and that are to be reimbursed to an Agent or a Lender by Borrowers, such reference shall be understood to mean the reasonable attorneys’ fees and expenses which are incurred by such Agent or such Lender for services actually rendered by attorneys selected by such Agent or such Lender on such Agent’s or such Lender’s behalf.  Whenever the phrase “to the best of a

35

Borrower’s knowledge,” “to Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of a Borrower are used in the Agreement or other Loan Documents, such phrase shall mean and refer to (i) the actual knowledge of a Senior Officer or member or manager of any Borrower or (ii) the knowledge that a Senior Officer or member or manager would have obtained if they had engaged in good faith and diligent performance of his duties.  Any Lien referred to in the Agreement or any of the other Loan Documents as having been created in favor of Administrative Agent, any agreement entered into by Administrative Agent pursuant to the Agreement or any of the other Loan Documents, any payment made by or to, or funds received by, Administrative Agent pursuant to or as contemplated by any of the Loan Documents, or any other act taken or omitted to be taken by Administrative Agent shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted for the benefit or account of the Administrative Agent and the Secured Parties.

IN WITNESS WHEREOF, this Appendix has been duly executed on November 10, 2003.

BORROWERS:

ATTEST:	SUPERIOR ESSEX COMMUNICATIONS LLC

/s/ Stewart H. Wahrsager	By:	/s/ David S. Aldridge
Secretary		Title:	Vice President

[COMPANY SEAL]

ATTEST:	ESSEX GROUP, INC.

/s/ Stewart H. Wahrsager	By:	/s/ David S. Aldridge
Secretary		Title:	Vice President

[CORPORATE SEAL]

LENDERS:

FLEET CAPITAL CORPORATION

	By:	/s/ John Getz
		Title:	Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

	By:	/s/ Curtis J. Correa
		Title:	Duly Authorized Signatory

[Signatures Continue on Following Page]

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ADMINISTRATIVE AGENT:

FLEET CAPITAL CORPORATION, as Administrative Agent

By:	/s/ John Getz
	Title:	Senior Vice President

SYNDICATION AGENT:

GENERAL ELECTRIC CAPITAL CORPORATION, as Syndication Agent

By:	/s/ Curtis J. Correa
	Title:	Duly Authorized Signatory

37

EXHIBIT A

FORM OF REVOLVER NOTE

November     , 2003

U.S. $ .	Atlanta, Georgia

FOR VALUE RECEIVED, the undersigned, SUPERIOR ESSEX COMMUNICATIONS LLC (hereinafter referred to as “Superior” and “Borrower Agent”), a Delaware limited liability company, with its chief executive office and principal place of business at 150 Interstate North Parkway, Suite 300, Atlanta, Georgia 30339, and ESSEX GROUP, INC., a Michigan corporation (“Essex”), with its chief executive office and principal place of business at 1601 Wall Street, Fort Wayne, Indiana  46802 (Superior and Essex collectively as “Borrowers” and individually as a “Borrower”), hereby unconditionally, and jointly and severally, promise to pay to the order of                                    (herein, together with any permitted subsequent holder hereof, called the “Holder”) the principal sum of $                                   or such lesser sum as may constitute Holder’s Pro Rata share of the outstanding principal amount of all Revolver Loans pursuant to the terms of the Credit Agreement (as defined below) on the date on which such outstanding principal amounts become due and payable pursuant to Section 4.2 of the Credit Agreement, in strict accordance with the terms thereof.  Borrowers likewise unconditionally, and jointly and severally, promise to pay to Holder interest from and after the date hereof on Holder’s Pro Rata share of the outstanding principal amount of Revolver Loans at such interest rates, payable at such times, and computed in such manner as are specified in Section 2.1 of the Credit Agreement, in strict accordance with the terms thereof.

This Revolver Note (“Note”) is issued pursuant to, and is one of the “Revolver Notes” referred to in, the Credit Agreement dated November        , 2003 (as the same may be amended from time to time, the “Credit Agreement”), among Borrowers, Fleet Capital Corporation, as collateral and administrative agent (in such capacity, “Administrative Agent”) for itself and the financial institutions from time to time parties thereto as lenders (“Lenders”), such Lenders and the other parties named therein, and Holder is and shall be entitled to all benefits thereof and of all Loan Documents executed and delivered in connection therewith.  This Note is subject to certain restrictions on transfer or assignment as provided in the Credit Agreement.  All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Credit Agreement.

The repayment of the principal balance of this Note is subject to the provisions of Section 4.2 of the Credit Agreement.  The entire unpaid principal balance and all accrued interest on this Note shall be due and payable immediately upon the termination of the Commitments as set forth in Section 5.2 of the Credit Agreement.

All payments of principal and interest shall be made in Dollars in immediately available funds as specified in the Credit Agreement.

Upon or after the occurrence of an Event of Default and for so long as such Event of Default exists, the principal balance and all accrued interest of this Note may be declared (or shall become) due and payable in the manner and with the effect provided in the Credit Agreement, and the unpaid principal balance hereof shall bear interest at the Default Rate as and when provided in Section 2.1.5 of the Credit Agreement.  Borrowers jointly and severally agree to pay, and save Holder harmless against, any liability for the payment of, all costs and expenses, including, but not limited to, reasonable attorneys’ fees, if this Note is collected by or through an attorney-at-law.

All principal amounts of Revolver Loans made by Holder to Borrowers pursuant to the Credit Agreement, and all accrued and unpaid interest thereon, shall be deemed outstanding under this Note and shall continue to be owing by Borrowers until paid in accordance with the terms of this Note and the Credit Agreement.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrowers or inadvertently received by Holder, such excess sum shall be, at Borrowers’ option, returned to Borrowers forthwith or credited as a payment of principal, but shall not be applied to the payment of interest.  It is the intent hereof that Borrowers not pay or contract to pay, and that Holder not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.

Time is of the essence of this Note.  To the fullest extent permitted by Applicable Law, each Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Note shall be prohibited or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note.  No delay or failure on the part of Holder in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Holder of any right or remedy preclude any other right or remedy.  Holder, at its option, may enforce its rights against any Collateral securing this Note without Administrative Agent or Holder enforcing its rights against any Borrower, any Guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to any Borrower.  Each Borrower agrees that, without releasing or impairing any Borrower’s liability hereunder, Holder or Administrative Agent may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

The rights of Holder and obligations of Borrowers hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of law principles thereof) of the State of Georgia.  This Note is intended to take effect as an instrument under seal under Georgia law.

[Remainder of page intentionally left blank; signatures on the following page]

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IN WITNESS WHEREOF, each Borrower has caused this Note to be executed under seal and delivered by its duly authorized officers on the date first above written.

BORROWERS:

ATTEST:	SUPERIOR ESSEX COMMUNICATIONS LLC

By:
Secretary	Title:

[COMPANY SEAL]

ATTEST:	ESSEX GROUP, INC.

By:
Secretary	Title:

[CORPORATE SEAL]

41

EXHIBIT B

RESERVED

EXHIBIT C

Form of Notice of Conversion/Continuation

Date                     ,

Fleet Capital Corporation, as Administrative Agent

300 Galleria Parkway

Suite 800

Atlanta, Georgia  30339

Attention: Loan Administration Officer

Re:                               Credit Agreement dated November       , 2003, by and among Superior Essex Communications LLC (“Superior” and “Borrower Agent”) and Essex Group, Inc. (“Essex”, and collectively with Superior, “Borrowers”), Fleet Capital Corporation, as collateral and administrative agent (in such capacity, “Administrative Agent”) for itself and the financial institutions from time to time parties thereto as lenders (“Lenders”) such Lenders and the other parties named therein (as at any time amended, the “Credit Agreement”)

Gentlemen:

This Notice of Conversion/Continuation is delivered to you pursuant to Section 2.1.2 of the Credit Agreement.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Credit Agreement.  Borrowers hereby give notice of their request as follows:

Check as applicable:

A conversion of Loans from one Type to another, as follows:

(i)                                     The requested date of the proposed conversion is                               , 20        (the “Conversion Date”);

(ii)                                  The Type of Loans to be converted pursuant hereto are presently                                      [select either LIBOR Loans or Base Rate Loans] in the principal amount of $                                      outstanding as of the Conversion Date;

(iii)                               The portion of the aforesaid Loans to be converted on the Conversion Date is $                                      (the “Conversion Amount”);

(iv)                              The Conversion Amount is to be converted into a                                 [select either a LIBOR Loan or a Base Rate Loan] (the “Converted Loan”) on the Conversion Date.

(v)                                 [In the event a Borrower selects a LIBOR Loan:] Borrowers hereby request that the Interest Period for such Converted Loan be for a duration of              [insert length of Interest Period].

A continuation of LIBOR Loans for new Interest Period, as follows:

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(i)                                     The requested date of the proposed continuation is                                    , 20      (the “Continuation Date”);

(ii)                                  The aggregate amount of the LIBOR Loans subject to such continuation is $                                     ;

(iii)                               The duration of the selected Interest Period for the LIBOR Loans which are the subject of such continuation is:                                 [select duration of applicable Interest Period];

Borrower Agent hereby ratifies and reaffirms all of the Borrowers’ liabilities and obligations under the Loan Documents and certifies that no Default or Event of Default exists on the date hereof.

Borrower Agent has caused this Notice of Conversion/Continuation to be executed and delivered by its duly authorized representative, this                day of                             , 20    .

SUPERIOR ESSEX COMMUNICATIONS LLC, as Borrower Agent

By:

Title:

EXHIBIT D

Form of Notice of Borrowing

Date                    , 20

Fleet Capital Corporation, as Administrative Agent

300 Galleria Parkway

Suite 800

Atlanta, Georgia  30339

Attention: Loan Administration Officer

Re:                               Credit Agreement dated November       , 2003, by and among Superior Essex Communications LLC (“Superior” and “Borrower Agent”) and Essex Group, Inc. (“Essex”, and collectively with Superior, “Borrowers”), Fleet Capital Corporation, as collateral and administrative agent (in such capacity, “Administrative Agent”) for itself and the financial institutions from time to time parties thereto as lenders (“Lenders”) such Lenders and the other parties named therein (as at any time amended, the “Credit Agreement”)

Gentlemen:

This Notice of Borrowing is delivered to you pursuant to Section 3.1.1 of the Credit Agreement.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Credit Agreement.  Borrowers hereby request a Revolver Loan in the aggregate principal amount of $                            , to be made on                           ,           , and to consist of:

Check as applicable:                                    Base Rate Loans in the aggregate principal amount of $

LIBOR Loans in the aggregate principal amount of $                      , with Interest Periods as follows:

(i)                                     As to $                      , an Interest Period of              month(s);

(ii)                                  As to $                      , an Interest Period of              months;

(iii)                               As to $                      , an Interest Period of              months.

Borrower Agent hereby ratifies and reaffirms all of Borrowers’ liabilities and obligations under the Loan Documents and hereby certifies that no Default or Event of Default exists on the date hereof.

Borrower Agent has caused this Notice of Borrowing to be executed and delivered by its duly authorized representative, this                        day of                           , 20    .

SUPERIOR ESSEX COMMUNICATIONS LLC, as Borrower Agent

By:

Title:

EXHIBIT E

COMPLIANCE CERTIFICATE

[Letterhead of Borrower Agent]

                     , 20

Fleet Capital Corporation, as Administrative Agent

300 Galleria Parkway, N.W.

Suite 800

Atlanta, Georgia  30339

The undersigned, the chief financial officer of Superior Essex Communications LLC, a Delaware limited liability company (“Borrower Agent”), as Borrower Agent, on behalf of itself and the other Borrowers, gives this certificate to Fleet Capital Corporation (“Administrative Agent”) in accordance with the requirements of Section 9.1.3 of that certain Credit Agreement dated                     , 20    , among Borrowers, Administrative Agent, as collateral and administrative agent (in such for itself and the financial institutions from time to time parties thereto as lenders (“Lenders”), such Lenders and the other parties named therein (as at any time amended, the “Credit Agreement”).  Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Credit Agreement.

1.                                       Based upon my review of the balance sheets and statements of income of Borrowers and their Subsidiaries for the [Fiscal Year] [quarterly period] ending                                     , 20    , copies of which are attached hereto, I hereby certify that:

(a)                     Consolidated Fixed Charge Coverage Ratio was          to         ;

(b)                   Average Availability during the period was $                        ;

(c)                  Capital Expenditures for Borrowers during the period and for the Fiscal Year to date total $                   and $                    , respectively; and

(c)                  Foreign Venture Investments during the period and for the Fiscal Year to date total $                     and $                    , respectively.

2.                                       No Default exists on the date hereof, other than:                                                                                                         [if none, so state]; and

3.                                       No Event of Default exists on the date hereof, other than                                                                                                         [if none, so state].

4.                                       As of the date hereof, each Borrower is current in its payment of all accrued rent and other charges to Persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding any Borrower’s failure to pay or delay in payment of any such rent or other charges.

5.                                       Attached hereto is a schedule showing the calculations that support Borrowers’ compliance [non-compliance] with the financial covenants, as shown above.

Very truly yours,

SUPERIOR ESSEX COMMUNICATIONS LLC,
as Borrower Agent

Chief Financial Officer

EXHIBIT F

OPINION LETTER REQUIREMENTS

With respect to each Borrower and each Guarantor, Borrowers’ and such Guarantor’s counsel’s opinion letter should address the following in a manner satisfactory to Administrative Agent:

1.                                       Each Borrower’s and each Guarantor’s due incorporation, valid existence, good standing and qualification as a foreign corporation.

2.                                       Corporate name of each Borrower and each Guarantor.

3.                                       Each Borrower’s and each Guarantor’s corporate power to execute, deliver and perform the Loan Documents to which it is a signatory.

4.                                       Each Borrower’s and each Guarantor’s due authorization to execute, deliver and perform the Loan Documents to which it is a signatory, and its due execution and delivery thereof.

5.                                       Each Borrower’s and each Guarantor’s execution, delivery and performance of the Loan Documents do not (a) violate the articles or bylaws, (b) cause a breach or default by such Borrower or such Guarantor under any agreement, (c) violate any law, regulation, judgment or order, or (d) result in or require a Lien or other encumbrance other than in favor of Administrative Agent.

6.                                       The number of issued and outstanding shares of stock of each Borrower.

7.                                       The Loan Documents as legal, valid and binding obligations, enforceable against all Obligors in accordance with their respective terms, subject to standard bankruptcy and other creditor’s rights and equity exceptions.

8.                                       Counsel’s lack of knowledge of pending or threatened litigation or other proceedings, except as disclosed in Credit Agreement.

9.                                       Absence of any registration, filing, consent or approval requirement of a Governmental Authority in connection with the execution, delivery and performance of the Loan Documents.

10.                                 Non-violation by the Loan Documents of any Applicable Law relating to interest or usury.

11.                                 Due payment of all applicable taxes and fees required to be paid in connection with the Loans, the Loan Documents, UCC financing statements and other Security Documents.

12.                                 Creation in favor of Administrative Agent of a duly perfected security interest in the Collateral described in the Credit Agreement and the Security Documents.

13.                                 Absence of violation of Section 7 of the Securities Exchange Act of 1934, as amended, any regulations issued pursuant thereto, or Regulations T, U and X of the Board of Governors of the Federal Reserve System, by the transactions contemplated by the Loan Documents.

14.                                 Absence of requirement under the laws of applicable states for Administrative Agent or Lenders to qualify in such states to enter into or enforce the provisions of the Loan Documents.

15.                                 No Borrower nor any Guarantor is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, or a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate,” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utilities Holding Company Act of 1935.

16.                                 The status of the confirmation order as a Final Order.

17.                                 The consummation of all of the transactions contemplated by the New Senior Secured Note Indenture in accordance with the terms thereof.

18.                                 Local counsel opinions.

EXHIBIT G

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated as of           , 20

Reference is made to the Credit Agreement dated November      , 2003 (at any time amended, the “Credit Agreement”), among SUPERIOR ESSEX COMMUNICATIONS LLC (hereinafter referred to as “Superior” and “Borrower Agent”), a Delaware limited liability company,  ESSEX GROUP, INC., a Michigan corporation (hereinafter referred to as “Essex”; Superior and Essex being referred to collectively as “Borrowers,” and individually as a “Borrower”), FLEET CAPITAL CORPORATION, as collateral and administrative agent (in such capacity, “Administrative Agent”) for itself and the financial institutions from time to time parties thereto as lenders (“Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, as syndication agent for Lenders, and such Lenders.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

                                                                                                  (the “Assignor”) and                                                                          (the “Assignee”) agree as follows:

1.                                       Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (i) a principal amount of $                  of the outstanding Revolver Loans held by Assignor [and $                     of participations of Assignor in LC Outstandings] (which amount[s], according to the records of Administrative Agent, represent[s]               % of the total principal amount of outstanding Revolver Loans [and LC Outstandings]) and (ii) a principal amount of $                  of Assignor’s Revolver Commitment (which amount includes Assignor’s outstanding Revolver Loans being assigned to Assignee pursuant to clause (i) above and which, according to the records of Administrative Agent, represents (         %) of the total Revolver Commitments of Lenders under the Credit Agreement (]the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest.  This Agreement shall be effective from the date (the “Assignment Effective Date”) on which Assignor receives both (x) the principal amount of the Assigned Interest in the Loans on the Assignment Effective Date, if any, and (y) a copy of this Agreement duly executed by Assignee.  From and after the Assignment Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of Assignor’s Commitments to the extent, and only to the extent, of Assignee’s Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts have accrued subsequent to the Assignment Effective Date.

2.                                                                                       Assignor (i) represents that as of the date hereof, the aggregate of its Commitments under the Credit Agreement (without giving effect to assignments thereof, which have not yet become effective) is $                 , and the outstanding balance of its Loans [and participations in LC Outstandings] (unreduced by any assignments thereof, which have not yet become effective) is $                    ; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; [and] (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers, the performance or observance by Borrowers of any of their obligations under the Credit Agreement or any of the Loan Documents[; and (iv) attaches the Notes held by it and requests that Administrative Agent exchange such Notes for new Notes payable to Assignee and the Assignor in the principal amounts set forth on Schedule A hereto].

3.                                                                                       Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.1.3 thereof, and copies of such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it shall, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) confirms that it is eligible to become an Assignee; (v)  appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (vi) agrees that it will strictly observe and perform all the obligations that are required to be performed by it as a “Lender” under the terms of the Credit Agreement and the other Loan Documents; and (vii) agrees that it will keep confidential all information with respect to Borrowers furnished to it by Borrowers or the Assignor to the extent provided in the Credit Agreement.

4.                                       Assignor acknowledges and agrees that it will not sell or otherwise dispose of the Assigned Interest or any portion thereof, or grant any participation therein, in a manner which, or take any action in connection therewith which, would violate the terms of any of the Loan Documents.

5.                                       This Agreement and all rights and obligations shall be interpreted in accordance with and governed by the laws of the State of Georgia.  If any provision hereof would be invalid under Applicable Law, then such provision shall be deemed to be modified to the extent necessary to render it valid while most nearly preserving its original intent; no provision hereof shall be affected by another provision’s being held invalid.

6.                                       Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)                                  If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)                                 If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.
Reference:

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.
For Account of:
Reference:

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed and delivered by their respective duly authorized officers, as of the date first above written.

(“Assignor”)

By:

Title:

(“Assignee”)

By:

Title:

SCHEDULE A TO ASSIGNMENT AND ACCEPTANCE

EXHIBIT H

FORM OF NOTICE

Reference is made to (i) the Credit Agreement dated November       , 2003 (as at any time amended, the “Credit Agreement”) among SUPERIOR ESSEX COMMUNICATIONS LLC (hereinafter referred to as “Superior” and “Borrower Agent”), a Delaware limited liability company,  ESSEX GROUP, INC., a Michigan corporation (hereinafter referred to as “Essex”; Superior and Essex being referred to collectively as “Borrowers,” and individually as a “Borrower”), FLEET CAPITAL CORPORATION, as collateral and administrative agent (in such capacity, “Administrative Agent”) for itself and the financial institutions from time to time parties thereto as lenders (“Lenders”), such Lenders and the other parties named therein, and (ii) the Assignment and Acceptance dated as of                         , 20     (the “Assignment Agreement”) between                                                     (the “Assignor”) and                                       (the “Assignee”).  Except as otherwise defined herein, capitalized terms used herein which are defined in the Credit Agreement are used herein with the respective meanings specified therein.

The Assignor hereby notifies Borrowers and Administrative Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement a principal amount of (i) $                  of the outstanding Revolver Loans and participations in LC Outstandings held by Assignor, and (ii) $                  of Assignor’s Revolver Commitment (which amount includes the Assignor’s outstanding Revolver Loans being assigned to Assignee pursuant to clause (i) above), together with an interest in the Loan Documents corresponding to the interest in the Loans and Commitment so assigned.  Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Credit Agreement to the extent of the Assigned Interest (as defined in the Assignment Agreement).

For purposes of the Credit Agreement, Administrative Agent shall deem Assignor’s share of the Revolver Commitment to be reduced by $                  [and $                 , respectively], and Assignee’s share of the Revolver Commitment to be increased by $                  [and $                 , respectively].

The address of the Assignee to which notices, information and payments are to be sent under the terms of the Credit Agreement is:

Assignee’s LIBOR Lending Office address is as follows:

This Notice is being delivered to Borrowers and Administrative Agent pursuant to Section 13.3 of the Credit Agreement.  Please acknowledge your receipt of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

IN WITNESS WHEREOF, the undersigned have caused the execution of this Notice, as of                        , 20    .

(“Assignor”)

By:

Title:

(“Assignee”)

By:

Title:

ACKNOWLEDGED AND AGREED TO
AS OF THE DATE SET FORTH ABOVE:

BORROWERS AGENT:

SUPERIOR ESSEX COMMUNICATIONS LLC,
as Borrower Agent

By:
Title:

* No signature required by Borrower Agent when an Event of Default exists.

FLEET CAPITAL CORPORATION,
as Administrative Agent

By:
Title:

EXHIBIT I

LETTER OF CREDIT PROCUREMENT REQUEST

Fleet Capital Corporation, as Administrative Agent

Suite 800

300 Galleria Parkway

Atlanta, Georgia 30339

Attention:

This Letter of Credit Procurement Request is delivered to you pursuant to the Credit Agreement, dated November     , 2003, among SUPERIOR ESSEX COMMUNICATIONS LLC (hereinafter referred to as “Superior” or “Borrower Agent”), a Delaware limited liability company,  ESSEX GROUP, INC., a Michigan corporation (hereinafter referred to as “Essex”; Superior and Essex being referred to collectively as “Borrowers,” and individually as a “Borrower”), FLEET CAPITAL CORPORATION, as collateral and administrative agent (in such capacity, “Administrative Agent”) for itself and the financial institutions from time to time parties thereto as lenders (“Lenders”), such Lenders and the other parties named therein (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”).  Unless otherwise defined herein, terms used herein have the meanings assigned to them in the Credit Agreement.

Borrowers hereby request Fleet to provide an LC Support to induce Bank to issue a Letter of Credit, as follows:

(1)	Borrower’s/Account Party’s Name
(2)	Amount of Letter of Credit:	$
(3)	Issuance Date:
(4)	Beneficiary’s Name:
(5)	Beneficiary’s Address:

(6)	Expiry Date:
(7)	Draw Conditions:

(8)	Single draw : or Multiple draw :

(9)	Purpose of Letter of Credit:

Attached hereto is the Bank’s form of LC Application, completed with the details of the Letter of Credit requested herein.

Borrower Agent hereby certifies that each of the LC Conditions is now, and will on the date of issuance of the Letter of Credit, be satisfied in all respects and that no Default or Event of Default exists.  Borrower Agent hereby ratifies and reaffirms all of the Loan Documents and Obligations arising thereunder.

IN WITNESS WHEREOF, Borrower Agent has caused this Letter of Credit Procurement Request to be executed and delivered by its duly authorized officer, this        day of                                   , 20    .

SUPERIOR ESSEX COMMUNICATIONS LLC (“Borrower Agent”)

By:
Name:
Title: